Exhibit 10.3

CONFIDENTIAL TREATMENT REQUESTED
PURSUANT TO RULE 24b-2

Execution

LIMITED LIABILITY COMPANY AGREEMENT

OF

USS PRODUCTS INVESTOR LLC

i

ANNEX

Annex A:	Definitions

SCHEDULES

Schedule A	Estimated Vessel Costs
Schedule B	Assumed Target Prices
Schedule 3.2	Members, Capital Commitments and Capital Accounts
Schedule 3.3(b)	Schedule of Closing Date Fees and Expenses
Schedule 3.3(f)	Subordinated Loan Provisions
Schedule 6.4(a)	Initial Board of Directors
Schedule 6.4(f)	Specified Activities
Schedule 11.2	Vessel Purchase Prices and Right of First Offer

EXHIBITS

Exhibit A:	Form of Membership Interest
Exhibit B:	Form of Acceptable Letter of Credit
Exhibit C:	Form of Collateral Assignment
Exhibit D:	Form of Subsidiary LLC Agreement
Exhibit E:	Form of Class A Member Interest Transfer
Exhibit F:	Form of Bill of Sale
Exhibit G:	Form of Subsidiary Equity Transfer

Exhibit E:	Form of Class A Member Interest Transfer
Exhibit F:	Form of Bill of Sale
Exhibit G:	Form of Subsidiary Equity Transfer

LIMITED LIABILITY COMPANY AGREEMENT

OF

USS PRODUCTS INVESTOR LLC

                    LIMITED LIABILITY COMPANY AGREEMENT (this “LLC Agreement”) of USS Products Investor LLC (the “Company”), dated as of August 7, 2006 is entered into by the undersigned members (each, a “Member”).

ARTICLE I

FORMATION OF THE COMPANY

                    Section 1.1          Formation of the Company.  The Company was formed as a limited liability company under the LLC Act by the filing of its Certificate of Formation on July 26, 2006 (the “Formation Date”) with the Office of the Secretary of State of the State of Delaware.

                    Section 1.2          Name.  The name of the Company is “USS Products Investor LLC”, and all business of the Company shall be conducted in such name or, in the discretion of the Managing Member, under any other name; provided, however, that the Managing Member may change the name of the Company only upon executing and filing an amendment to the Certificate of Formation and delivering notice thereof to all the Members.

                    Section 1.3          Business of the Company.  The purposes of the Company are limited to (i) issuing the Class A Interests and the Class B Interests, (ii) entering into the Construction Contract Assignment in respect of the Vessels and the Construction Contract (to the extent assigned to the Joint Venture), the Vessel Management Agreement, the Vessel Debt Documents and the other initial Transaction Documents and performing its obligations under and consummating the transactions contemplated by the Transaction Documents to which it is a party, (iii) owning, managing, protecting, conserving and disposing of the Permitted Assets (which may be done through one or more Company Subsidiaries), including taking all actions necessary or desirable for the construction, acquisition, chartering and operation and disposition of the Initial Vessels and any other Vessel acquired in accordance with Section 6.11, (iv) engaging in such activities as are permitted under this LLC Agreement and (v) engaging in activities related or incidental to the foregoing.  The Company (for itself or as a member of any Company Subsidiary, as the case may be), and the Managing Member on behalf of the Company, may, subject to Article VI, enter into and perform the Transaction Documents and all documents, agreements, certificates and financing statements contemplated thereby or related thereto, all without further act, vote or approval of any Person.  The authorization set forth in the preceding sentence shall not be deemed a restriction on the power and authority of the Managing Member to enter into other agreements or documents on behalf of the Company in accordance with the terms of this LLC Agreement and the other Transaction Documents, and the Managing Member is hereby directed by the Members to enter into the Transaction Documents

LLC Agreement

to which the Company is to be a party on behalf of the Company and to cause the Company to perform its obligations thereunder.  The Company shall have the power to do any and all acts necessary, appropriate, proper, advisable, incidental or convenient to or in furtherance of the purposes of the Company set forth in this Section 1.3 and shall have, without limitation, any and all powers that may be exercised on behalf of the Company by the Managing Member pursuant to Article VI.

                    Section 1.4           Location of Principal Place of Business; Registered Office.  The principal place of business of the Company shall be at 399 Thornall Street, Edison, New Jersey 08837.  The registered office of the Company in the State of Delaware shall be located at 2711 Centerville Road, Suite 400, Wilmington, Delaware, or any successor office designated by the Managing Member by filing an amendment to the Company’s Certificate of Formation.

                    Section 1.5           Filings; Registered Agent.

          (a)      Filings.  Paul Gridley is hereby designated an “authorized person” within the meaning of the LLC Act and has executed and filed the Certificate of Formation of the Company with the Secretary of State of the State of Delaware.  After such filing, Paul Gridley ceased to be an authorized person, and the Managing Member is designated as the Company’s “authorized person” within the meaning of the LLC Act.

The Managing Member shall take any and all other actions necessary to perfect and maintain the status of the Company as a limited liability company under the laws of the State of Delaware, including the preparation, execution and filing of amendments to the Certificate of Formation and such other certificates, documents and instruments as may be required by law.  In addition, the Managing Member may, with prior written notice to the Class A Member, register or qualify the Company as a limited liability company in any jurisdiction in which registration or qualification is necessary or appropriate because of properties or activities of the Company in that jurisdiction.

          (b)      Delivery of Certificates, etc. in Connection With Qualification of the Company.  At the request of the Managing Member, each Member shall execute, acknowledge, swear to and deliver all certificates and other instruments conforming with this LLC Agreement that are necessary or appropriate to form, qualify, continue and, in connection with a liquidation of the Company in accordance with Article XII, terminate the Company as a limited liability company under the laws of the State of Delaware and to qualify, continue and terminate the Company as a foreign limited liability company in all other jurisdictions in which the Company may so qualify, all to the extent contemplated and required by this LLC Agreement.

          (c)       Registered Agent.  The registered agent for service of process on the Company in the State of Delaware shall be Corporation Service Company, with its address at 2711 Centerville Road, Suite 400, Wilmington, Delaware, or any successor as appointed by the Managing Member by filing an amendment to the Company’s Certificate of Formation.

          (d)       Dissolution.  Upon the dissolution and completion of the winding up and liquidation of the Company, the Liquidator, as an authorized person within the meaning of the LLC Act, shall promptly execute and cause to be filed statements of intent to dissolve and

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certificates of cancellation in accordance with the LLC Act and the laws of any other states or jurisdictions in which the Liquidator deems such filing necessary or advisable.

                    Section 1.6           Term.  The term of the Company commenced on the Formation Date and shall continue until the Company’s Certificate of Formation is cancelled following the winding up and liquidation of the Company and the completion of its business following a Liquidating Event as provided in Article XII.

                    Section 1.7           Title to Company Property.  All Company Property shall be owned by the Company as an entity, and no Member shall have any ownership interest in such property in its individual name or right.  Each Member’s interest in Company shall be personal property for all purposes.  The Company shall hold all of its property in the name of the Company and not in the name of any Member.

                    Section 1.8           Payments of Individual Obligations.  The Company’s credit and assets shall be used solely for the benefit of the Company, and no asset of the Company shall be transferred or encumbered for or in payment of any individual obligation of any Member.

ARTICLE II

DEFINITIONS

                    Section 2.1           Definitions.  Unless otherwise defined herein or the context otherwise requires, capitalized terms used in this LLC Agreement (including the Schedules and Exhibits hereto) shall have the meanings set forth in Section 1.01 of Annex A hereto, and if not defined therein, in the Transaction Documents.

                    Section 2.2          Rules of Construction.  This LLC Agreement and the definitions referred to in Section 2.1 shall be governed by, and construed in accordance with, the rules of construction set forth in Section 1.02 of Annex A hereto.

ARTICLE III

INTERESTS; MEMBERS; CAPITAL CONTRIBUTIONS; ADDITIONAL AGREEMENTS

                    Section 3.1          Interests.  There shall be two classes of Interests:  a Class A Member Interest and a Class B Member Interest.  Certificates in the form attached as Exhibit A hereto (each, a “Certificate of Interest”) shall be issued to the Class A Members and the Class B Members to evidence their respective Interests herein.  Each of the parties hereto hereby acknowledges and agrees that the Interests shall constitute “securities” governed by Article 8 of the Uniform Commercial Code as in effect in any applicable jurisdiction.  A holder of a Class A Member Interest that has been admitted to the Company as a member shall have all of the rights and obligations provided to a Class A Member under this LLC Agreement, and a holder of a Class B Member Interest that has been admitted to the Company as a member shall have all of the rights and obligations provided to a Class B Member under this LLC Agreement.  Each Certificate of Interest shall contain a legend containing conspicuous notice of the restrictions on

LLC Agreement

transfers of Interests in this LLC Agreement.  The Company shall maintain books for the purpose of registering the transfer of limited liability company interests.

                    Section 3.2           Class A Members and Class B Members.

          (a)      Class A Members.  Upon their execution of a counterpart to this LLC Agreement, and without any further action being necessary, each of Blackstone Mezzanine Partners II USS L.P., Blackstone Mezzanine Holdings II L.P., Blackstone Family Investment Partnership V-A L.P., Blackstone Participation Partnership V L.P., Blackstone Family Investment Partnership V L.P., Blackstone Capital Partners V USS L.P., Cerberus Partners, L.P. and Styx Partners, L.P. (each, an ”Initial Class A Member”) is hereby admitted to the Company as a Class A Member and shall be listed on Schedule 3.2 as such.  The name and address of each Initial Class A Member and the Capital Account balance of each such Class A Member on and as of the Closing Date shall be as set forth in Schedule 3.2 hereto.  The Managing Member is hereby authorized and directed to execute and deliver a separate Certificate of Interest in the name of each Initial Class A Member representing its Class A Member Interest, and upon such execution and delivery, such Class A Member Interest shall be duly authorized and validly issued.

          (b)      Class B Members.  Upon its execution of a counterpart to this LLC Agreement, and without any further action being necessary, USS Product Carriers LLC is hereby admitted to the Company as the Class B Member and shall be listed on Schedule 3.2 as such.  USS Product Carriers LLC will be the initial Class B Member.  The name and address of the initial Class B Member and the Capital Account balance of the initial Class B Member on and as of the Closing Date shall be as set forth in Schedule 3.2 hereto.  The Managing Member is hereby authorized and directed to execute a Certificate of Interest in the name of the initial Class B Member representing its Class B Member Interest, and upon such execution and delivery, such Class B Member Interest shall be duly authorized and validly issued.

                    Section 3.3           Capital Commitment and Capital Contributions.

          (a)      Capital Commitments of Members.  Each Member hereby agrees to make Capital Contributions to the Company in an aggregate amount equal to, but not in excess of, the amount set forth opposite such Member’s name in Schedule 3.2 hereto (such Member’s “Capital Commitment”).  Any Remaining Capital Commitment amount which has not been drawn shall be paid to the Company in full on the last day of the Commitment Period or, in the case of a Bankruptcy of the Class B Member, upon such Bankruptcy.  The Class B Member shall maintain for the benefit of the Company an Approved Letter of Credit from an Approved Letter of Credit Provider in an aggregate amount equal to the Class B Member’s Remaining Capital Commitment.  Each Member hereby acknowledges the assignment by the Company, as collateral for the Vessel Debt pursuant to the Vessel Debt Documents (a “Vessel Debt Assignment”), of the Company’s right to receive Capital Contributions from the Members hereunder (including the right to draw on the Class B Member’s Approved Letter of Credit) and each Member hereby consents to such assignment and further acknowledges and agrees that the Security Agent as the assignee of the Company under the Vessel Debt Documents shall, in accordance with the Vessel Debt Documents, be entitled to (i) deliver Funding Notices, (ii) make a Drawdown of all Remaining Capital Commitments of the Members and all such amounts shall be deposited into the applicable Collateral Account pursuant to the Vessel Debt Documents and (iii) take all other

LLC Agreement

actions specified in the Vessel Debt Documents.  Capital Contributions shall only be applied to Permitted Amounts and shall be applied in the same order as Section 4.10 of the Credit Agreement.

          (b)      Capital Contributions by Members.  Prior to the Closing Date, the Class B Member and its affiliates made payments under the Construction Contract for the benefit of the Company in an aggregate amount equal to $5,000,000 (such amount, the “Class B Initial Contribution Amount”).  Each Member agrees to make Cash Capital Contributions to the Company during the Commitment Period in an aggregate amount up to its Remaining Capital Commitment in accordance with the terms set forth herein; provided that the so long as the Class B Member maintains an Approved Letter of Credit, the obligation of the Class B Member to make any required capital contribution hereunder shall be satisfied by drawing on the Class B Member’s Approved Letter of Credit for the amount of such Capital Contribution.  Subject to the foregoing sentence, following receipt of a Funding Notice in accordance with Section 3.3(e), each Member agrees to make a Capital Contribution to the Company in the amount or amounts set forth in such Funding Notice on or prior to the Drawdown Date or Drawdown Dates set forth therein; provided, that with respect to any Drawdown Date, the amount required to be funded by any Member shall not exceed such Member’s Capital Contribution Percentage of the aggregate amount to be funded on such Drawdown Date.  If the Managing Member reasonably deems it advisable, it may (subject to obtaining prior written consent to such reduction or cancellation from the beneficiary of any Vessel Debt Assignment to which such Capital Contribution relates) reduce the amount of or cancel any call for Capital Contributions by giving notice to the Members (provided that any such reduction or cancellation applies to each Member in accordance with its Capital Contribution Percentage); provided that no such reduction may be given if the result would be to cause the Company to have insufficient funds to pay any amounts due under the Assigned Construction Contract on a Construction Funding Date.  Amounts not contributed or no longer scheduled to be contributed to the Company by reason of a cancellation or reduction of a previously issued Funding Notice shall not reduce the Remaining Capital Commitment of the Members.  In order to pay the closing fees and expenses set forth on Schedule 3.3(b) and to fund the equity portion of the next installment payment due under the Assigned Construction Contract, the Members agree to make initial Capital Contributions hereunder on the Closing Date in an amount equal to (i) with respect to the Class B Member, $12,636,787.49 and (ii) with respect to the Class A Members in aggregate, $26,455,181.24.  Such Capital Contributions shall be made and distributed in accordance with the flow of funds memo referenced in Schedule 3.3(b).

          (c)       Failure to Make Required Capital Contributions.  If a Member fails to satisfy its obligation to make any Capital Contributions required hereunder and such failure continues for three Business Days after notice thereof (such Member, a “Defaulting Member”), then (i) so long as the Defaulting Member has not cured such default, the Managing Member (or, in the event that the Managing Member or any of its Affiliates is the Defaulting Member, the Majority Members excluding the Managing Member and its Affiliates) may require that such Defaulting Member sell its Interest in the Company to a purchaser selected by the Managing Member (or, if applicable, the Majority Members excluding the Managing Member and its Affiliates) at a purchase price equal to such Defaulting Member’s Capital Account balance (any such transfer of Interests being subject to Article X (other than obtaining the consents set forth in Section 10.1(a) or (b), as the case may be)) and (ii) no Distributions shall be made on account of such Defaulting Member’s Interest in the Company until such time as the Defaulting

LLC Agreement

Member has cured such failure and paid to the Company interest on the amount such Defaulting Member failed to contribute at a rate of 15% per annum for the period from the date such Capital Contribution was due to the date such Capital Contribution was paid by the Defaulting Member.

          (d)       Drawings on Letter of Credit.  In addition to draws on the Class B Member’s Approved Letter of Credit as provided in the foregoing clause (b), if the Class B Member’s Approved Letter of Credit has not been renewed on or prior to the date 30 days prior to the expiration date thereof other than any expiration date that occurs on or after September 30, 2009, or if the issuer of the Letter of Credit ceases to be an Approved Letter of Credit Issuer and has not been replaced within 30 days of such cessation, the Majority Class A Members (or the Security Agent) may make a demand on the Class B Member’s Approved Letter of Credit for the full amount covered by such Approved Letter of Credit and such proceeds shall be deposited into the “Letter of Credit Reserve Account” established with the Collateral Agent under the Vessel Debt Documents, and held as cash collateral for the obligation of the Class B Member to make required Capital Contributions until the Class B Member has renewed or replaced such letter of credit with another Approved Letter of Credit issued by an Approved Letter of Credit Provider or until such proceeds are applied to satisfy such required Capital Contributions; provided that in the case of such a draw upon the Bankruptcy of the Class B Member, such draw shall be treated as a Capital Contribution and will be applied to Permitted Amounts in the same manner as and at the same times as such amounts would have been applied had such Capital Contribution been made as otherwise contemplated herein.  Except as provided in the prior sentence, no amount on deposit in such account shall be treated as a Capital Contribution hereunder or otherwise accrue any return until such amount is applied in satisfaction of the Class B Member’s obligation to make a required Capital Contribution; provided that the Class B Member shall be entitled to receive the earnings on investments made with such amounts.  Upon satisfaction of the Class B Member’s obligation to make all required Capital Contributions hereunder, the Class A Members, on behalf of the Company, shall direct the Security Agent to return such Letter of Credit to the issuer thereof for cancellation.

          (e)       Funding Notices.  Other than with respect to the Capital Contributions made on the Closing Date in accordance with Schedule 3.3(b), the Managing Member shall deliver to the Members a notice (a “Funding Notice”) that Capital Contributions are to be made to the Company (a “Drawdown”) at least 7 days prior to the date the initial Drawdown under such Funding Notice is to be made.  Each Funding Notice shall contain the following information:

          (i)        the aggregate Dollar amount of the Drawdown and, if the aggregate amount of such Drawdown is to be contributed over several Drawdown Dates, a breakdown of the Dollar amount to be contributed on each Drawdown Date;

(ii) the date or dates such Drawdown of the amount or amounts set forth in clause (i) are to be made (each, a “Drawdown Date”), which may not be later than the last day of the Commitment Period;

(iii) the applicable Collateral Account established under the Security Agreement to which such Drawdown is to be paid; and

LLC Agreement

(iv) the purpose or purposes of such Drawdown, and if one of the purposes of such Drawdown is to pay fees and expenses incurred by the Company, a breakdown of such fees and expenses.

If any Funding Notice provides for a schedule of Drawdown Dates upon which Capital Contributions are to be made by the Members, the Members shall be required to make Capital Contributions in the amounts and on the Drawdown Dates set forth in such schedule without further notice from Company, the Managing Member or any other Person.  Unless otherwise agreed by the Members, the Managing Member will make borrowing requests under the Credit Agreement as necessary to fund 50% of any Permitted Amounts and shall deliver Funding Notices hereunder to fund the remaining 50% of such Permitted Amounts until the Remaining Commitments have been reduced to zero.  Each Funding Notice with respect to a Permitted Amount shall be delivered by the Managing Member not more than 15 and not less than 7 days prior to the date such Permitted Amount is required to be made and, in the case of a Permitted Amount that is to be applied to a Progress Payment, shall specify a Drawdown Date in respect of each Progress Payment that is no earlier than the second Business Day preceding the applicable Construction Funding Date and no later than such Construction Funding Date.  Each other Funding Notice shall not specify a Drawdown Date earlier than the second Business Day preceding the date on which the applicable Permitted Amount is payable.  Each Funding Notice in respect of a Drawdown Date shall be in an amount not greater than the excess of (x) all Permitted Amounts to which the Capital Contributions may be applied with respect to such Funding Notice over (y) the amounts to be drawn under the Credit Agreement in respect of such Permitted Amounts.

          (f)          Certain Additional Capital Contributions and Subordinated Loans.  If and to the extent that a Defaulting Member has failed to satisfy its obligation to make Capital Contributions hereunder, then the non-defaulting Members may either (x) make an additional Capital Contribution to the Company in an amount equal to the defaulted amount or (y) make a subordinated loan to the Company equal to such defaulted amount.  Any subordinated loan made pursuant to this Section 3.3(f) shall (i) bear interest at a rate equal to 15% per annum, (ii) notwithstanding anything to the contrary contained herein, be repaid in full before any subsequent Distributions are made to such Defaulting Member and (iii) be subject to the subordination provisions in Schedule 3.3(f) hereof.

          (g)          Certain Deemed Capital Contributions and Additional Loans.  To the extent that any Class A Member or any of its respective Affiliates makes a payment pursuant to the Funding Agreement (which is neither an actual Advance under the Credit Agreement nor an actual Capital Contribution), such Class A Member shall be deemed to have made on the date of such payment under the Funding Agreement (i) first, to the extent of the lesser of such payment and such Class A Member’s Remaining Capital Commitment, a Capital Contribution to the Company in such amount, and the Class A Member’s Capital Account shall be increased by the amount of such deemed Capital Contribution and (ii) second, to the extent of any remaining portion of such payment after application under clause first, a subordinated loan to the Company in the amount of such excess, which subordinated loan shall bear interest and compound interest as if such subordinated loan constituted an Advance under the Credit Agreement and shall be repayable out of amounts available pursuant to Article V of the Security Agreement or as otherwise a provided in this Agreement.  All amounts distributed to a Class A Member in respect of such subordinated

LLC Agreement

loans pursuant to the Security Agreement shall be applied first to accrued but unpaid interest and second to the principal amount of such subordinated loans.

          (h)          Foreclosure.  If the Vessel Debt has been declared due and payable or a Notice of Foreclosure is delivered to the Company under the Security Agreement, the Class B Member shall be permitted (but not obligated) to make a Capital Contribution to the Company in an amount sufficient to pay the Vessel Debt, all other amounts then due under the Vessel Debt Documents and all subordinated loans (including any deemed subordinated loans) of the Class A Members to the Company, so long as such Capital Contributions are then applied to the payment of such amounts.  The Class B Member shall have the right to apply such Capital Contribution to the payment of such amounts under the Vessel Debt Documents irrespective of any Board Reduction Event or Board Reduction.

          (i)          No Other Capital Contributions. Other than the Capital Contributions provided for in this Section 3.3, no Member shall be permitted to make Capital Contributions to the Company without the prior written consent of all Members.

                    Section 3.4          Additional Agreements Among Members.

          (a)     Return of Capital Contributions.  Except as otherwise provided in Article V, Article XII or in the LLC Act, no Member shall be entitled to demand or receive a return of its Capital Contributions or withdraw its capital from Company without the consent of all Members.  Under circumstances requiring a return of any Capital Contributions, no Member shall have the right to receive property other than Cash.

          (b)      Return on Capital.  No Member shall receive any interest or draw with respect to its Capital Contributions or its Capital Account, except as otherwise provided in this LLC Agreement.

          (c)       Obligations of the Company.  Except as required by the LLC Act and subject to Section 3.3(a), no Member (including the Managing Member) shall be personally liable for the debts, liabilities, contracts or any other Obligations of the Company, solely by reason of being a Member (or Managing Member).  Except as otherwise provided by mandatory provisions of applicable state law or the provisions of this Article III, a Member shall not be required to lend any funds to the Company or to make any Capital Contributions to the Company.  No Member shall be liable for the payment, repayment or return of any Capital Contributions of the other Members.

          (d)       Other Investments.  Each Member acknowledges that the other Members and their Affiliates are free to engage or invest in an unlimited number of activities or businesses, any one or more of which may be related to the activities or businesses of the Company, without having or incurring any obligation to offer any interest in such activities or businesses to the Company or any Member, and neither this LLC Agreement nor any activity undertaken pursuant to this LLC Agreement shall prevent any Member or its Affiliates from engaging in such activities, or require any Member to permit the Company or any Member or its Affiliates to participate in any such activities, and as a material part of the consideration for the execution of this LLC Agreement by each Member, each Member hereby waives, relinquishes, and renounces any such

LLC Agreement

right or claim of participation.  Each Member acknowledges that certain conflicts of interest may thus arise and hereby agrees that the specific rights with respect to the Members’ and their Affiliates’ freedom of action provided in this Section 3.4(d), together with the other provisions of this LLC Agreement, are sufficient to protect their respective interests in relation to such possible conflicts and are to be in lieu of all other possible limitations which might otherwise be implied in fact, in law or in equity.

          Notwithstanding the foregoing, the Class B Member agrees that it shall not, and shall not permit any Affiliate to, purchase, construct or lease, any crude, chemical or petroleum product vessel that was built since January 1, 1996 in excess of 30,000 deadweight tons that could operate in United States coastwise trade until all Vessels have been sold pursuant to Article XI or, if any of such Vessels have not been sold, each such Vessel is subject to a Conforming Charter; provided that the foregoing restriction shall not apply to any vessel under the Construction Contract which the Class A Members elect not to finance in accordance with Section 6.11 hereof or any option on additional vessels under the Construction Contract.

                    Section 3.5          Indemnity by the Class B Member.

          (a)      Indemnity.  The Class B Member agrees to indemnify each Class A Member and each of its member, agents, Affiliates, directors, officers and employees (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee) but excluding consequential, special or punitive damages, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of, any claim, litigation, investigation or proceeding brought by an unrelated third party (including, without limitation, environmental claims and liabilities), whether based on contract, tort or any other theory, against such Indemnitee in its capacity as a Class A Member (or as an Affiliate, member, agent, director, officer or employee of a Class A Member), to the extent that the subject matter of such claim, action or proceeding arises out of or relates to (i) the execution or delivery of this LLC Agreement or any agreement or instrument contemplated hereby, the proper performance by the parties hereto of their respective obligations hereunder or the consummation of the transactions contemplated hereby, (ii) any use of the proceeds from the Class A Member’s Capital Contributions, (iii) the construction, delivery, possession, use, ownership, operation, condition, manufacture, design, chartering, subchartering, sale or other disposition, modification, alteration, registration or maintenance of any Vessel, (iv) the presence of or release of any hazardous material or oil from any Vessel or caused by any Vessel, or (v) the loss of or damage to any property, natural resources or the environment, or death of or injury to any Person, resulting from or relating to any Vessel or the presence or release of any hazardous material or oil therefrom; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses have resulted from (i) the gross negligence or willful misconduct of such Indemnitee or (ii) following a Board Reduction, the acts or omissions of the Company, any Company Subsidiary or the Managing Member except to the extent such acts or omissions are attributable to acts or omissions of the Company, any Company Subsidiary or the Managing Member prior to such Board Reduction.  For the avoidance of doubt, the indemnity provided in this Section 3.5 is not a guarantee or assurance that any Class A Member will receive a return of its Capital Contribution or any return thereon and shall not extend to any losses incurred by any Class A Member as a

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result of distributions not being made pursuant to Section 5.1 or Section 12.1 of this Agreement as a result of there being insufficient Available Cash or Company Property for any reason.

          (b)      Indemnification Procedures. The procedure for indemnification under this Section 3.5 shall be as follows:

          (1)          The Indemnitee shall give notice to the Class B Member of any claim, litigation, investigation or proceeding for which the Indemnitee is entitled to indemnification under Section 3.5(a) (an “Indemnified Claim”) specifying the basis for such Indemnified Claim.  Such notice shall be given by such Indemnitee within ten (10) Business Days after written notice of such Indemnified Claim was received by such Indemnitee; provided, that failure to deliver notice shall not affect an Indemnitee’s right to indemnification hereunder, except to the extent that such failure materially and adversely affects the ability of the Class B Member to defend the Indemnified Claim in accordance with the following paragraph.

          (2)          With respect to any Indemnified Claim, the Class B Member shall have the right, so long as it has acknowledged its obligation to indemnify the Indemnitee in respect of such Indemnified Claim, at its own expense, to participate in or assume control of the defense of such Indemnified Claim, and the Indemnitee shall cooperate fully with the Class B Member, subject to reimbursement for all expenses incurred by such Indemnitee.  If the Class B Member elects to assume control of the defense of any Indemnified Claim, the Indemnitee shall have the right to participate in the defense of such Indemnified Claim at its own expense; provided that such expense shall be at the expense of the Class B Member if (i) the Class B Member has authorized such expense in writing, (ii) the Class B Member has not employed counsel with respect to the defense of such Indemnified Claim within a reasonable amount of time after such election or (iii) the Indemnitee has been advised by counsel that one or more defenses may be available to it that are different from or additional to those to the Class B Member.  If the Class B Member does not elect to assume control or otherwise participate in the defense of any Indemnified Claim, it shall be bound by the results obtained by the Indemnitee with respect to such Indemnified Claim.  The Class B Member shall have the right to settle any Indemnified Claim without the consent of the Indemnitee so long as the settlement fully releases such Indemnitee from any and all liability with respect to such Indemnified Claim and the settlement does not impose any then-current or continuing obligation or liability on any Indemnitee.  The Indemnitee shall not settle any Indemnified Claim without the prior written consent of the Class B Member (such consent not to be unreasonably withheld)

                    Section 3.6          Representations and Warranties.

                     (a)      Representations and Warranties by Each Member.  Each Member hereby represents and warrants to the Company and the other Members that (1) it is duly organized and validly existing under the laws of the jurisdiction of its organization and has all requisite power and authority to execute, deliver and perform this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated herein and

LLC Agreement

therein, (2) the execution, delivery and performance of this Agreement and such other Transaction Documents, and the consummation of such transactions have been duly authorized by it and this Agreement constitutes its legal, valid and binding obligation, (3) it is a “citizen of the United States” within the meaning of Section 2 of the Shipping Act of 1916, (4) the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of such transactions do not require any filing or registration with, notification to, or authorization, permit, consent or approval of, or other action by or in respect of, any Governmental Authority or any other Person, will not conflict with the provisions of its governing instruments or violate any provisions of applicable law or regulation or any order of any court or regulatory body and will not result in the breach of, or constitute a default, or require any consent, under any agreement, instrument or document to which it is a party or by which it or any of its property may be bound or affected and (5) it is an “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act and is not acquiring its Member Interests with a view to any distribution thereof in a transaction that would violate the Securities Act or the securities laws of any state of the United States and understands the restrictions on transfer applicable to the Member Interests contained herein and in the Certificate of Interest.

                    (b)          Representations and Warranties by the Class B Member.  The Class B Member represents and warrants as of the date hereof to the Class A Members that (i) the financial model for the Company provided to the Class A Members on August 7, 2006 in connection with the closing of the transactions contemplated hereto (the “Financial Model”), has been prepared in good faith and, subject to the qualifications, assumptions and disclaimers set forth therein and in the proviso to this clause (i), fairly reflects the assumptions contained in the Financial Model and is based upon assumptions that the Class B Member believes in good faith are reasonable in the circumstances; provided that the Class A Members acknowledge and agree that (x) there are uncertainties and assumptions inherent in attempting to make projections and forecasts, (y) actual results may differ materially from such projections and forecasts and (z) the Class A Members have made their own evaluation of the adequacy and accuracy of all such projections and forecasts, (ii) except with respect to financial projections and information for which the source is any separately identified third party, the Due Diligence Material, taken as a whole and together with the Operative Agreements (as defined in the Credit Agreement), provided to the Class A Members does not contain any untrue statement of material fact or omit to state a material fact necessary in order for such information (taken as a whole) not to be misleading in light of the circumstances in which made with respect to the Class B Member and its Affiliates, the Company, the Construction Contract, the Vessels or the Transaction Documents, (iii) there is no fact known to the Class B Member or U.S. Shipping Partners L.P. that has specific application to the Class B Member, U.S. Shipping Partners L.P., the Company, the Construction Contract or the Vessels (other than general economic or industry conditions) and that, as far as the Class B Member can reasonably foresee, would reasonably be expected to have a material adverse affect on the Company or the Vessels, (iv) the Company has no Subsidiaries, (v) the only agreements to which the Company is a party are the Closing Date Transaction Documents and except for liabilities of the Company pursuant to the Closing Date Transaction Documents, the Company has no liabilities of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise and (vi) each of the representations and warranties of the Company set forth in Article VI of the Credit Agreement is

LLC Agreement

CONFIDENTIAL TREATMENT REQUESTED
PURSUANT TO RULE 24b-2

true and correct.  Each of the Class A Members acknowledges that it has conducted its own investigation with respect to the transactions contemplated by the Operative Agreements and has made its own independent decision to enter into such transactions and as to whether the transactions are appropriate or proper for it based upon its own judgment and upon advice from such legal and financial advisers as it has deemed necessary.

                    USS Product Carriers, LLC represents and warrants that its rights under the Construction Contract with respect to Vessels six (6) through nine (9) have not been assigned to any Person and are free and clear of any Liens (other than Liens under the Transaction Documents and other than any rights of the Contractor under the Construction Contract).

ARTICLE IV

ALLOCATION OF NET INCOME AND NET LOSSES

                    Section 4.1          Allocation of Net Income and Net Losses. Except as otherwise provided in this Article IV, the Company’s Net Income or Net Losses, as the case may be, and each item of income, gain, loss and deduction entering into the computation thereof, for each Allocation Period shall be allocated to the Members for Capital Account purposes as follows:

          (a)      Net income.  Net Income shall be allocated in the following order and priority:

          (i)          First, to each Member in an amount proportionate to and to the extent of (x) the cumulative Net Losses allocated to such Member pursuant to Section 4.1(b)(ii) for the current and all prior Allocation Periods, over (y) the cumulative Net Income allocated to such Member pursuant to this Section 4.1(a)(i) for all prior Allocation Periods;

          (ii)          Second, 100% to the Class A Members in proportion to the aggregate Capital Contributions of each until each Class A Member’s Adjusted Capital Account is an amount which, if distributed to that Member at the end of the Allocation Period, taking into account allocations under clause (i) above for such Allocation Period, would cause that Member to have received an IRR of *%;

          (iii)          Third, 100% to the Class B Member until its Adjusted Capital Account is an amount which, if distributed to such member at the end of the Allocation Period, taking into account allocations under clause (i) above for such Allocation Period, would cause it to have received an IRR of *%;

          (iv)          Fourth, 55.0% to the Class A Members (in proportion to the aggregate Capital Contributions of each) and the balance to the Class B Member until each Class A Member’s Adjusted Capital Account is an amount which, if distributed to that Member at the end of the Allocation Period, taking into account allocations under clauses (i) and (ii) above for such Allocation Period, would cause that Member to have received an IRR of *%; and

* Confidential treatment requested. Confidential portion omitted and filed separately with the Commission.

LLC Agreement

(v) thereafter, 20.0% to the Class A Members (in proportion to the aggregate Capital Contributions of each) and the balance to the Class B Member.

                     For purposes of this Section 4.1(a), any transferee or successor to a Member shall be deemed to have made Capital Contributions in respect of its Interest in the amounts and times made by the predecessors in interest to such Member in respect of that Interest.

(b) Net Losses. Net Losses shall be allocated in the following order and priority:

          (i)          First, to each Member in proportion to and to the extent of the excess, if any, of (x) the cumulative Net Income allocated to such Member pursuant to Section 4.1(a)(ii) through Section 4.1(a)(v) for the current and all prior Allocation Periods in the inverse order such allocations of Net Income were made, over (y) the cumulative Net Losses allocated to such Member pursuant to this Section 4.1(b)(i) for all prior Allocation Periods;

          (ii)          Second, to each Member in proportion to such Member’s Adjusted Capital Account balance; provided that Net Losses shall not be allocated pursuant to this Section 4.1(b)(ii) to the extent such allocation would cause any Member to have a deficit balance in such Member’s Adjusted Capital Account at the end of such Allocation Period, and any allocation of Net Losses that would cause any Member to have a deficit balance in such Member’s Adjusted Capital Account at the end of such Allocation Period shall be allocated to the other Members until there is no Member to whom an allocation could be made pursuant to this Section 4.1(b)(ii) without causing the Member to have a deficit balance in such Member’s Adjusted Capital Account at the end of such Allocation Period and, thereafter, to the Class B Member.

                    Section 4.2          Special Allocations.  (a)  Minimum Gain Chargeback/Member Minimum Gain Chargeback.  If there is a net decrease in Company Minimum Gain for an Allocation Period, then there shall be allocated to each Member items of Company income and gain for that Allocation Period (and if necessary subsequent Allocation Periods) equal to that Member’s share of the net decrease in Company Minimum Gain (within the meaning of Regulation § 1.704-2(g)(2)), subject to the exceptions set forth in Regulation § 1.704-2(f)(2) and (3), and to any exceptions provided by the Commissioner of the Internal Revenue Service pursuant to Regulation § 1.704-2(f)(5), provided, that if the Company has any discretion as to an exception provided pursuant to Regulation § 1.704-2(f)(5), the Tax Matters Member may exercise reasonable discretion on behalf of the Company, which discretion shall be exercised in good faith so as not to prejudice the interests of any Member.  Allocations of excepted items and other items pursuant to the previous sentence shall be made in proportion to the respective amounts of the Members’ shares of Company Minimum Gain under Regulation § 1.704-2(g).  The items to be so allocated shall be determined in accordance with Regulation §§ 1.704-2(f)(6) and 1.704-2(j)(2).  The foregoing is intended to be a “minimum gain chargeback” provision as described in Regulation § 1.704-2(f) and shall be interpreted and applied in all respects in accordance with that Regulation.

          If during an Allocation Period there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt, then, in addition to the amounts, if

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any, allocated pursuant to the preceding paragraph, any Member with a share of that Member Nonrecourse Debt Minimum Gain (determined in accordance with Regulation § 1.704-2(i)(5)) shall, subject to the exceptions set forth in Regulation § 1.704-2(i)(4), be allocated items of Company income and gain for such Allocation Period (and, if necessary, subsequent Allocation Periods) equal to that Member’s share of the net decrease in the Member Nonrecourse Debt Minimum Gain.  Allocations of excepted items and other items pursuant to the previous sentence shall be made in proportion to the respective amounts of the Members’ shares of Member Nonrecourse Debt Minimum Gain under Regulations § 1.704-2(i)(5).  The items to be so allocated shall be determined in accordance with Regulation §§ 1.704-2(i)(4) and 1.704-2(j)(2).  The foregoing is intended to be the “chargeback of partner nonrecourse debt minimum gain” required by Regulation § 1.704-2(i)(4) and shall be interpreted and applied in all respects in accordance with that Regulation.

          (b)          Qualified Income Offset.  If during any Allocation Period a Member unexpectedly receives any adjustment, allocation or distribution described in Regulation § 1.704- 1(b)(2)(ii)(d)(4), (5) or (6), which causes or increases a deficit balance in such Member’s Adjusted Capital Account, there shall be allocated to such Member items of Company income and gain (consisting of a pro rata portion of each item of income, including gross income, and gain of the Company for such Allocation Period) in an amount and manner sufficient to eliminate such deficit as quickly as possible provided that an allocation pursuant to this Section 4.2(b) shall be made only if and to the extent that the Member would have a deficit balance in its Adjusted Capital Account after all other allocations provided for in this Article IV have been tentatively made as if this Section 4.2(b) were not in this LLC Agreement.  The foregoing is intended to be a “qualified income offset” provision as described in Regulation § 1.704-1(b)(2)(ii)(d) and shall be interpreted and applied in all respects in accordance with that Regulation.

          (c)          Gross Income Allocation.  In the event that any Member has a deficit balance in its Adjusted Capital Account at the end of any Allocation Period, such Member shall be allocated items of Company income and gain in the amount of such deficit as quickly as possible; provided that an allocation pursuant to this Section 4.2(c) shall be made only if and to the extent that the Member would have a deficit balance in its Adjusted Capital Account after all other allocations provided for in this Article IV have been tentatively made as if Section 4.2(b) and this Section 4.2(c) were not in this LLC Agreement.

          (d)          Member Nonrecourse Deductions.  Notwithstanding anything to the contrary in this Article IV, losses, deductions, or expenditures subject to Code § 705(a)(2)(B) that are attributable to a particular Member Nonrecourse Debt for any Allocation Period shall be allocated to the Member that bears the economic risk of loss with respect to the Member Nonrecourse Debt to which the losses, deductions, or expenditures are attributable in accordance with the rules of Regulation § 1.704-2(i).

          (e)          Special Allocation Relating to Breach of Vessel Management Agreement.  Any and all expenses, costs, losses, or similar items incurred by the Company as a result of any breach by the Vessel Manager under the Vessel Management Agreement, along with any gross income or gain resulting from indemnification and compensation for such items, shall be allocated to the Class B Member.

LLC Agreement

          (f)          Section 754 Adjustments.  To the extent Capital Accounts are required under Code §§ 734(b) and 743(b), including by reason of Regulation § 1.704-1(b)(2)(iv)(m)(2) or (4), to reflect the adjustment to the adjusted tax basis of any Company asset as a result of the distribution to a Class A Member in complete liquidation of its Class A Member Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment is an increase in such basis) or loss (if the adjustment is a decrease in such basis) that is allocated to the Members in accordance with their interests pursuant to Regulation § 1.704-1(b)(2)(iv)(m)(2) or to the Member to whom such distribution was made pursuant to Regulation § 1.704-1(b)(2)(iv)(m)(4) as applicable.

                    Section 4.3          Curative Allocations. The allocations set forth in Sections 4.2(a), 4.2(b), 4.2(c), 4.2(d) and 4.2(f) (the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations.  It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with allocations of other items of income, gain, loss or deduction of the Company pursuant to this Section 4.3.  Therefore, notwithstanding any other provision of this Article IV (other than the Regulatory Allocations), the Tax Matters Member, subject to the Majority Class A Members’ consent (such consent not to be unreasonably withheld) in the event that the Managing Member is the Class B Member, shall make such offsetting allocations of income, gain, loss or deduction of the Company in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of this LLC Agreement and all items of the Company were allocated pursuant to this Article IV without regard to the Regulatory Allocations.  In exercising its discretion under this Section 4.3, the Tax Matters Member shall take into account future Regulatory Allocations under Section 4.2(a) that, although not yet made, are likely to offset other Regulatory Allocations previously made under Sections 4.2(d) and 4.2(f).  If the Tax Matters Member deems it appropriate it may make offsetting allocations in a prior taxable year to the extent such allocations would be permissible pursuant to Code §761(c).

                    Section 4.4          Other Allocation Rules.

          (a)      Net Income, Net Losses and any other items of income, gain, loss or deduction shall be allocated to the Members pursuant to this Article IV as of the last day of each Allocation Period; provided that Net Income, Net Losses and such other items shall also be allocated at such other times as the Gross Asset Values of Company Property are adjusted pursuant to clause (ii) of the definition of Gross Asset Value.

          (b)      The Members hereby agree to be bound by the provisions of this Article IV in reporting their shares of the Company income and loss for income tax purposes, except to the extent otherwise required by law.  Notwithstanding any requirements of law as to allocations for income tax purposes, the Members agree, for purposes of maintaining their Capital Accounts, to be bound by the allocations contained in this Article IV.

          (c)      To the extent permitted by Regulation § 1.704-2(h)(3), the Tax Matters Member shall endeavor to treat distributions of Available Cash as having been made from the proceeds of a nonrecourse liability (within the meaning of Regulation § 1.704-2(b)(3)) but only to the extent

LLC Agreement

that such distributions otherwise would cause or increase a deficit balance of a Class A Member’s Adjusted Capital Account.

          (d)      Any fee paid to any Member on the Closing Date shall be treated as a guaranteed payment under Section 707(c) of the Code.

                    Section 4.5          Tax Allocations; Code § 704(c).  In accordance with Code § 704(c) and the applicable Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Gross Asset Value.

          In the event the Gross Asset Value of any asset of the Company is adjusted pursuant to clause (ii) of the definition of Gross Asset Value, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code § 704(c) and the applicable Regulations thereunder.

          Any elections or other decisions relating to such allocations shall be made by the Tax Matters Member, subject to the Majority Class A Members’ consent (such consent not to be unreasonably withheld) in the event that the Managing Member is the Class B Member, in any manner that reasonably reflects the purpose and intent of this LLC Agreement, provided that the Company shall elect to apply any allocation method permitted by the Regulations under Code § 704(c).  Allocations pursuant to this Section 4.5 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Net Income, Net Losses, other items, or distributions pursuant to any provision of this LLC Agreement.

          Except as otherwise provided in this LLC Agreement, for federal, state and local income tax purposes, all items of income, gain, loss, deduction of the Company, and any other allocations not otherwise provided for shall be allocated for federal income tax purposes to the Members in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Sections 4.1, 4.2 and 4.3.

                    Section 4.6          Order of Allocations.  All allocations made pursuant to this Article IV shall be made in the following order:

(i) Section 4.2(a);

(ii) Section 4.2(e);

(iii) Section 4.2(d);

(iv) Section 4.1;

(v) Section 4.3;

(vii) Section 4.2(b); and

(viii) Section 4.2(c).

LLC Agreement

Such provisions shall be applied as if all distributions and allocations were made at the end of the applicable Allocation Period.  Where any provision depends on the balance of a Capital Account of any Member, that Capital Account shall be determined after the operation of all preceding provisions for the applicable Allocation Period.  These allocations shall be made consistently with the requirements of Regulation § 1.704-2(j).

                    Section 4.7          Calculation of Depreciation, Etc.  Depreciation shall be calculated under the maximum rate and the shortest life permissible under the federal income tax law; provided that if federal income tax law changes in a way which increases the tax benefits available to the Members attributable to the Company’s assets (whether by the introduction of an investment tax credit, energy tax credit or otherwise), the Tax Matters Member shall modify the allocations contained in this LLC Agreement or, as necessary, other provisions contained in this LLC Agreement, so as, to the extent commercially reasonable, to cause the Class A Members to obtain the same benefits they had prior to such change; provided further that no such modification shall reduce the Available Cash otherwise Distributable to any Class A Member or cause any Class A Member any adverse federal income tax consequence as compared to the federal income tax law prior to such change.

ARTICLE V

DISTRIBUTIONS; WITHDRAWALS

                    Section 5.1          Distributions.

          (a)      On each (i) Vessel Purchase Date or other date on which a Vessel is sold, (ii) Payment Date under the Vessel Debt Documents or date that would be a Payment Date if the Vessel Debt Documents were not terminated and (iii) other date that the Managing Member determines to make a Distribution to the Members (each such date, a “Distribution Date”), subject to any limitations on Distributions imposed by any Vessel Debt Documents, the Managing Member shall apply Available Cash of the Company in the following order of priority:

(i) For so long as the Security Agreement is in effect and the events specified in Section 5.03 of the Security Agreement have not occurred:

A.

First, 100% of such Available Cash to the Class A Members, in proportion to the Capital Contributions of each, until each Class A Member has received cumulative distributions under this Section 5.1(a)(i)(A) equal to the sum of such Class A Member’s Operating Vessel Net Income Tax Distribution Amounts for all prior Allocation Periods;

B.

Second, 100% of such Available Cash to the Class A Members, in proportion to the Capital Contributions of each, until each Class A Member has received cumulative distributions under this Section 5.1(a)(i)(B) equal to the sum of such Class A Member’s Extraordinary Vessel Net Income Tax Distribution Amounts for all prior Allocation Periods;

LLC Agreement

CONFIDENTIAL TREATMENT REQUESTED
PURSUANT TO RULE 24b-2

C.

Third, 100% of such Available Cash to the Class B Member until the Class B Member has received cumulative distributions under this Section 5.1(a)(i)(C) equal to the sum of the Class B Member’s Operating Vessel Net Income Tax Distribution Amounts for all prior Allocation Periods;

D.

Fourth, 100% of such Available Cash to the Class B Member until the Class B Member has received cumulative distributions under this Section 5.1(a)(i)(D) equal to the sum of the Class B Member’s Extraordinary Vessel Net Income Tax Distribution Amounts for all prior Allocation Periods.

(ii) If the Security Agreement is not in effect or, if the Security Agreement is in effect and the events specified in Section 5.03 of the Security Agreement shall have occurred and be continuing:

A.

First, 100% of such Available Cash to the Class A Members, in proportion to the Capital Contributions of each, until each Class A Member has received cumulative distributions under Section 5.1(a)(i) above and this Section 5.1(a)(ii) equal to the sum of the Class A Member’s Net Income Tax Distribution Amounts for all prior Allocation Periods;

B.

Second, 100% of such Available Cash to the Class B Member until the Class B Member has received cumulative distributions under Section 5.1(a)(i) above and this Section 5.1(a)(ii) equal to the sum of the Class B Member’s Net Income Tax Distribution Amounts for all prior Allocation Periods.

          (iii)      Thereafter, 100% of such Available Cash to Class A Members in proportion to the Capital Contributions of each until each Class A Member has received, taking into account distributions under clauses (i) and (ii) above, an IRR of *%;

(iv) Thereafter, 100% of such Available Cash to the Class B Member until the Class B Member has received, taking into account distributions under clauses (i) and (ii) above, an IRR of *%;

          (v)       Thereafter, 55.0% of such Available Cash to the Class A Members (in proportion to the Capital Contributions of each) and the balance to the Class B Member until each Class A Member has received, taking into account distributions under clauses (i), (ii) and (iii) above, an IRR of *%; and

* Confidential treatment requested. Confidential portion omitted and filed separately with the Commission.

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CONFIDENTIAL TREATMENT REQUESTED
PURSUANT TO RULE 24b-2

(vi) Thereafter, 20.0% of such Available Cash to the Class A Members (in proportion to the Capital Contributions of each) and the balance to the Class B Member.

Notwithstanding anything to the contrary, the Class B Member shall not be entitled to receive any distribution under Sections 5.1(a)(i)(C), 5.1(a)(i)(D), or 5.1(a)(ii)(B) above, or under any provision of any related document, unless and until each Class A Member has received an IRR of *% under Section 5.1(a)(iii) above.

For purposes of this Section 5.1(a), any transferee or successor to a Member shall be deemed to have made Capital Contributions and received Distributions in respect of its Interest in the amounts and times made by and received by the predecessors in interest to such Member in respect of that Interest.  Calculations of amounts to be distributed on each Distribution Date in accordance with the priority set forth above shall be the responsibility of the Managing Member.

          (b)      No Other Distributions.  Except as provided in this Section 5.1 and Section 12.2, no other Distributions shall be permitted.

                    Section 5.2          Amounts Withheld.  All amounts withheld or required to be withheld pursuant to the Code or any provision of any state, local or foreign Tax law, with respect to any payment, distribution or allocation to the Company or the Members and treated by the Code (whether or not withheld pursuant to the Code) or any such Tax law as amounts payable by or in respect of the Members or any Person owning an interest, directly or indirectly, in such Member shall be treated as a Distribution to the Members with respect to which such amount was withheld pursuant to this Article V for all purposes under this LLC Agreement (including an appropriate debit to such Member’s Capital Account).

                    Section 5.3          Making of Payments.  Unless otherwise expressly provided herein, all distributions or payments to the Members pursuant to any provision of this LLC Agreement shall be made no later than 10:00 a.m., New York City time, on the day of distribution or payment, and, at the time of any such distribution or payment, the Managing Member shall provide to the Members a notice identifying the nature of the distribution or payment, the Section or Sections of this LLC Agreement pursuant to which it is being made and the amount being distributed or paid pursuant to each such Section.

                    Section 5.4          Limitation on Distributions.  Notwithstanding any other provision of this LLC Agreement, the Company shall not be required to make a distribution to a Member if such distribution would violate the LLC Act or any other Applicable Law.

ARTICLE VI

MANAGEMENT

                    Section 6.1          Management of the Company.

          (a)      Except for actions requiring the approval of the Company’s Board of Directors pursuant to Section 6.4 hereof and as otherwise provided herein (including Section 7.4), the

* Confidential treatment requested. Confidential portion omitted and filed separately with the Commission.

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overall management, control and administration of the business and affairs of the Company shall be vested with the Managing Member, which shall be a “manager” within the meaning of the LLC Act.  The Managing Member shall have the authority to exercise all powers necessary and convenient for the purposes of the Company enumerated in Section 1.3, on behalf and in the name of the Company, subject to compliance with the restrictions and other provisions of this LLC Agreement.  The Majority Class A Members shall have the right to remove the Class B Member as Managing Member upon the occurrence of any Board Reduction.  Upon the delivery of written notice of such removal by the Majority Class A Members to the Class B Member after the occurrence of any Board Reduction, the Member designated by the Majority Class A Members shall upon its written acceptance of such position and without further act become the Managing Member of the Company for all purposes of this LLC Agreement and the Class B Member shall no longer be the Managing Member.  The Class B Member agrees to perform all actions reasonably requested by the new Managing Member to effectuate such transfer of management.  If the Class A Members remove the Managing Member and appoint a new Managing Member, to the fullest extent permitted by law, the new Managing Member shall not be responsible for any of the past actions of the removed Managing Member and shall have no liability for the failure to take or perform any obligation of the Managing Member hereunder to the extent such obligation is not capable of being performed as a result of actions or omissions of the removed Managing Member.

          (b)      The Managing Member shall have the authority on behalf and in the name of the Company to perform all acts necessary and desirable for the objects and purposes of the Company, subject only to the restrictions expressly set forth in this LLC Agreement (including Sections 6.3, 6.4, 6.5, 7.4, 7.5 and 7.6) and subject to the rights of the Liquidator to liquidate the Company and take all actions incidental thereto during the period of liquidation.  Subject to such restrictions, the authority of the Managing Member shall include the authority to:

(i) engage in transactions and dealings on behalf of the Company, including transactions and dealings with any Member or any Affiliate of any Member;

(ii) call meetings of the Members or any class thereof;

(iii) vote any equity interests, Financial Investments or other Permitted Assets held by the Company;

(iv) purchase or otherwise acquire the Permitted Assets and cause the Company Subsidiaries to purchase or otherwise acquire Permitted Assets;

(v) determine and make Distributions, in Cash or otherwise, on the Interests in accordance with the provisions of this the LLC Agreement and the LLC Act;

          (vi)        appoint (and dismiss from appointment) officers, attorneys and agents on behalf of the Company, and engage (and dismiss from engagement) any and all Persons providing legal, accounting or financial services to the Company, or such other Persons as the Managing Member deems necessary or desirable for the management and operation of the Company;

LLC Agreement

          (vii)       incur and pay all expenses and obligations incidental to the operation and management of the Company, including all Company Expenses of the Company and all fees, expenses and other amounts payable pursuant to the Vessel Management Agreement;

(viii) open accounts;

(ix) subject to Article XII, effect a dissolution of the Company after the occurrence of a Liquidating Event;

          (x)         bring and defend (or settle) on behalf of the Company actions and proceedings at law or equity before any court or governmental, administrative or other regulatory agency, body or commission or any arbitrator or otherwise;

          (xi)        prepare or cause to be prepared reports, statements and other relevant information for distribution to the Members as may be required by this LLC Agreement or the LLC Act and any additional information determined to be appropriate by the Managing Member from time to time;

          (xii)       execute, deliver and perform the Company’s obligations under and exercise the Company’s rights under, any of the Company Documents, including any certificates and other documents and instruments related thereto;

(xiii) cause the Company to enter into any charter that is an Approved Charter which has been approved by the Board in accordance with Section 6.12;

(xiv) prepare and file all necessary returns and statements and cause the Company to pay all taxes, assessments and other impositions applicable to Company Property pursuant to Section 8.3; and

(xv) execute all other documents or instruments, perform all duties, exercise all powers, and do all things for and on behalf of the Company necessary or desirable for or incidental to the foregoing.

          The Managing Member is hereby authorized and directed to enter into the Vessel Management Agreement, pursuant to which it will delegate to the Vessel Manager certain of its duties as Managing Member hereunder, as more specifically provided in the Vessel Management Agreement, any or all of which duties may be subcontracted to third Persons by the Vessel Manager in accordance with the terms of the Vessel Management Agreement.  If the Managing Member is the designee of the Majority Class A Members as provided in Section 6.1(a), the Managing Member will be permitted to outsource one or more of its responsibilities hereunder but shall select such outsource party with reasonable care and the Company shall pay the reasonable fees and expenses of any such outsource party.

          (c)          Except as otherwise provided herein (including Section 7.4, 7.5 and 7.6), no Member (other than the Managing Member), as such, shall have any right to, and shall not, take part in the management or affairs of the Company, nor shall any Member (other than the Managing Member), as such, have the power to act for or bind the Company.

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                    Section 6.2          Right to Rely on the Managing Member.

          (a)          Any Person dealing with Company may rely (without duty of further inquiry) upon a certificate signed by the Managing Member as to:

(i) The identity of the Managing Member, the Class A Members or the Class B Members;

(ii) The existence or nonexistence of any fact or facts that constitute a condition precedent to acts by the Managing Member or that are in any other manner germane to the affairs of the Company;

(iii) The Persons who are authorized to execute and deliver any instrument or document of the Company; and

(iv) Any act or failure to act by the Company or any other matter whatsoever involving Company or any Member.

          (b)       To the extent that the Company is permitted or required to dispose of any Company Property in accordance herewith, the signature of the Managing Member shall be sufficient to convey title to any such Company Property, and all of the Members agree that a copy of this LLC Agreement may be shown to the appropriate parties in order to confirm the same, and further agree that the signature of the Managing Member shall be sufficient to execute any documents necessary to effectuate this or any other provision of this LLC Agreement.

                    Section 6.3           Restrictions on Authority of the Managing Member.  The Managing Member shall not have the authority to:

          (a)      do any act in contravention of this LLC Agreement, or to direct the Vessel Manager to do any act in contravention of the Vessel Management Agreement;

          (b)      do any act which would make it impossible to carry on the ordinary business of the Company, except in connection with the dissolution, winding up and termination of the Company as permitted by Article XII;

          (c)      possess Company Property, or assign the Company’s rights in specific Company Property, for other than a Company purpose;

          (d)      admit a Person as a Member except as provided in this LLC Agreement; or

          (e)      take any action expressly reserved for the Majority Class A Members under Section 7.4 hereof.

                    Section 6.4          Board of Directors; Approvals.  (a)  The Company shall have a board of directors initially composed of six directors and after a Board Reduction four directors (the “Board of Directors”).  The Majority Class A Members shall be entitled to name two persons to act as directors and representatives of the Class A Members on the Board of Directors.  Prior to a Board Reduction Event,  the Class B Member shall be entitled to name three persons to

LLC Agreement

act as directors and as representatives of the Class B Member on the Board of Directors.  In addition, the Board of Directors shall at all times have at least one director that is an Independent Director, and each director shall at all times be a “citizen of the United States” within the meaning of Section 2 of the Shipping Act of 1916; provided that the Independent Director shall only be permitted to vote on the matters specified in Section 6.4(e)(xvii).  The initial Class A Member directors and the initial Class B Member directors and the initial Independent Director are listed on Schedule 6.4(a) hereto, and Paul Gridley and any Person appointed to replace Paul Gridley shall be designated the “Permanent Class B Member Director”.  Upon the occurrence of a Board Reduction Event, the Majority Class A Members may, by delivering written notice of such election to the Class B Member, elect to reduce the number of directors appointed by the Class B Member from three to one with the sole remaining Class B Member director being the Permanent Class B Member Director.  Such reductions shall be effective upon receipt of such notice; provided that in the case of a Board Reduction Event under clause (v) of the definition thereof, such reductions shall not become effective until the 10th Business Day following such receipt.  All directors shall be natural persons.  Each Director is a “manager” within the meaning of the LLC Act.

          (b)      The Majority Class A Members shall have the exclusive right from time to time to select, appoint and remove (with or without cause) the director acting as their representative(s) on the Board of Directors.  The Class B Member shall, except with respect to removals following a Board Reduction Event, have the exclusive right from time to time to select, appoint and remove (with or without cause) the director(s) acting as its representative(s) on the Board of Directors.  Any vacancy occurring on the Board of Directors due to the death, disability, removal or resignation of a director shall be filled by the Member who appointed the director and as whose representative the deceased, disabled, removed or departing director served, and in the case of the Independent Director, shall be filled by the Class B Member prior to a Board Reduction and, thereafter, by the Majority Class A Members.  In the event a Member fails or refuses to appoint representatives to the Board of Directors for any reason (and has actual notice of the death, resignation or other refusal to serve of any person previously acting as a member of the Board of Directors and representing such Member) so that for a period of fifteen days or more after such notice there is no representative of such Member acting as a member of the Board of Directors, then such Member shall be deemed to have consented to any actions taken by the Board of Directors (other than any action requiring the vote of the Required Directors) after the expiration of such fifteen day period and prior to the appointment by such Member of a director or directors to act as the representative of such Member on the Board of Directors as provided herein, and the quorum and voting requirements in Section 6.4(c) below shall be modified accordingly.  The Board of Directors shall have the power to establish its own procedures for meeting and voting and to appoint one or more committees, in each case subject to the requirements of this Section 6.4.

          (c)      Subject to Section 6.4(e), a quorum for the conduct of business by the Board of Directors on behalf of the Company shall be no less than half of the total number of directors then appointed by the Members and acting and entitled to vote (which shall exclude the Independent Director for any matters other than the matters specified in Section 6.4(e)(xvii)).  For quorum purposes, a director may be present in person or by conference telephone, teleconference or any other means wherein each director can hear each other director.  No action may be conducted at a meeting unless prior written or telephonic notice (including agenda) has

LLC Agreement

been given to each director, in the case of a telephonic meeting, personally at least 48 hours prior to the time fixed for such meeting, and in all other cases, at least 10 days prior to the time fixed for such meeting, unless such notice has been waived in writing by each director who did not receive notice as required hereby.  Any meeting not conducted by conference telephone call shall be held in a location in New York City designated in the notice of such meeting or at such other location as the directors shall agree.  All directors shall use reasonable efforts to attend Board of Directors meetings.  If the director appointed by the Class A Members is unable to attend a requested Board of Directors meeting, such director may provide the other directors with two alternative dates and times for a meeting to be held within two days of the date originally requested for such meeting and the Directors shall use good faith efforts to agree upon a mutually acceptable meeting time.

          (d)      Subject to the other applicable provisions of this Section 6.4, the Board of Directors may take action only by the vote of a majority of the entire number of directors then appointed and acting at a meeting at which a quorum is present.  Subject to Section 6.4(e), the term “majority” for this purpose shall mean more than 50% of the entire number of directors then appointed by the Class A Members and Class B Members and acting and entitled to vote (which shall exclude the Independent Director for any matters other than the matters specified in Section 6.4(e)(xvii).  As provided in Section 18-404(d) of the LLC Act but subject to Section 6.4(e), action may be taken without a meeting if a consent in writing setting forth the action so taken is executed by at least such number of directors as would be sufficient to approve the action at a meeting, provided that written notice stating the nature of such proposed action has been given to each director at least 48 hours prior to such action.

          (e)      The approval of the Required Directors (and, in the case of clauses (ii), (iii) and (iv) below, all of the Class A Members) shall be required for the taking of any of the following actions, and notwithstanding any power or authority granted to the Managing Member under the LLC Act, the Certificate of Formation or this LLC Agreement (including Sections 6.1and 6.5), the Managing Member and the Company shall not have the authority to, and the Managing Member agrees that it shall not take any of the following actions, without first obtaining such approval (in addition to any other approvals that may be required under this LLC Agreement):

          (i)          permit the Company to take any act in contravention of this LLC Agreement or any other Transaction Document, or permit any Company Subsidiary to take any act in contravention of the Company Subsidiary Documents or any other Transaction Document to which such Company Subsidiary is party;

(ii) permit the Company or any Company Subsidiary to construct or develop any vessel other than the Initial Vessels, except as provided in Section 6.11;

(iii) permit the Company or any Company Subsidiary to acquire any assets other than Permitted Assets and Company Subsidiary Permitted Assets, respectively;

(iv) permit any Company Subsidiary to merge with any Person;

(v) permit the Company or any Company Subsidiary to Dispose of any Permitted Asset or any Company Subsidiary Permitted Asset other than any pledge or

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other disposition under the Vessel Debt Documents and any Disposition pursuant to Section 11.2 or 11.3 hereof or in the ordinary course of the operation of any Vessel;

          (vi)         permit the Company or any Company Subsidiary to incur or suffer to exist any Lien on any of its assets other than pursuant to the Vessel Debt Documents and other than Permitted Liens (as defined in the Vessel Debt Documents);

          (vii)        permit the Company or any Company Subsidiary to incur any Indebtedness (including any Hedge Agreements), other than pursuant to or as contemplated by the Vessel Debt Documents, including Permitted Indebtedness (as defined in the Credit Agreement); provided that the vote of the Required Directors shall not be required following a Board Reduction in connection with the incurrence of any Indebtedness required for the funding of the Vessels so long as such Indebtedness is not provided by a Class A Member or any Affiliate thereof (or if so provided, the terms of such Indebtedness are substantially similar to the terms of the Credit Agreement).

          (viii)      permit (A) any Distribution in respect of Interests or (B) any redemption of Interests, other than, in each of clause (A) or (B), as permitted or contemplated by Article V or Article XII of this LLC Agreement or by the Transaction Documents;

          (ix)        prior to a Board Reduction, permit the Company to approve any annual operating and capital Budget (including the amount of any working capital and expense reserves) and three year projected operating and capital budgets for the Company and its Subsidiaries, to be established each year; provided, if a new annual Budget is not approved, in order to allow the Company to continue to operate, the applicable Budget of the last approved year will be deemed to be approved until an approved Budget can be put in place;

          (x)         permit the Company or any Company Subsidiary to amend, modify or waive any provision of any Transaction Document (including agreeing to any “Non-Essential Changes” as defined in the Assigned Construction Contract); and for the avoidance of doubt, no consent of the Required Directors shall be required to agree to any “Essential Changes” as defined in the Assigned Construction Contract so long as the Managing Member provides to the Majority Class A Members reasonably supportive documentation reasonably satisfactory to the Class A Members evidencing that such change qualifies as an “Essential Change”;

          (xi)        permit the Company or any Company Subsidiary to terminate any Transaction Document (other than a termination of the Vessel Management Agreement by the Majority Class A Member(s) pursuant to the exercise of their rights pursuant to Section 7.4);

          (xii)       permit the Company or any Company Subsidiary to enter into any agreements (including any Hedge Agreements) other than the Closing Date Transaction Documents (and any agreement required to be entered into pursuant to any such Transaction Document) and other than a Conforming Charter approved in accordance with Section 6.12; provided that the consent of the Required Directors shall be deemed

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given if such agreement, together with any other agreements entered into pursuant to this proviso in any calendar year, does not obligate the Company to incur obligations in excess of $250,000 per annum and the Required Directors have not objected to a request to enter into any such agreement within 5 Business Days of receipt of such request; provided further that the vote of the Required Directors shall not be required following a Board Reduction to permit the Company to enter into any agreements with third-parties that are not Affiliates of any Class A Member and which do not otherwise require the vote of the Required Directors under any other provision of this Agreement;

(xiii) prior to a Board Reduction, permit the Company or any Company Subsidiary to extend the Vessel Management Agreement, dismiss the Vessel Manager or approve any successor Vessel Manager;

          (xiv)      prior to a Board Reduction, permit the Company to select and hire any material external service providers, including auditors and counsel for the Company, other than service providers retained as of the Closing Date and identified to the Class A Members;

          (xv)       permit the Company or any Company Subsidiary to enter  into any agreement or otherwise transact with the Class B Member or any of its Affiliates (other than as expressly contemplated by the Transaction Documents);

          (xvi)      prior to a Board Reduction, permit the Company or any Company Subsidiary to enter into any Charter that is not a Conforming Charter unless such Charter has been approved (or deemed approved) by the Required Directors in accordance with Section 6.12; provided that, following a Board Reduction, the consent of the Required Directors shall be required to enter into any charter for which the Class B Member or any of its Affiliates acts as Vessel Manager;

          (xvii)     permit the Company or any Company Subsidiary to take any action under the definition of “Voluntary Bankruptcy”; provided that any action described in this clause (xvii) shall require the affirmative vote of each Director (including the Independent Director);

(xviii) permit the Company to change its Fiscal Year;

          (xix)      cause the Company or any Company Subsidiary to be treated as a corporation or other association taxable as a corporation or as a publicly traded partnership for federal income tax purposes or to take a position inconsistent with the Company or any Company Subsidiary not being treated as a corporation or other association taxable as a corporation except as required by Applicable Law;

          (xx)       prior to a Board Reduction, permit the Company or any Company Subsidiary to confess a judgment against the Company or any Company Subsidiary or settling actions in proceedings in law or in equity in relation to the Company or any Company Subsidiary before any court or other Governmental Authority; provided that the vote of the Required Directors shall be required following a Board Reduction to confess a judgment or settle any action against the Company or any Company Subsidiary,

LLC Agreement

in each case, brought by any Class A Member or any Affiliate of a Class A Member or to otherwise enter into any restructuring, compromise or similar transaction with respect to any Indebtedness of the Company or the Company Subsidiaries held by a Class A Member or any Affiliate of a Class A Member;

(xxi) permit the Company or any Company Subsidiary to have any employees;

          (xxii)     permit the Company to reduce the “Commitments” under the Vessel Debt Documents (including a voluntary prepayment of the Vessel Debt), except as permitted or required by the Transaction Documents;

          (xxiii)    prior to a Board Reduction, permit the Company or any Company Subsidiary to settle any claims under the Assigned Construction Contract (whether in respect of the failure of the Contractor to achieve the performance criteria or otherwise) with respect to the Vessels, in excess of $500,000 in the aggregate;

          (xxiv)    prior to a Board Reduction, permit the Company or any Company Subsidiary to incur any voluntary expense that is not covered in the Budget if the aggregate of all such expenses during any semi-annual period is in excess of $250,000, unless (a) such expenditure is necessary to comply with Applicable Law and is not in excess of $1,000,000 or (b) the Vessel Manager has received written advice of Hill, Betts & Nash LLP, Watson, Farley & Williams LLP or other nationally recognized maritime counsel that such expense is necessary to comply to with Applicable Law;

          (xxv)     exercise any voluntary rights (including permitting the Company to agree to the acceleration of any Target Delivery Date under the Assigned Construction Contract) under the Assigned Construction Contract (other than to approve Designated Change Orders); or

(xxvi) approve any Eligible Charterer under clause (ii) of the definition thereof (such consent not to be unreasonably withheld).

          (f)       Following a Board Reduction, in addition to the matters set forth in (e) above, the consent of the Class B Member (which consent will not be unreasonably withheld) shall also be required (i) to take any of the actions specified in Schedule 6.4(f) hereto if such actions would generate income for the Company or its Subsidiaries that is not qualifying income under Section 7704 of the Code and (ii) to cause the Company or any Company subsidiary to enter into any agreement or otherwise transact business with a Class A Member or any Affiliates of Class A Member.  The Class B Member shall also have the right to defend (on behalf of the Company) or cause the Company to defend any action brought against the Company by a Class A Member or its Affiliates.

          (g)      Cerberus Partners, L.P. (and any permitted successor to such Class A Member) shall have the right to designate a non-voting board observer who will be entitled to attend all meetings of the Company’s Board of Directors, participate in all deliberations of the Board and receive copies of all materials provided to the Board of Directors, provided that such observer

LLC Agreement

shall have no voting rights with respect to actions taken or elected not to be taken by the Board of Directors.

                    Section 6.5          Conduct of Business by the Company; Other Management Matters.

          (a)      Covenants of the Company.  Anything in this LLC Agreement to the contrary notwithstanding, the Managing Member shall conduct the affairs of the Company such that:

(i) The Company shall maintain its own books and records and bank accounts separate from those any other Person.

          (ii)         All transactions between any Member (or any of their respective Affiliates), on the one hand, and any of the Company or any Company Subsidiary, on the other hand, shall be duly authorized and documented and recorded accurately in the appropriate books and records of such entities, except where normal industry practice does not normally require authorization or documentation.

          (iii)        The Company shall: (x) maintain separate financial statements, showing its assets and liabilities separate and apart from those of any other Person and not have its assets listed on any financial statement of any other Person, except that the Company’s assets may be included in a consolidated financial statement of an Affiliate if required by GAAP so long as appropriate notation is made on such consolidated financial statements to indicate the separateness of the Company from such Affiliate and to indicate that the Company’s assets and credit are not available to satisfy the debts and other obligations of such Affiliate or any other Person and (y) otherwise maintain its own records and books of account.

          (iv)        The Company shall not commingle or pool any of the funds and other assets of the Company with those of any Affiliate of the Company, any Member or any Affiliate of any Member or any other Person, and it shall hold all of its assets in its own name.

          (v)         The Company has done, or caused to be done, and shall do, or cause to be done, all things necessary to observe limited liability company formalities and other organizational formalities and preserve its existence, and the Company shall abide by all statutory Delaware limited liability company formalities.

          (vi)        The Company does not, and shall not, guarantee, become obligated for, or hold itself or its credit out to be responsible for, or available to satisfy, the debts or obligations of any other Person or control the decisions or actions respecting the daily business or affairs of any other Person (except as provided for in or permitted under the Transaction Documents).

          (vii)       The Company shall not acquire equity interests of any Affiliate of the Company or of any of the Members or any of their Affiliates (other than Permitted Assets and except as otherwise provided for in or permitted under this LLC Agreement or the other Transaction Documents).  The Company shall not buy or hold any evidence of indebtedness for borrowed money issued by, or make any loan or advance to, any other

LLC Agreement

Person (other than such evidence of indebtedness for borrowed money, loan or advance constituting Permitted Assets and except as otherwise provided for in or permitted under this LLC Agreement or the other Transaction Documents).

          (viii)      The Company has not made any loans or advances to, or pledged its assets (other than as otherwise provided for in or permitted under the Transaction Documents) for the benefit of, and shall not make any loans or advances (other than the Permitted Assets or as otherwise provided for in or permitted under the Transaction Documents) to, or pledge its assets (other than as otherwise provided for in or permitted under the Transaction Documents) for the benefit of, any Person, including, without limitation, any Affiliate of the Company, any Member, or any Affiliate of any Member.

(ix) The Company shall not be consensually merged or legally consolidated with any other Person.

(x) The Company shall not issue any Interests other than the Class A Interests and the Class B Interests.

(xi) The Company shall maintain its assets in such a manner that it is not difficult to segregate, identify or ascertain such assets.

          (xii)       The Company shall not assign its rights or cause or permit any Subsidiary to assign its rights under any Vessel Documents except as permitted by this LLC Agreement or the other Transaction Documents.

(xiii) The Company shall not allow any Company Subsidiary to issue any minority equity interests.

          (xiv)      The Company shall not assume, guarantee or pay the debts or obligations of any other Person or otherwise pledge its assets for the benefit of any other Person except as otherwise contemplated by the Transaction Documents; and

          (xv)       The Company shall maintain arm’s-length relationships with each of its Affiliates and not enter into business transactions with any of them unless such transactions are on terms and conditions that are not materially more or less favorable to such Affiliate than the terms and conditions that would be expected to have been obtained, under similar circumstances, from Persons who are not Affiliates of the Company; it being understood that the entering into of any Transaction Document and the performance thereof in accordance with its terms satisfies such standard.

          (b)      Termination Events and Liquidating Events.  Promptly upon becoming aware of any Termination Event or Liquidating Event, the Managing Member shall notify the Members of the occurrence of any such Termination Event or Liquidating Event or any event that with notice or lapse of time or both would constitute such an event and the action that Company has taken or proposes to take with respect thereto.

          (c)      Maintenance of the Company’s Existence, etc.  At the Company’s expense, the Managing Member shall take (or direct the Vessel Manager to take) all actions that may be necessary or appropriate (i) for the continuation of the Company’s and each of the Company

LLC Agreement

Subsidiaries’ valid existence as a limited liability company under the laws of the State of Delaware and its qualification to do business under the laws of each other jurisdiction in which such existence or qualification is necessary to protect the limited liability of the Members or to enable the Company and the Company Subsidiaries to conduct the business in which they are engaged or to perform their respective obligations under any agreement to which they are a party, (ii) for the accomplishment of the Company’s and each of the Company Subsidiary’s purposes, including the acquisition, management, maintenance, preservation, and operation of Permitted Assets and Company Permitted Assets in accordance with the provisions of this LLC Agreement, the Company Subsidiary Organizational Documents and applicable laws and regulations and (iii) to enforce the rights of the Company and each of its Subsidiaries under each of the Transaction Documents.  Without limitation of the foregoing, the Managing Member shall cause the Company and its Subsidiaries to maintain all licenses, permits, registrations, authorizations, use agreements, consents, orders or approvals of governmental or quasi-governmental agencies and authorities (whether Federal, state, local, municipal or foreign) necessary to own its properties and to conduct its activities in accordance with all applicable laws, rules, regulations and orders.

          (d)      Fiduciary Duty. Without limiting its rights under Section 3.4(d), the Managing Member shall be under a fiduciary duty to conduct the affairs of the Company in the best interests of the Company, including the safekeeping and use of all Company Property and the use thereof for the exclusive benefit of the Company and will not conduct the affairs of the Company so as to benefit any other business now owned or hereafter acquired by the Managing Member or any other Member if such conduct also produces a detriment to the Company.

          (e)      Notice Regarding Qualification to Do Business.  The Managing Member shall provide notice to the Members of any state or jurisdiction in which Company is qualified to do business (other than its jurisdiction of organization and any jurisdiction in which Company is qualified to do business on the Closing Date).

          (f)      Creation of Subsidiaries.  Each Subsidiary of the Company shall be wholly-owned, directly or indirectly, by the Company and shall be established pursuant to a Limited Liability Company Agreement in substantially the form of Exhibit D hereto, with such changes to such form as may be agreed from time to time by the Members.

                    Section 6.6          Compensation and Expenses.  Except for the amounts set forth on Schedule 3.3(b) and as contemplated by the Vessel Management Agreement, no Member or Affiliate of any Member shall receive any salary, fee, or draw for services rendered to or on behalf of the Company or otherwise in its capacity as a Member, nor shall any Member or Affiliate of any Member be reimbursed for any expenses incurred by such Member or Affiliate on behalf of the Company or otherwise in its capacity as a Member; provided that if the Managing Member is the designee of the Majority Class A Members as provided in Section 6.1(a), the designee shall be reimbursed for its out-of-pocket costs and expenses incurred in connection with acting as Managing Member.

                    Section 6.7          Execution of other Transaction Documents.  Simultaneously with the execution of this LLC Agreement, the Managing Member, on behalf of the Company, shall cause Company to enter into the Transaction Documents to which Company is a party.

LLC Agreement

                    Section 6.8          Compliance with the LLC Agreement.  The Managing Member shall exercise its rights hereunder as Managing Member to cause the Company to comply with all of the obligations of the Company set forth in this LLC Agreement.

                    Section 6.9          Annual Budget.  No later than the Closing Date and thereafter, no later than sixty (60) days after the end of each calendar year during the term hereof, the Managing Member shall submit to the Board of Directors a preliminary budget for the Company for the next succeeding calendar year, which shall include, among other things, all projected capital and operating expenditures and reserved amounts for emergency or contingent expenses.  Such budget shall become final when approved by the Required Directors.  This Section 6.9 shall not apply to the Managing Member if the Managing Member is the designee of the Majority Class A Members as provided in Section 6.1(a); provided, that if the Managing Member is the designee of the Majority Class A Members and does not provide a budget in accordance with this Section 6.9, it shall provide the Members with information reasonably requested by a Member as to proposed amounts to be expended by the Company and as to such other matters concerning the business and affairs of the Company as any Member shall reasonably request.

                    Section 6.10        Projected Vessel Costs.  No later than January 15 and July 15 of each calendar year (beginning on January 15, 2007), the Managing Member shall provide the Class A Members with a written update of the estimated Actual Vessel Costs for each Vessel for which Progress Payments have commenced and that has not been delivered under the Construction Contract and the estimated delivery date thereof.  Such updates shall be based on the most recently available information to the Managing Member (including all price adjustments applicable under the Construction Contract).

                    Section 6.11        Assignment of Additional Vessels.  (a)  USS Product Carriers LLC hereby agrees that the Company shall have the right on or prior to the First Notice Date, with respect to vessels 6 and 7, and on or prior to the Second Notice Date, with respect to vessels 8 and 9, to assume all rights and obligations of USS Product Carriers LLC under the Construction Contract with respect to vessels 6 and 7 and vessels 8 and 9 on the terms and conditions set forth in this Section 6.11.  The Majority Class A Members shall have the exclusive right to elect (on behalf of the Company) to accept assignment of vessels six (6) and seven (7) and vessels eight (8) and nine (9).  If the Majority Class A Members exercise such option (i) in the case of vessels 6 and 7, on or prior to the First Notice Date and (ii) in the case of vessels 8 and 9, on or prior to the Second Notice Date, USS Products Carriers LLC shall assign and the Company shall accept vessels six (6) and seven (7) and/or vessels eight (8) and nine (9), as the case may be, pursuant to an assignment agreement substantially in the form of the existing Assignment Agreement; provided that if the Company does not elect to accept assignment of vessels six (6) and seven (7), it shall have no right to take an assignment of vessels eight (8) and nine (9).  It is a condition to the exercise by the Majority Class A Members of the options described in the preceding paragraph that, (i) with respect to vessels 6 and 7 and vessels 8 and 9, the Majority Class A Members shall have delivered to the Board no more than 120 days, but no less than 30 days, prior to the First Notice Date or Second Notice Date, as the case may be, a non-binding indication of whether or not such Class A Members intend to exercise such option, (ii) with respect to vessels 6 and 7 and vessels 8 and 9, (x) the Administrative Agent shall have delivered the notice referred to in Section 2.6 of the Credit Agreement prior to the applicable date set forth therein or (y) the Company shall have otherwise agreed with the lenders under the Vessel Debt

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CONFIDENTIAL TREATMENT REQUESTED
PURSUANT TO RULE 24b-2

Documents to amend the terms thereof to provide sufficient financing for the debt portion of the cost of such assigned vessels or the Company shall have otherwise obtained financing commitments for such assigned vessels that are satisfactory to the Members and (iii) no default or failure by any Class A Member to perform its obligations under Sections 3.3 or 10.3 shall be continuing.  Upon the effectiveness of such assignment, each assigned vessel will become a “Vessel” for all purposes hereunder.  In the event that the Company does not elect to take assignment of any of vessels 6 and 7 or vessels 8 and 9, the Class B Member or its designee shall have the obligation to purchase any Hedge Agreements associated with such non-assigned vessels not later than 12 months after the applicable First Notice Date or Second Notice Date if the Class B Member or any Affiliate has any investment in the construction of vessels six (6) through nine (9); provided that the Class B Member will pay to the Company the actual cost of foreign currency Hedge Agreements and other Hedge Agreements allocable to vessels six (6) through nine (9) purchased from the Company to the extent such cost exceeds $4 million in the aggregate for all of vessels six (6) through nine (9).  The Class B Member agrees that it shall not (w) assign any of its rights or interest in vessels six (6) through nine (9), (x) elect to convert any of vessels six (6) through nine (9) to a shuttle tanker without the consent of the Majority Class A Members, (y) amend, modify or waive any provision of the Construction Contract with respect to vessels six (6) through nine (9) without the consent of the Majority Class A Members (such consent not be unreasonably withheld) or (z) suffer to exist any Lien with respect to the Class B Member’s rights under the Construction Contract with respect to such vessels (other than in each case as provided under the Transaction Documents and other than rights of the Contractor under the Construction Contract); provided that the foregoing agreements of the Class B Member and any other limitations contained in the Transaction Documents with respect to vessels six (6) through nine (9) shall not apply to such vessels after the Class A Member option with respect to such vessel has expired.

          (b)          In the event that Class A Members whose Capital Account balances, in the aggregate, constitute greater than 50% (but less than 100%) of the aggregate Capital Account balances for all Class A Members have indicated their desire to elect (such election, an “Additional Vessel Election”) to cause the Company to accept assignment of vessels six (6) and seven (7) and/or vessels eight (8) and nine (9), such electing Class A Members (the ”Electing Members”) shall have the right to purchase the non-electing Class A Members’ entire Class A Member Interest by notice to such Members and the Company; provided that if the Electing Members do not elect to purchase such Class A Member Interests within 10 Business Days of the such First Notice Date or Second Notice Date, as applicable, the Class B Member may designate any Person reasonably acceptable to the Electing Members to make such purchase and such Person shall have the right to purchase the non-electing Class A Members’ entire Class A Member Interest.  The purchase price (the “Section 6.11 Purchase Price”) of any purchase of the non-electing Class A Members’ Interests pursuant to this clause (b) shall be an amount in Cash equal to the amount necessary to be paid to the non-electing Class A Members on the purchase date in order for the non-electing Class A Members to achieve an IRR of *%.  The closing of the purchase and sale of such Class A Member Interests shall occur not more than 30 days after the First Notice Date or Second Notice Date, as applicable.  On the purchase date, the non-electing Class A Members shall, upon payment of the Section 6.11 Purchase Price and provided that on

* Confidential treatment requested. Confidential portion omitted and filed separately with the Commission.

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or prior to the date of such purchase (x) the Electing Members (or Class B Member designee) has also purchased from the non-electing Class A Members all loans held by such Members or their Affiliates under the Vessel Debt Documents and all subordinated loans made (or deemed made) by such Class A Members to the Company and (y) the Contractor has agreed to the assumption by the Electing Members or the Class B Member designee, as the case may be, of the corresponding obligations of the non-electing Class A Members and the release by the Contractor of the non-electing Class A Members of such obligations, deliver to the Electing Members or Class B Member designee, as the case may be, all of their right, title and interest in and to their Class A Member Interests purchased, free and clear of any liens, claims, encumbrances, security interests or options by delivery of endorsed Certificates of Interest and by executing instruments of conveyance attached hereto as Exhibit E.  Notwithstanding the foregoing, no transfer of a Class A Member Interest pursuant to this clause (b) that is a Disqualified Transfer shall be permitted and the obligation of each non-electing Class A Member to deliver its right, title and interest in its Class A Member interest pursuant to this Section 6.11(b) shall be contingent on the receipt of all required Government Approvals, if any, (including any from the United States Maritime Administration, if required).

                    Section 6.12          Approval of Charters.  In the case of any Proposed Charter that is Conforming Charter, the Board shall vote in accordance with Section 6.4(d), within 15 Business Days after the presentation of such Charter in accordance with Exhibit A to the Vessel Management Agreement, to authorize or decline to accept the terms of such Proposed Charter.  In the case of any Proposed Charter that is not a Conforming Charter, the Required Directors shall vote (a) if the term of such Proposed Charter is six months or less (exclusive of any options to extend the term), within 2 Business Days after the presentation of such Proposed Charter, and if the term of such Proposed Charter is from six months to one year (exclusive of any options to extend the term), within 5 Business Days after the presentation of such Proposed Charter, in each case, in accordance with Exhibit A to the Vessel Management Agreement, to authorize or decline to accept the terms of such Charter and (b) if the term of such Proposed Charter is greater than one year, within 10 Business Days after the presentation of such Proposed Charter in accordance with Exhibit A to the Vessel Management Agreement, to authorize or decline to accept the terms of such Proposed Charter; provided that in the case of the foregoing clause (a), the Required Directors will be deemed to have approved such Proposed Charter if notice of objection is not received prior to the expiration of such 2 Business Day period.

                    Section 6.13          Cost Under-run Payments.  In the event that the Majority Class A Member(s) elect not to cause the Company to assume the rights with respect to any of vessels 6 through 9 as provided in Section 6.11, the Class B Member shall pay to the Company the product of (x) the number of vessels constructed under the Construction Contract assigned to the Company (the “LLC Vessels”) and (y) the excess, if any, of (i) the average under-run payment paid (including by way of set-off or by way of any other reduction in any payment to the Contractor under the Construction Contract) by the Contractor pursuant to Article 3(d) of the Construction Contract with respect to all nine vessels over (ii) the average under-run paid (including by way of set-off or by way of any other reduction in any payment to the Contractor under the Construction Contract) with respect to the number of LLC Vessels.  Such amount (or any unpaid portion thereof) shall be payable solely to the extent the Class B Member or any Affiliate thereof or US Shipping receives a cash distribution on its investment in a transaction for

LLC Agreement

the construction of Vessels six (6) through nine (9) or a cash payment with respect to any incentive fee payable in respect of such transaction.

                    Section 6.14          Hedge Assets.  Each of the Class A Members and the Class B Member agrees that promptly following the Closing Date, they shall consult with each other as to the arrangements that the Company should pursue with regard to hedging the exposure (including, currency, interest rate, inflation and other applicable exposures) of the Company to the Vessels (including vessels six (6) through nine (9)) during the construction thereof.  Without limiting the generality of the foregoing, each of the Class A Members and the Class B Member agrees that the Company shall be permitted to enter into Hedge Agreements with respect to Vessels five (5) through nine (9) as contemplated by the Financial Model with an aggregate cost not to exceed $5 million so long as the terms of such Hedge Agreements are reasonably acceptable to the Class B Member and Majority Class A Members.  Contemporaneously with the Company entering into any Hedge Agreement, the Majority Class A Members and the Class B Member shall agree as to the proper allocation of such hedge asset to each Vessel (including vessels six (6) through nine (9) to the extent that such Hedge Agreements would hedge the exposure of the Company to such vessels if acquired pursuant to Section 6.11).

ARTICLE VII

ROLE OF NON-MANAGING MEMBERS

                    Section 7.1          Rights or Powers.  Except as otherwise provided herein (including Section 7.4), no Member (other than the Managing Member) shall have any right or power to take part in the management or control of the Company or its business and affairs or to act for or bind Company in any way.  Notwithstanding the foregoing, the Members shall have all the rights and powers specifically set forth in this LLC Agreement.  Any Member, any Affiliate thereof or an employee, stockholder, agent, member, manager, director or officer of a Member or any Affiliate thereof, may also be an employee or agent of the Company or the Manager.  The existence of these relationships and acting in such capacities will not result in such Member being deemed to be participating in the control of the business of the Company or otherwise by itself affect the limited liability of such Member.

                    Section 7.2          Voting Rights.  Each Member shall have the right to vote only on those matters expressly reserved for its vote (i) as provided in this LLC Agreement or (ii) as required by mandatory provisions of the LLC Act.

                    Section 7.3          Procedure for Consent.  In any circumstances requiring the approval or consent of any Member specified in this LLC Agreement, such approval or consent may, except as expressly provided to the contrary in this LLC Agreement, be given or withheld in the sole and absolute discretion of such Member.  If the Managing Member receives the necessary approval or consent of the Members to such action, the Managing Member shall be authorized and empowered to implement such action without further authorization by the Members.

LLC Agreement

                    Section 7.4          Special Rights of the Class A Member.  Notwithstanding any other provision hereof, the Majority Class A Member(s) shall have the exclusive right and power to (a) control the liquidation of the Company by appointing the Liquidator as and to the extent set forth in Article XII, (b) deliver a Liquidation Notice in accordance with Section 12.10, (c) exercise all rights of the Company pursuant to Section 11.2 (other than Section 11.2(e)(ii)), (d) make a demand on the Class B Member’s Approved Letter of Credit, (e) control the Company to the extent necessary to exercise the rights of the Class A Members pursuant to Section 11.3, (f) elect whether or not to novate vessels six (6) through nine (9) under the Assignment Agreement, (g) appoint a Replacement Manager under the Vessel Management Agreement and otherwise exercise the rights and remedies of the Company under the Vessel Management Agreement and any guaranty issued in respect thereof; provided that the affirmative vote of the Permanent Class B Member Director shall be required to terminate the Vessel Manager pursuant to Section 5.3 thereof (and in making the determination of whether to give such affirmative vote, the Permanent Class B Member Director shall be entitled to consider only the interests of the Class B Member and, to the fullest extent permitted by law, shall have no fiduciary duty to the Company or the Class A Members with respect thereto) and (h) terminate the Assigned Construction Contract pursuant to Article 26 of the Assigned Construction Contract and the rights and remedies to be exercised following such termination.

                    Section 7.5          Additional Rights of the Class A Member.  The Majority Class A Member(s) shall have the right to (i) in the event that the Managing Member fails to execute any ship mortgage required to be executed under the Vessel Debt Documents within the time periods (including any grace periods) permitted by the Vessel Debt Documents, execute such ship mortgage in the name of, and on behalf of, the Company, (ii) in the event that the Managing Member fails to timely make any borrowing request under the Vessel Debt Documents necessary to fund a Permitted Amount by the 3rd Business Day prior to the due date thereof, deliver a borrowing request under the Vessel Debt Documents to the extent necessary to fund such Permitted Amount, (iii) in the event that the Managing Member fails to timely issue a Funding Notice pursuant to Section 3.3, deliver a Funding Notice hereunder and (iv) upon delivery of any Vessel, to the extent that the Company has not previously engaged an insurance consultant satisfactory to the Majority Class A Members, engage an insurance consultant with expertise in maritime insurance at the expense of the Company to advise as to whether the insurances covering such Vessel are consistent with industry practice and, if such consultant states that such insurance is not consistent, the Managing Member shall, at the request of the Majority Class A Member(s), obtain such insurance so as to make it consistent.

                    Section 7.6          Additional Rights of Either Member.  Either the Majority Class A Member(s) or the Class B Member may elect upon at least 15 Business Days’ notice to the other Members to cause the Company to terminate the Assigned Construction Contract pursuant to Section 11(c)(5) of the Assigned Construction Contract.

ARTICLE VIII

ACCOUNTING; BOOKS AND RECORDS

                    Section 8.1          Accounting; Books and Records.

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          (a)      Maintenance of Books and Records.  The Company shall maintain at its principal place of business or, upon notice to the Members, at such other place as the Managing Member shall determine, separate books of account for Company, which shall include a record of all costs and expenses incurred, all charges made, all credits made and received, and all income derived in connection with the conduct of the Company and the operation of its business in accordance with this LLC Agreement.

          (b)      Accounting Methods.

          (i)          Company shall maintain appropriate books and records in a manner as necessary to comply with GAAP and with the Code and the Regulations, including maintaining a Capital Account and Adjusted Capital Account for each Member.

          (ii)         All amounts payable under any agreement, other than this LLC Agreement, between Company on the one hand and the Members or their Affiliates (excluding Company) on the other hand, other than Distributions, shall be treated as occurring between Company and a Person who is not a Member within the meaning of Section 707(a)(1) of the Code and such amounts payable by the Company to any Member or such Member’s Affiliates shall be considered an expense or capital cost, as the case may be, of the Company for income tax and financial reporting purposes, and shall not be considered a Distribution to such Member, including in maintaining such Member’s Capital Account, and any such amounts payable by any Member or its Affiliates to the Company shall not, except as specifically contemplated by Article III, be considered a contribution to the Company, including in maintaining such Member’s Capital Account.

          (c)      Access to Books, Records, etc.  Each Member or any agents or representatives of any Member (subject to reasonable safety requirements), upon reasonable notice and with reasonable frequency during normal business hours, may visit and inspect any of the properties of the Company and examine any information of the Company it may reasonably request and make copies of and abstracts from the financial and operating records and books of account of the Company, and discuss the affairs, finances and accounts of the Company with the Managing Member and the Vessel Manager, all at such reasonable times and as often as such Member or any agents or representatives of such Member may reasonably request.  The rights granted to each Member pursuant to this Section 8.1(c) are expressly subject to compliance by such Member with the reasonable confidentiality procedures and guidelines of the Company, as such procedures and guidelines may be established from time to time.

                    Section 8.2          Reports.

          (a)      In General.  The Managing Member shall be responsible for the preparation of (or for causing the preparation of) financial reports of the Company and the coordination of financial matters of the Company with Company’s accountants.  Each report delivered by the Company to the Members pursuant to this Section 8.2 shall be accompanied by a representation of a Responsible Officer of the Managing Member that such report presents fairly in all material respects the information contained therein, subject, in the case of the reports to be delivered pursuant to Section 8.2(c), to year-end audit adjustments.

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          (b)          Annual Financial Reports.  Within 90 days after the end of each Fiscal Year commencing with the Fiscal Year ending December 31, 2006, the Managing Member shall cause to be prepared and to be delivered to each Member, a consolidated balance sheet as of the last day of such Fiscal Year and a consolidated income statement and consolidated statement of cash flows for Company for (x) in the case of the Fiscal Year ending December 31, 2006, the period from the Formation Date to December 31, 2006, and (y) in the case of any other Fiscal Year, such Fiscal Year, and notes associated with each, in each case prepared in accordance with GAAP and audited by the Company Accountants.  The financial statements described in this Section 8.2(b) shall be accompanied by a representation of a Responsible Officer of the Managing Member stating that after reasonable inquiry, it has no actual knowledge of the occurrence of any Termination Event or Liquidating Event (or any event which with the giving of notice or passage of time would reasonably be expected to become such an event) that is then continuing or, if it has any such actual knowledge, specifying each then continuing event.

          (c)          Quarterly Financial Reports.  Within 45 days after the close of each Fiscal Quarter during any Fiscal Year beginning with the Fiscal Quarter ending December 31, 2006, the Managing Member shall cause to be prepared and to be delivered to each Member its unaudited financial statements consisting of a consolidated balance sheet as of the last day of such Fiscal Quarter and a consolidated income statement and a consolidated statement of cash flows for Company for such Fiscal Quarter, in each case prepared in accordance with GAAP except that such quarterly financial statements need not include footnote disclosure and may be subject to ordinary year-end adjustment.  The financial statements described in this Section 8.2(c) shall be accompanied by a representation of a Responsible Officer of the Managing Member stating that (x) the financial statements described in clause (i) of this Section 8.2(c) present fairly, in all material respects, the financial position of the Company at the end of the most recently completed Fiscal Quarter and the results of its operations and its cash flows for such Fiscal Quarter, in conformity with GAAP, subject to year end audit adjustments or requirements, and (y) after reasonable inquiry, it has no actual knowledge of the occurrence of any Termination Event or Liquidating Event (or any event which with the giving of notice or passage of time would reasonably be expected to become such an event) that is then continuing or, if it has any such actual knowledge, specifying each then continuing event.

          (d)          Purchase Option and Liquidation Date Reports.  The Managing Member shall cause to be prepared and to be delivered to each Member (x) on any Final Payment Date, a balance sheet as of the applicable Mark-to-Market Measurement Date setting forth the aggregate Mark-to-Market Value for each of the Permitted Assets (a “Mark-to-Market Balance Sheet”) together with a certificate by the Managing Member that such statements have been prepared in accordance with this LLC Agreement, subject to adjustment as a result of the audit to be provided pursuant to the following clause (y) and (y) on the date on which final distributions are made to the Members pursuant to Section 12.2 hereof and not later than seventy-five (75) days after the Purchase Date, certification by the Company Accountants that such statements have been prepared in accordance with this LLC Agreement.

          (e)          Valuation Reports.  The Managing Member shall cause to be prepared contemporaneously with any adjustment to the Gross Asset Values of the Company assets in accordance with clause (ii) of the definition of Gross Asset Value, reports required to determine the Mark-to-Market Value of such assets and (x) in the event any Permitted Asset is acquired

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(whether by contribution or purchase), sold or distributed by the Company, with respect to such Permitted Asset only and (y) upon the occurrence of any adjustment to the Gross Asset Value of all Permitted Assets, with respect to all Permitted Assets, and the Managing Member shall furnish such reports to each Member together with a certification by the Company Accountants that such reports have been prepared in accordance with this LLC Agreement.

          (f)          Certain Other Information.  The Managing Member shall provide to the Members a monthly report no later than the 10th day of each calendar month, which report shall provide in reasonable detail all material financial information with respect to the preceding month (including information as to the Progress Payments made with respect to each Vessel and other expenses paid during such preceding calendar month) and the status of any charter negotiations with respect to the Vessels; provided that the Managing Member designated by the Majority Class A Members pursuant to Section 6.1 shall not be required to comply with this sentence for a period of six (6) months following such designation.  In addition, the Managing Member shall provide to the Members (i)  as promptly as practicable and in any event within five Business Days after having knowledge of the commencement of any labor controversy, litigation, action or proceeding under or affecting the Construction Contract, the occurrence or cessation of any Force Majeure under and as defined in the Construction Contract or the occurrence of any other event that could reasonably be expected to adversely affect the construction of any of the Vessels, notice thereof and copies of all material documentation relating thereto; (ii) concurrently with the sending thereof, copies of all written information and reports which the Company or any Subsidiary (or any Person on its behalf) provides under any of the Transaction Documents and promptly following receipt thereof, copies of all written information and notices which the Company or any Subsidiary (or any Person on its behalf) receives under any of the Transaction Documents, excluding in each case copies of routine correspondence delivered pursuant to the Construction Contract or the Charters or design or other technical information that by its terms is confidential information; (iii) as promptly as practicable after actual knowledge thereof, any distress or other similar charges against any of the Vessels; (iv) as promptly as practicable, any material correspondence or notices to or from any governmental authority, regulatory or self regulatory agencies, or other entities with jurisdiction over the Company or any Subsidiary; (v)  as promptly as practicable after actual knowledge thereof, (A) any accident to any Vessel; (B) any Event of Loss of any of the Vessels; and (C) any arrest of such Vessel or the exercise or purported exercise of any Lien on such Vessel; (vi) as promptly as practicable after actual knowledge thereof, any reports prepared by the oversight team with respect to the construction of the Vessels; (vii) as promptly as practicable and in any event within five Business Days after having knowledge of the occurrence of each Default (as defined in the Credit Agreement), a statement of the Managing Member setting forth details of such Default and the action which the Managing Member has taken and proposes to take with respect thereto; and (viii) as promptly as practicable, such other information as a Member may from time to time reasonably request.

                    Section 8.3          Tax Matters.

          (a)      Actions by the Class B Member.  The Managing Member is specifically authorized to act as the “Tax Matters Member” under the Code and in any similar capacity under state or local law.  The Tax Matters Member is authorized to make any and all elections for federal, state, and local tax purposes including any election, if permitted by applicable law:

LLC Agreement

(i) to adjust the basis of Company Property pursuant to Code Sections 754, 734(b) and 743(b), or comparable provisions of state or local law, in connection with Dispositions of Interests and Company Distributions; (ii) with the consent of the Members, to extend the statute of limitations for assessment of tax deficiencies against the Members with respect to adjustments to the Company’s federal, state, or local tax returns; and (iii) to the extent provided in Code Sections 6221 through 6231, to represent the Company and the Members before taxing authorities or courts of competent jurisdiction in tax matters affecting the Company or the Members in their capacities as Members, and to file or cause to be filed any tax returns and execute any tax returns, agreements or other documents relating to or affecting such tax matters, including agreements or other documents that bind the Members with respect to such tax matters or otherwise affect the rights of the Company and the Members, provided that the Tax Matters Member’s authority to make an election under this Section 8.3(a) is subject to the consent of each Member for which such election could reasonably be expected to have an adverse impact.

          (b)      Tax Information and Filings.  The Tax Matters Member shall deliver or cause to be delivered to each Member necessary tax information for each Member’s estimated quarterly tax filings within 45 days of the end of the applicable quarter.  The Tax Matters Member shall deliver or cause to be delivered to each Member:  (i) on or prior to February 28 of each Fiscal Year, the Tax Matters Member’s good faith estimate of the amount of such Member’s allocable share of taxable income or loss of the Company for the preceding Fiscal Year and (ii) as soon as practicable after the end of each Fiscal Year of the Company but not later than July 30th of the next succeeding Fiscal Year, necessary tax information for each Member’s annual tax filings.  The Tax Matters Member shall file or cause to be filed tax or information returns and all other filings for the Company prepared in accordance with the Code, the Regulations and applicable state and local tax laws.  The Tax Matters Member shall use reasonable efforts to provide the Members with details concerning the foregoing information upon the reasonable inquiry of a Member.

          (c)      Tax Classification.

         (i)          The Tax Matters Member shall take such action as may be required under the Code and Regulations to cause Company to be treated as a partnership and the Subsidiaries to be treated either as partnerships or disregarded entities for United States federal income tax purposes.

         (ii)          To the extent Section 8.3(c)(i) does not govern the state and local tax classification of the Company and the Subsidiaries, the Tax Matters Member shall take such action as may be required under applicable state and/or local law to cause Company to be treated as, and in a manner consistent with a partnership (or the functional equivalent thereof) and to cause the Subsidiaries to be treated as, and in a manner consistent with either partnerships or disregarded entities (or the functional equivalent thereof) for state and local income and franchise tax purposes; provided, that the Tax Matters Member shall not take any action under this clause (c)(ii) which would be inconsistent with its obligations under Section 8.3(c)(i).

LLC Agreement

ARTICLE IX

AMENDMENTS; MEETINGS

                    Section 9.1          Amendments.  Amendments to this LLC Agreement may be proposed by any Member.  Following such proposal, the Managing Member shall submit to the Members a verbatim statement of any proposed amendment once counsel for the Company shall have approved of the same in writing as to form, and the Managing Member shall include in any such submission a recommendation as to the proposed amendment.  The Managing Member shall seek the written vote of the Members on the proposed amendment or shall call a meeting to vote thereon and to transact any other business that it may deem appropriate.  No amendment shall be adopted and be effective as an amendment to this LLC Agreement unless it receives the affirmative vote of all of the Members.  In addition to the foregoing, no amendment shall reduce the Remaining Capital Commitment of any Member or modify the requirement that the Class B Member post an Approved Letter of Credit unless such amendment has also received the prior written consent of the Contractor if at the time of such proposed amendment any amounts remain payable under the Construction Contract with respect to the Vessels.

                    Section 9.2          Meetings of the Members.

          (a)      Meetings of the Members may be called by the Managing Member and shall be called upon the written request of any Member.  The request shall state the nature of the business to be transacted.  Subject to other requirements specified herein regarding notice periods, notice of any such meeting shall be given to all Members not less than five Business Days nor more than thirty days prior to the date of such meeting.  Members may vote in person, by proxy or by telephone at such meeting.  Whenever the vote or consent of Members is permitted or required under this LLC Agreement, such vote or consent may be given at a meeting of Members or may be given in accordance with the procedure prescribed in Section 9.3.

          (b)      For the purpose of determining the Members entitled to vote on, or to vote at, any meeting of the Members or any adjournment thereof, the Managing Member or the Member requesting such meeting may fix, in advance, a date as the record date for any such determination.  Such date shall not be more than thirty days nor less than one Business Day before any such meeting.

          (c)      Each Member may authorize any Person or Persons to act for it by proxy on all matters in which the Member is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting.  Every proxy must be signed by the Member or its attorney-in-fact.  No proxy shall be valid after the expiration of eleven months from the date thereof unless otherwise provided in the proxy.  Every proxy shall be revocable at the pleasure of the Member executing it or as provided under the terms of such proxy.

          (d)      Each meeting of Members shall be conducted by the Managing Member or such other Person as the Managing Member may appoint pursuant to such rules for the conduct of the meeting as the Managing Member or such other Person deems appropriate.

LLC Agreement

                    Section 9.3          Manner of Consent.  In the event the consent of one or more Members is required for any action to be taken by the Company, such consent may be given at a meeting, which may be attended or conducted by conference telephone call, or provided in a writing executed by such Members.

ARTICLE X

TRANSFERS OF INTERESTS

                    Section 10.1          Restriction on Dispositions of Interests.

          (a)      Dispositions of Class A Member Interests.  Subject to Section 10.1(c) and except as provided in Article XI, no Class A Member shall Dispose of (other than by a retirement or redemption) its Class A Interest or resign from the Company without the prior written consent of the Class B Member and so long as Blackstone and its Affiliates are the Majority Class A Members, the Majority Class A Members; provided that no consent of the Class B Member shall be required if (x) a Board Reduction Event shall have occurred or (y) with respect to a Disposition of a Class A Member Interest by Blackstone if, after giving effect to such Disposition, Blackstone continues to own a majority of the Class A Member Interests.  Following any such transfer by a Class A Member of all of its Class A Interest, such Class A Member shall cease to be a Class A Member.  Upon any transfer made in accordance with this Section 10.1(a), the transferee of such Interest will be admitted as a Class A Member of the Company upon its execution of a counterpart to this Agreement, without further action or consent by any other Member.

          (b)      Dispositions of Class B Interest.  (i) Subject to Section 10.1(c), the Class B Member shall not Dispose of its Class B Interest to any Person or withdraw from Company without the prior written consent of each of the Class A Members; provided, that the Class B Member may Dispose of its Class B Interest to any Wholly Owned Affiliate of U.S. Shipping in a transfer that complies with Section 10.1(c) and provided that (x) such transferee executes an assumption agreement in form and substance reasonably satisfactory to the Required Directors and (y) no such transfer shall be permitted until an Approved Letter of Credit required by Section 3.3(a) shall be issued in respect of such assignee.  Upon any such transfer of all of its Interest, the initial Class B Member shall, subject to the following paragraph, cease to be a Class B Member.  In addition to the foregoing, to the extent not materially adverse to the Class A Members, the Class B Member may carve-out from the Class B Interest a special interest in the income, gain, loss, deduction, and distributions with respect to one or more Company activities, including the Company’s activities relating to one or more Company Subsidiaries (the “Special Class B Interest”), which Special Class B Interest may be assigned by the Class B Member to any Wholly Owned Affiliate of U.S. Shipping in a transfer that complies with Section 10.1(c) and subject to paragraph (b)(ii) of this Section 10.1.  Nothing herein shall be deemed to prohibit the Class B Member from entering into the Collateral Assignment in favor of the Contractor attached as Exhibit C hereto.  Notwithstanding anything to the contrary contained in any Transaction Document, the Class B Member may assign to U.S. Shipping or any Wholly Owned Affiliate of U.S. Shipping any of its options to purchase a Vessel under Section 11.2.  The Class B Member shall provide written notice of any such assignment to the Class A Members not less than 2 Business Days prior to the effective date of any such assignment.  For the avoidance

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of doubt, from and after any such assignment any reference to the Class B Member in Section 11.2 shall be deemed to be a reference to such assignee.

          (ii)      Notwithstanding any Dispositions pursuant to this Section 10.1(b), U.S. Shipping and the other owners of such Wholly Owned Affiliate shall at all times remain responsible on a joint and several basis for satisfying the Capital Commitment obligations of the Class B Member unless (i) the Class A Members agree in writing to release U.S. Shipping and such owners from such obligations or (ii) the obligations of the Affiliate to which the Class B Interest is transferred are fully and unconditionally guaranteed by U.S. Shipping and such owners on a joint and several basis pursuant to a guarantee which is acceptable to the Class A Members.  Upon any transfer made in accordance with this Section 10.1(b), the transferee of such Interest will be admitted as the Class B Member of the Company upon its execution of a counterpart to this Agreement, without further action or consent by any other Member.

          (iii)     If as a result of any transfer permitted by this Section 10.1, there is more than one Class B Member, all Class B Members shall designate a single Class B Member as their attorney-in-fact, in its name and stead, to give or withhold all consents and approvals that each Class B Member shall be entitled to give or withhold, and to exercise all voting rights and other rights, and take all other actions, that such Class B Member is entitled to take pursuant to the provisions of this LLC Agreement until such time as such designation and appointment is revoked in writing, and this Section 10.1(b)(iii) shall be, to the extent required by Applicable Law to give it effect, construed as a proxy in favor of such designated Class B Member.

          (c)      Prohibited Transfers.  No Disposition of an Interest that is a Disqualified Transfer shall be permitted by this Section 10.1.

                    Section 10.2          Prohibited Dispositions.  To the fullest extent permitted by law, any purported Disposition of an Interest that is not made in accordance with Section 10.1 shall be null and void and of no effect whatever; provided, however, that, if the Company is required to recognize a Disposition of an Interest that is not made in accordance with Section 10.1, the transferred Interest shall be strictly limited to the transferor’s rights to allocations and distributions as provided by this LLC Agreement with respect to the transferred Interest, which allocations and distributions may be applied (without limiting any other legal or equitable rights of the Company) to satisfy any debts or obligations, or liabilities for damages that the transferor or transferee of such Interest may have to the Company.

          To the fullest extent permitted by law, in the case of a Disposition or attempted Disposition of an Interest that is not made in accordance with Section 10.1, the parties engaging or attempting to engage in such Disposition shall be liable to indemnify and hold harmless the Company and the other Members from all losses, costs, liability, and damages that any of such indemnified Persons may incur (including incremental tax liability and reasonable lawyers’ fees and expenses) as a result of such Disposition or attempted Disposition and efforts to enforce the indemnity granted hereby.

                    Section 10.3          Right of Company to Cause Dispositions of Interests.  If any Member fails to maintain its status as a “citizen of the United States” within the meaning of Section 2 of the Shipping Act of 1916 (any such Member, a “Non-U.S. Member”), and such

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failure would cause the Company not to be a “citizen of the United States” for purposes of the Jones Act, such Non-U.S. Member shall within 30 days of such failure, either (i) cure such failure to the reasonable satisfaction of the Company or (ii) cause its Interest to be transferred to a “citizen of the United States”, in each case, within the meaning of Section 2 of the Shipping Act of 1916.  In the event that a Non-U.S. Member fails to comply with the foregoing sentence, the Managing Member (or, in the event that the Class B Member is a Non-U.S. Member at a time when it is the Managing Member, the Majority Class A Members) may require that such Non-U.S. Member sell its Interest in the Company to a purchaser selected by the Managing Member (or, if applicable, the Majority Class A Members) at a purchase price equal to such Non-U.S. Member’s Capital Account balance.

                    Section 10.4          Representation on Transfer.  Any Person to whom an Interest is transferred in accordance with the terms of this Agreement shall be deemed to make the representations and warranties provided for in Section 3.6(a) to the Company and each other Member.

ARTICLE XI

PURCHASE AND SALE RIGHTS

                    Section 11.1          Purchase Option.

          (a)      Following (i) notice of acceleration of the Vessel Debt, (ii) delivery of a Notice of Foreclosure or (iii) delivery of a Liquidation Notice (any of the foregoing events described in clauses (i) through (iii), a “Triggering Event”), and provided that (x) on or prior to the date of such purchase all amounts then due and payable under the Vessel Debt Documents and all subordinated loans made (or deemed made) by the Class A Members to the Company will be paid in full and (y) the “Investors” that are parties to the Funding Agreement have been released from all of their obligations thereunder, the Class B Member may elect to purchase or cause the purchase of the Class A Members’ entire Class A Member Interests (the “Purchase Option”); provided, that the Class B Member makes an Irrevocable Election and gives written notice to all the Members (the “Purchase Option Notice”).

          (b)      Any Purchase Option Notice shall include the following:

(i) a statement that all of the Class A Member Interests are to be purchased;

          (ii)          a statement specifying the date on which the closing of the purchase and sale of the Class A Member Interests shall occur (the “Purchase Date”), which Purchase Date shall not be less than twenty Business Days nor more than one-hundred twenty days from the date of the occurrence of the first such Triggering Event;

          (c)          Purchase Price/Payment.  On the Purchase Date, the Class B Member shall pay or shall cause to be paid to the Class A Members an amount of Cash equal to the amount necessary

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CONFIDENTIAL TREATMENT REQUESTED
PURSUANT TO RULE 24b-2

to be paid to the Class A Members on the Purchase Date in order for the Class A Members to achieve an IRR of *% (the “Purchase Price”).

          (d)      Purchase.

(i) The closing of the purchase and sale of the Class A Member Interests shall occur on the Purchase Date.

         (ii)         The closing shall occur at such place as is mutually agreeable to the Members, or upon the failure to agree, at the principal place of business of the Company.  On the Purchase Date, the Class A Members shall upon payment of the Purchase Price and the satisfaction of the conditions set forth in clauses (x) and (y) of Section 11.1(a) deliver to the Class B Member or its designee all of their right, title and interest in and to the Class A Member Interests purchased, free and clear of any liens, claims, encumbrances, security interests or options by delivery of endorsed Certificates of Interest and by executing instruments of conveyance attached hereto as Exhibit E.  To the fullest extent permitted by law, the transfer of the Class A Member Interest shall be made “as-is, where is” without any representation or warranty other than the absence of liens as aforesaid.  The Class B Member shall pay or cause to be paid the reasonable costs of such Disposition and closing, including attorneys’ fees and filing fees of the Members.

          (e)      Treatment as Purchase Under Section 741.  The Members agree to treat the Disposition of the Class A Member Interests pursuant to this Section 11.1 as a purchase and sale under Section 741 of the Code and not as a retirement under Section 736 of the Code.

                    Section 11.2          Vessel Purchase Option.

          (a)      Unless a Non-Exercise Event is continuing, the Class B Member may, at any time during the period beginning six months prior to the Expected Delivery Date of a Vessel and ending on the Delivery Date of such Vessel (such period for each Vessel, an “Option Period”), elect to purchase or to cause the purchase of such Vessel or all of the equity interests in the Company Subsidiary holding such Vessel (the “Vessel Purchase Option”); provided, that (x) the Class B Member gives irrevocable (except as expressly provided below) written notice to all the Members (the “Vessel Purchase Option Notice”) and (y) in the case of any purchase of the equity interests in the Company Subsidiary holding such Vessel, such Company Subsidiary shall be required to distribute all Financial Investments held by it to the Company prior to the consummation of such sale and the value of such investments shall not be included in determining the Vessel FMV Range.  Following a Triggering Event, the Vessel Purchase Option shall be limited to (i) all Vessels currently within their Option Period or that will be within their Option Period within 120 days of the date of the occurrence of the first such Triggering Event and (ii) any other Vessel retained by the Company or held, directly or indirectly, by Blackstone during its applicable Option Period.

                    As a condition to delivering a Vessel Purchase Option Notice with respect to any Vessels, the Class B Member shall, no less than 45 days prior to the delivery of such Vessel

* Confidential treatment requested. Confidential portion omitted and filed separately with the Commission.

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CONFIDENTIAL TREATMENT REQUESTED
PURSUANT TO RULE 24b-2

Purchase Option Notice, give the Board (with copies to the Class A Members) notice of its intent to make an Irrevocable Election with respect to such Vessel (a “Notice of Intent”).

          Such notice shall list three Approved Independent Appraisers.  The Majority Class A Members shall select an Approved Independent Appraiser from such list within 10 Business Days of the receipt of such notice.  Such Approved Independent Appraiser shall be jointly instructed by the Majority Class A Members and the Class B Member to calculate the range for the Fair Market Value of such Vessel as of the Delivery Date in accordance with the Agreed Methodology (the “Vessel FMV Range”) (the bottom of which range shall be no less than *% of the top of the range).  The Approved Independent Appraiser shall be instructed to deliver its calculation of the Vessel FMV Range on or before the 30th day after the appointment of such Approved Independent Appraiser.

          Such Approved Independent Appraiser and the Members shall be permitted to share such information with each other as they deem relevant so long as such information is provided to the other Members and such Approved Independent Appraisers.  Such Approved Independent Appraiser shall, at the request of any member, consult with the Members and their representatives.  The Managing Member shall be required to provide the Approved Independent Appraiser with summaries of all charters to which the applicable Vessels(s) are subject and, with respect to each Vessel which has not been delivered under the Construction Contract, the summary of the Progress Payments, if any, made on such Vessel and the then estimated Actual Vessel Cost of such Vessel.  Delivery of a Notice of Intent shall not obligate the Class B Member to deliver a Vessel Purchase Option Notice and the Class B Member shall not be deemed to have invoked the Vessel Purchase Option until a Vessel Purchase Option Notice is delivered.

(b) [Reserved].

(c) Any Vessel Purchase Option Notice shall include the following:

(i) a statement of which Vessel or Company Subsidiary equity is to be purchased;

          (ii)          a statement as to: (1) whether or not the Class B Member (or any Affiliate thereof) has entered into or, is then negotiating any Disposition of such Vessel, (2) if such Vessel is not then subject to a Charter or is subject to a Charter scheduled to expire within the succeeding 24 months, whether or not the Class B Member (or any Affiliate thereof) has entered into or is then negotiating for the charter of such Vessel following the Vessel Purchase Date and (3) if such Vessel is then subject to a charter, whether or not the Class B Member (or any Affiliate thereof) has entered into or is then negotiating any arrangement for the amendment of such Charter following the Vessel Purchase Date and whether or not the Class B Member (or any Affiliate thereof) has entered into or is then negotiating any arrangement for any other charter of such Vessel following the Vessel Purchase Date.  Any such statement shall include detail as to the terms of any

* Confidential treatment requested. Confidential portion omitted and filed separately with the Commission.

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such Disposition, Charter or amendment and the status of any such negotiations with respect thereto;

          (iii)          a statement specifying the targeted date on which the closing of the purchase and sale of the Vessel or Subsidiary equity shall occur (the “Vessel Purchase Date”), which Vessel Purchase Date shall not be earlier than the Delivery Date nor more than 90 days after the Delivery Date of such Vessel;

          (iv)          a reasonable estimate of the Adjusted Target Price applicable to such Vessel (including the calculation thereof and the calculation of the estimated Actual Vessel Cost used in such calculation); provided that if there is any disagreement as to the calculation thereof the parties will work together in good faith to resolve the same as expeditiously as possible;

(v) the appraisal from the Approved Independent Appraiser selected as provided above; and

          (vi)          the Vessel Purchase Price (calculated taking into account the estimate set forth in clause (iv) above) as determined in accordance with Table I to Schedule 11.2; provided that (x) the Class B Member may, but shall not be obligated to, offer to pay more than the Vessel Purchase Price or (y) if the Majority Class A Member(s) invite the Class B Member to pay a purchase price lower than the Vessel Purchase Price, the Class B Member may, but shall not be obligated to, offer to pay such lower purchase price, and in such circumstances such higher or lower purchase price, as the case may be, shall be the Vessel Purchase Price for such Vessel.

(d)      Purchase Price/Payment.  At such time prior to the Vessel Purchase Date as the actual final cost of the Vessel can be determined by the Class B Member, the Class B Member will provide the Class A Members with an update of the calculation of the Adjusted Target Price and of the Vessel Purchase Price.  On the Vessel Purchase Date, the Class B Member shall, subject to clause (e) of this Section 11.2, pay (or shall cause to be paid) to the Company Subsidiary that holds title to the Vessel to be purchased on such date, or in the case of a purchase of such Company Subsidiary’s equity, shall pay, or cause to be paid, to the Company, an amount of Cash equal to the Vessel Purchase Price.

(e) Purchase; Rights of Class B Member and Class A Members to Cancel Sale.

          (i)          The closing of the purchase and sale of the Vessel or Subsidiary equity shall occur on the Vessel Purchase Date; provided that if, and only if, as a result of any change in the Adjusted Vessel Target Price during the Gap Period the actual Vessel Purchase Price exceeds the amount calculated in the Vessel Purchase Option Notice by more than $1,000,000 then (i) the Majority Class A Member(s) shall have the right to add such excess to the Adjusted Target Price of the next Vessel sold by the Company, in which case the closing of the purchase and sale of the Vessel or Subsidiary equity shall take place as scheduled at the Vessel Purchase Price calculated in the Vessel Purchase Option Notice (without giving effect to such change), or (ii) if the Majority Class A Member(s) do not elect to add such excess to the Adjusted Target Price of the next Vessel

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sold by the Company, the Class B Member shall have the right either to (x) rescind its Vessel Purchase Option Notice or (y) elect to proceed with the purchase and sale of the Vessel at the recalculated Vessel Purchase Price; provided that in the case of this clause (y) the Class B Member may elect to postpone the Vessel Purchase Date by 90 days. If the recalculated Vessel Purchase Price for a Vessel is equal to or less than the amount at which the Class B Member would be required (or, if invited by the Majority Class A Member(s), would be required) to offer to purchase the Vessel pursuant to Table II of Schedule 11.2, the Class B Member will lose its right of first offer with respect to such Vessel if it rescinds its Vessel Purchase Option for such Vessel as provided in clause (x) of the preceding sentence.

          (ii)          The closing shall occur at such place as is mutually agreeable to the Class B Member and Managing Member, or upon the failure to agree, at the principal place of business of the Company.  On the Vessel Purchase Date, upon payment of the Vessel Purchase Price the Managing Member shall cause the applicable Subsidiary (or, in the case of the purchase of Subsidiary equity, shall cause the Company) to deliver to the title to the Vessel or Subsidiary equity by executing and delivering, in the case of the transfer of the Vessel, a bill of sale in the form attached hereto as Exhibit F and, in the case of the transfer of the equity in a Company Subsidiary an instrument of transfer in the form and attached hereto as Exhibit G.  The transfer of a Vessel or Company Subsidiary shall be made “as-is, where is” without any representation or warranty.  The Class B Member shall pay (or cause to be paid) the reasonable costs of such sale and closing, including attorneys’ fees and filing fees.

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          (f)          Remedies.  The sole remedy for failure of the Class B Member or its designee to consummate a Vessel Purchase Option after a Vessel Purchase Option Notice has been delivered shall be as provided in clause (iv) of the second paragraph of Section 11.3 and none of the Class B Member or its Affiliates shall have any liability to any party hereto for such failure or be deemed to be in breach of any of their obligations to any party hereto under the Transaction Documents as a result of such failure.

          (g)          Vessel Purchase Option Absolute.  The Members agree that the Class B Member shall be entitled to exercise its Vessel Purchase Option as provided herein irrespective of any existing or prior breach by the Class B Member of any of its obligations hereunder or the occurrence of any Board Reduction Event, Termination Event, Liquidation Event or any other event or circumstance existing at such time other than (i) the failure by the Class B Member to fund any Capital Contribution hereunder when required (and any such amount drawn and funded under the Approved Letter of Credit shall be treated as having been timely funded by the Class B Member) and such failure remains uncured, (ii) the Class B Member has engaged in fraud or willful misconduct in the performance of its obligations under this LLC Agreement or (iii) a Bankruptcy of U.S. Shipping or (iv)(x) USS Product Carries LLC breaches its obligation to make any required assignment of any of vessels six (6) through nine (9) pursuant to Section 6.11 or (y) enters into any material amendment, modification or waiver in respect of vessels six (6) through nine (9) or elects to convert any of vessels six (6) through nine (9) in violation of Section 6.11 (any event described the foregoing clauses (i), (ii), (iii) or (iv), a “Non-Exercise Event”); provided that a Bankruptcy of U.S. Shipping shall not be deemed a “Non-Exercise Event” if the holder of the related Vessel Purchase Option provides evidence reasonably satisfactory to the Majority Class A Members 30 days prior to the Delivery Date for such Vessel demonstrating that it has adequate financial resources (including by reason of having a committed purchaser for the Vessel) and all approvals necessary to timely consummate the Vessel Purchase Option.

                    Section 11.3          Right of the Class A Members to Dispose of Vessels.

          If (i) the Class B Member has not delivered a Vessel Purchase Option Notice with respect to a Vessel prior to the Delivery Date thereof or has delivered a Vessel Purchase Option Notice but failed to consummate the purchase of such Vessel under the Vessel Purchase Option (other than any failure resulting from a result of a breach by the Company of its obligations under Section 11.2 to the extent such failure is caused by a Class A Member or (ii) as of any date of determination the Company will have insufficient undrawn commitments under the Credit Agreement and this Agreement to fund Progress Payments anticipated to be payable within six months of such date of determination unless the Company (or applicable Subsidiary) Disposes of any Vessel on or prior to the end of such six-month period, the Majority Class A Members may cause the Company (or applicable Subsidiary) to sell such Vessel to any Person (other than any Affiliate of a Class A Member), in each of cases (i) and (ii) subject to the other provisions of this Section 11.3 set forth below.

          With respect to any Vessel, unless (i) a Non-Exercise Event is continuing, (ii) the Class B Member fails to deliver a Notice of Intent and commence the appraisal process, (iii) the Class B Member loses its right of first offer as specified in Table II of Schedule 11.2 or as provided in Section 11.2(e)(i) or (iv) after delivering a Vessel Purchase Option Notice the Class B Member fails to close a Vessel Purchase Option within the period provided for herein for such Vessel, and

LLC Agreement

in the case of Clauses (ii) and (iv), such failure is other than as a result of a breach by the Company of its obligations pursuant to Section 11.2 caused by a Class A Member or the cancellation of such sale under Section 11.2(e)(i), then prior to effecting any sale in accordance with the foregoing paragraph, the Majority Class A Members shall provide written notice to the Class B Member that they intend to effect a sale of a Vessel (a ”Proposed Sale Notice”).  Within 21 days of the date such Proposed Sale Notice is delivered to the Class B Member, the Class B Member may elect, by delivery of a written notice (a “Purchase Offer Notice”) to the Class A Members not later than the end of such 21 day period, to offer to purchase or cause the purchase of such Vessel for a purchase price equal to the purchase amount (the “Offered Amount”) set forth in such Purchase Offer Notice payable in cash at closing.  The terms of any Purchase Offer Notice shall expire on the tenth day following delivery to the Class A Members.  If the Majority Class A Members accept the Purchase Offer Notice within such ten day period, then the Company shall sell the Vessel to the Class B Member or its designee on a date designated by the Class B Member that is not more than 120 days after the date the Purchase Offer Notice is accepted by the Majority Class A Members (the “Section 11.3 Purchase Date”).  In the event that either (i) a Purchase Offer Notice is not delivered within the required time period or (ii) a Purchase Offer Notice was delivered within the required time period but was not accepted by the Majority Class A Members within the required time period, then the Company (at the direction of the Majority Class A Member(s)) may sell the Vessel to a third party purchaser free of any right of the Class B Member under this Article XI at a price that is not less than the Offered Amount for cash at closing; provided that any proposed such sale by the Company (i) at a price that is less than the Offered Amount or (ii) on terms other than payment in cash at closing or (iii) not committed to (subject only to financing) within 60 days of the delivery of  the Purchase Offer Notice or the expiration of the period in which such notice may be delivered and not closed within 120 days of such commitment, shall require the delivery by the Majority Class A Members of a new Proposed Sale Notice (subject to the conditions set forth in the lead-in to the first sentence of this paragraph).  Upon entering into any agreement by the Class A Members, on behalf of the Company (or the applicable Subsidiary), to Dispose of any Vessel to a third party pursuant to this Section 11.3, the Class A Members shall provide prompt written notice thereof to the Class B Member (such notice a “Sale Notice”).  Such Sale Notice shall include (i) a statement identifying the purchaser, (ii) a statement specifying the date on which the closing of the purchase and sale of the Vessel or Subsidiary equity shall occur and (iii) the purchase price to be paid for such Vessel.  The Majority Class A Members shall not be required to deliver any further  Proposed Sale Notices with respect to any Vessel for which a Purchase Offer Notice was accepted by the Majority Class A Members and for which the sale was not consummated on the Section 11.3 Purchase Date as a result of the failure of the Class B Member or its designee to pay the Offered Amount to the Company on such Purchase Date.

          On the Section 11.3 Purchase Date of any Vessel or Subsidiary equity disposed of pursuant to this Section 11.3 to the Class B Member or its designee, upon payment of the applicable purchase price the Managing Member shall cause the Company to cause the applicable Subsidiary (or, in the case of the purchase of Subsidiary equity, shall cause the Company) to deliver to the Class B Member (or its designee) title to the Vessel or Subsidiary equity by executing and delivering, in the case of the transfer of the Vessel, a bill of sale in the form attached hereto as Exhibit F and, in the case of the transfer of the equity in a Company Subsidiary an instrument of transfer in the form and attached hereto as Exhibit G.  The transfer

LLC Agreement

of a Vessel or Company Subsidiary shall be made “as-is, where is” without any representation or warranty.  The reasonable costs of such sale and closing, including attorneys’ fees and filing fees, shall be paid by the Class B Member.

                    Section 11.4          Contingent Purchase Price.  (a)  The Class B Member agrees that if it (or any Affiliate thereof) purchases a Vessel or a Company Subsidiary pursuant to Section 11.2 (for purposes of this Section 11.4(a), the “Subject Vessel”) and if it or any Affiliate subsequently sells or enters into any agreement to sell (directly or indirectly) for cash the Subject Vessel to a third party (other than pursuant to a sale and leaseback or similar transaction unless a new charter of the Subject Vessel has been entered into since the Vessel Purchase Date or the charter to which the Subject Vessel was subject on the Vessel Purchase Date was amended in any material respect) at a price in excess of the Vessel Purchase Price paid for such Subject Vessel within a period of 24 months from the Vessel Purchase Date of the Subject Vessel, the Class B Member shall pay to the Company as additional Vessel Purchase Price, the excess of such purchase price (net of any sales expense, capital expenditures incurred after the Vessel Purchase Date, brokerage or similar fees paid by Class B Member or any Affiliate thereof) paid by such third party over the Vessel Purchase Price paid for such Subject Vessel.

          (b)     The Class B Member further agrees that if, within a period of 24 months from the Vessel Purchase Date of a Subject Vessel, it (or any Affiliate thereof) enters into a new charter or amended charter having higher charter rates than the rates during the original term of the charter that existed on the date the Subject Vessel was purchased pursuant to Section 11.2, then the Class B Member shall, within 10 Business Days of receipt, pay the Company the excess of such new charter rates over the previously existing charter rates if and to the extent received over the original term of such existing charter (or for such shorter period as such new charter rates shall be in effect).

          (c)     Any amounts payable pursuant to subclause (a) or (b) of this Section 11.4 shall be without duplication of any amounts payable under the other subclause of this Section 11.4

                    Section 11.5          Government Approvals.  Notwithstanding anything to the contrary contained herein, the obligation of the Class A Members to transfer their Class A Member Interests pursuant to Section 11.1 and the obligation of the Company to transfer any Vessel pursuant to Section 11.2 and 11.3 shall be contingent on the receipt of all required Governmental Approvals, if any, (including any from the United States Maritime Administration, if required) and the time periods provided for herein under Sections 11.1, 11.2, and 11.3 to consummate any such sales shall be extended, if necessary, to procure such Government Approvals.  The Members agree to cooperate and use commercially reasonable efforts to obtain such Government Approvals.

ARTICLE XII

DISSOLUTION AND WINDING UP

                    Section 12.1          Liquidating Events.  The Company shall dissolve and commence winding up and liquidating upon the first to occur of any of the following (collectively, “Liquidating Events”):

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(a) Liquidation Notice. The date on which, pursuant to Section 12.10, a Liquidation Notice becomes effective to cause a Liquidating Event.

(b) Unanimous Vote. The unanimous vote of the Members to dissolve, wind up, and liquidate Company.

         (c)       Illegality, etc.  The happening of any event that makes it unlawful, impossible, or impractical to carry on the business of the Company or the Delaware Court of Chancery has entered a decree pursuant to Section 18-802 of the LLC Act.

(d) Sale of all Vessels. The date on which the Last Vessel has been sold.

(e) Last Member. At any time there are no members of the Company unless the Company is continued without dissolution in a manner permitted by the LLC Act.

The Members hereby agree that, notwithstanding any waivable provision of the LLC Act, the Company shall not dissolve prior to the occurrence of a Liquidating Event.

                    Section 12.2          Winding Up.  Upon the occurrence of a Liquidating Event, the Company shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and thereafter Members, and no Member shall take any action with respect to the Company that is inconsistent with the winding up of the Company’s business and affairs; provided that all covenants contained in this LLC Agreement and obligations provided for in this LLC Agreement shall continue to be fully binding upon the Members until such time as Company Property has been distributed pursuant to this Section 12.2 and the Certificate of Formation has been canceled pursuant to the LLC Act.  The Liquidator shall be responsible for overseeing the winding up and dissolution of the Company.  On the occurrence of a Liquidating Event, the Gross Asset Values of all of the Company’s assets shall be adjusted to equal their respective Mark-to Market Values as of the Mark-to-Market Measurement Date and any Net Income, Gross Income, Net Losses and other items of income, loss, deduction, gain and credit of the Company shall be allocated among the Members as of such Mark-to-Market Measurement Date in accordance with Article IV.  The Liquidator shall take full account of the Company’s liabilities and Company Property and, except as otherwise provided in Section 12.3, shall, within 75 days of the occurrence of a Liquidating Event or, in the event that the certification by the Company Accountants required by Section 8.2(d) has not been delivered by such 75th day as soon as practicable after delivery of such accountant’s certification but in any event within 90 days of such Liquidating Event, cause Company Property or the proceeds from the sale or disposition thereof (as determined pursuant to Section 12.9), to the extent sufficient therefor, to be applied and distributed, to the maximum extent permitted by Applicable Law and notwithstanding anything in this LLC Agreement to the contrary, in the following order (without duplication):

         (a)       First, to creditors of the Company (including any Class A Member to the extent such Class A Member is a creditor), in satisfaction of all of the Company’s debts and liabilities (whether by payment or making provision for payment thereof);

(b) Second, the balance to the Members in accordance with Article V.

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                    Section 12.3          No Restoration of Deficit Capital Accounts; Compliance With Timing Requirements of Regulations.  In the event the Company is “liquidated” within the meaning of Regulation § 1.704-1(b)(2)(ii)(g), (x) distributions shall be made pursuant to this Article XII to the Members who have positive balances in their Capital Accounts in proportion to and to the extent of such positive balances in compliance with Regulation § 1.704-1(b)(2)(ii)(b)(2), and (y) if a Member’s Capital Account has a deficit balance (after giving effect to all contributions, distributions, and allocations for all taxable years, including the taxable year during which such liquidation occurs), the Member whose Capital Account has a negative balance shall have no obligation to contribute to the capital of the Company the amount necessary to restore such deficit balance to zero, and such deficit shall not be considered a debt owed to the Company or to any other Person for any purpose whatsoever.

                    Section 12.4          Deemed Distribution and Recontribution.  Notwithstanding any other provision of this Section 12, in the event Company is liquidated within the meaning of Regulation §1.704-1(b)(2)(ii)(g) but no Liquidating Event has occurred, Company Property shall not be liquidated, the Company’s debts and other liabilities shall not be paid or discharged, and Company’s affairs shall not be wound up.  Instead, solely for federal income tax purposes, the Company shall be deemed to have contributed all of Company Property and liabilities to a new limited liability company in exchange for an interest in such new company and, and immediately thereafter, the Company will be deemed to have been liquidated by distributing interests in the new company to the Members.

                    Section 12.5          Rights of Members.  Each Member shall look solely to Company Property for the return of its Capital Contribution and, except as otherwise provided in Section 12.9, shall have no right or power to demand or receive property other than Cash from Company.

                    Section 12.6          Notice of Dissolution.  The Managing Member shall promptly provide written notice to each of the Members of the occurrence of a Termination Event or Liquidating Event known to it in accordance with Section 6.5(b).

                    Section 12.7          Character of Liquidating Distributions.  All payments made in liquidation of the Interest of a retiring Member, other than payments made under Section 12.2, shall be made in exchange for the interest of such Member in Company Property pursuant to Code § 736(b)(1), including the interest of such Member in goodwill of the Company.

                    Section 12.8          The Liquidator.

          (a)      Definition.  The “Liquidator” shall mean the Person appointed as Liquidator by the Company, such Person to be approved by the Majority Class A Members, such approval not to be unreasonably withheld.

          The Liquidator shall have the rights set forth in Section 18-803(b) of the LLC Act and exclusively shall have the rights, power and authority of the Managing Member necessary or appropriate in its discretion to effect the dissolution, winding up and liquidation of the Company.  The actions of the Liquidator shall for all purposes be the actions of the Company.

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          (b)      Fees.  The Company is authorized to pay a reasonable fee to the Liquidator for its services performed pursuant to this Article XII and to reimburse the Liquidator for its reasonable costs and expenses incurred in performing those services.

          (c)      Resignation of Liquidator.  At any time any Liquidator may, in its discretion, resign as Liquidator and the Managing Member shall appoint a replacement Liquidator, such Person to be approved by the Majority Class A Members, such approval not to be unreasonably withheld.

                    Section 12.9          Form of Liquidating Distributions.

          (a)      In General.  Except as provided in this Section 12.9, for purposes of making distributions required by Section 12.2, the Liquidator may determine whether to distribute all or any portion of Company Property in-kind or to sell all or any portion of Company Property and distribute the proceeds therefrom, provided that the Liquidator shall not distribute Company Property other than Cash to any Member without its consent, and the Liquidator shall be required to reduce Company Property to Cash to the extent necessary to make distributions to the Members pursuant to Section 12.2 in Cash.  In the case of a liquidation in kind, the amount distributed shall be deemed to equal to the Mark-to-Market Value of the property distributed on the date of such distribution.

                    Section 12.10          Liquidation Notice.  Any Class A Member (at the direction of the Majority Class A Member(s)) may, at any time on or after the occurrence of a Termination Event, deliver to the Managing Member and the Class B Member a written notice (a “Liquidation Notice”) stating that such Termination Event constitutes a Liquidation Event; provided, however, that:  (i) the delivery of such Liquidation Notice shall not become effective to cause a Liquidating Event until the expiration of a period of 90 days from the date of delivery of such Liquidation Notice; (ii) the Majority Class A Member(s) may rescind such Liquidation Notice by delivering to the Managing Member and the Class B Member a rescission notice prior to the end of such 90 day period; and (iii) if an Irrevocable Election has been made by the Class B Member and a Purchase Option Notice or Vessel Purchase Option Notice has been delivered prior to the expiration of such 90 day period, such Liquidation Notice shall not become effective to cause a Liquidating Event until the day after the Purchase Date specified in such notice (and then if, but only if, such purchase is not consummated).

                    Section 12.11          Allocations During Period of Liquidation.  For the avoidance of doubt, during the period commencing on the first day of the Fiscal Year during which a Liquidation Event has occurred and ending on the date on which all of the assets of the Company have been distributed to the Members pursuant to Section 12.2 hereof, the Members shall continue to share in Net Income, Net Losses, and other items of Company income, gain, loss or deduction in the manner provided in Article IV hereof.

                    Section 12.12          Bankruptcy.  Notwithstanding any other provision of this Agreement, the Bankruptcy of a Member shall not cause such Member to cease to be a member of the Company and upon the occurrence of such an event, the Company shall continue without dissolution.

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ARTICLE XIII

MISCELLANEOUS

                    Section 13.1          Amendments.  No amendment or waiver of any provision of this LLC Agreement, and no consent to any departure by any party herefrom, shall in any event be effective unless the same shall be in writing and signed by all Members in accordance with Section 9.1.  No such waiver of a provision or consent to a departure in any one instance shall be construed as a further or continuing waiver of or consent to subsequent occurrences, or a waiver of any other provision or consent to any other departure.

                    Section 13.2          Notices.  Any notice, payment, demand, or communication required or permitted to be given by any provision of LLC Agreement shall be in writing or by facsimile and shall be deemed to have been delivered, given, and received for all purposes (a) if delivered personally to the Person or to an officer of the Person to whom the same is directed or (b) when the same is actually received (if during the recipient’s normal business hours if during a Business Day, or, if not, on the next succeeding Business Day), if sent by facsimile (followed by a hard copy of the facsimiled communication sent by certified mail, postage and charges prepaid), or by courier or delivery service or by mail, addressed, if to any Member or the Managing Member, to such person at its address or facsimile number set forth on Schedule 3.2 hereto or to such other address as such Person may from time to time specify by notice, and if to any other Person, at its address specified in the Transaction Document pursuant to which such Person is to receive notice or by notice given in the manner provided herein to each other Person entitled to receive notice hereunder, or, in each case, to such other address (and with copies to such other Persons) as the Person entitled to receive notice hereunder shall specify by notice given in the manner provided herein to the other Persons entitled to receive notice under the relevant Transaction Document.

                    Section 13.3          No Waiver; Cumulative Remedies.  No failure on the part of any Person to exercise, and no delay in exercising, any right under this LLC Agreement shall operate as a waiver thereof; nor shall any single or partial exercise of any right under this LLC Agreement preclude any other or further exercise thereof or the exercise of any other right.  The remedies provided in this LLC Agreement are cumulative and not exclusive of any remedies provided by Applicable Law.

                    Section 13.4          Waiver of Jury Trial.  EACH PARTY TO THIS LLC AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS LLC AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

                    Section 13.5          Counterparts.  This LLC Agreement may be executed in any number of counterparts and by different parties thereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  To the fullest extent permitted by law, this LLC Agreement may be delivered by facsimile transmission of the relevant signature pages thereof.

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                    Section 13.6          Survival of Representations, Warranties and Indemnities: Entire Agreement.  All representations, warranties and indemnities and undertakings to pay costs and expenses contained in this LLC Agreement shall survive (a) the execution and delivery of this LLC Agreement and the other Transaction Documents and (b) performance by each party of its Obligations under this LLC Agreement and each other Transaction Document to which it is a party.

                    Section 13.7          Severability.  Any provision of this LLC Agreement that is prohibited by or unenforceable in any relevant jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in any jurisdiction shall, to the fullest extent permitted by law, not invalidate or render unenforceable such provision in any other jurisdiction.

                    Section 13.8          Construction.  The parties intend that every covenant, term, and provision of each Transaction Document shall be construed simply according to its fair meaning and not strictly for or against any party thereto.

                    Section 13.9        Determination of Capital Accounts.  In the event any Class A Member or the Class B Member disputes in an appropriate proceeding the determination of its Capital Account, an independent determination of the Members’ Capital Accounts shall be made without any special weight being given to any prior determination made within the discretion of the Managing Member.

                    Section 13.10       Governing Law.  THE LAWS OF THE STATE OF DELAWARE (WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES) SHALL GOVERN THE VALIDITY OF THIS LLC AGREEMENT, THE CONSTRUCTION OF ITS TERMS, AND THE INTERPRETATION OF THE RIGHTS AND DUTIES OF THE MEMBERS.

                    Section 13.11        Waiver of Action for Partition.  Each of the Members irrevocably waives any right that it may have to maintain any action for partition with respect to any of Company Property.

                    Section 13.12       Consent to Jurisdiction.  Each Member (i) irrevocably submits to the jurisdiction of any Delaware State court or federal court sitting in Wilmington, Delaware in any action arising out of this LLC Agreement, (ii) agrees that all claims in such action may be decided in such court, (iii) waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum and (iv) to the fullest extent permitted by law, consents to the service of process by mail.  A final judgment in any such action shall be conclusive and may be enforced in other jurisdictions.  Nothing herein shall affect the right of any party to serve legal process in any manner permitted by law or affect its right to bring any action in any other court.

                    Section 13.13        Third Party Beneficiaries.  The covenants contained herein are made for the benefit of the parties hereto and permitted successors and assigns of such parties as specified herein, and (except as expressly specified herein) shall not be construed as having been intended to benefit any third party not a party to this Agreement; provided that, solely with respect to Sections 3.3 and 9.1 of this LLC Agreement, each of the Security Agent and the

LLC Agreement

Contractor, respectively, is and shall be deemed a third party beneficiary of the applicable Section, and may rely upon the covenants and agreements contained in such Sections.

LLC Agreement

                    IN WITNESS WHEREOF, the undersigned have executed this LLC Agreement as of the date above first written.

CLASS A MEMBER:

BLACKSTONE MEZZANINE PARTNERS II USS L.P.

By: Blackstone Mezzanine Associates II L.P., its General Partner

By: Blackstone Mezzanine Management Associates II L.L.C., its General Partner

By:	/s/ Salvatore Gentile

Name:	Salvatore Gentile

Title:	Authorized Signer

LLC Agreement

CLASS A MEMBER:

BLACKSTONE MEZZANINE HOLDINGS II L.P.

By: Blackstone Mezzanine Associates II L.P., its General Partner

By: Blackstone Mezzanine Management Associates II L.L.C., its General Partner

By:	/s/ Salvatore Gentile

Name:	Salvatore Gentile

Title:	Authorized Signer

LLC Agreement

CLASS A MEMBER:

BLACKSTONE FAMILY INVESTMENT PARTNERSHIP V-A L.P.

By: Blackstone Management Associates V L.L.C., its General Partner

By:	/s/ David Foley

Name:	David Foley

Title:	Authorized Signer

LLC Agreement

CLASS A MEMBER:

BLACKSTONE PARTICIPATION PARTNERSHIP V L.P.

By: Blackstone Management Associates V L.L.C., its General Partner

By:	/s/ David Foley

Name:	David Foley

Title:	Authorized Signer

LLC Agreement

CLASS A MEMBER:

BLACKSTONE FAMILY INVESTMENT PARTNERSHIP V L.P.

By: Blackstone Management Associates V L.L.C., its General Partner

By:	/s/ David Foley

Name:	David Foley

Title:	Authorized Signer

LLC Agreement

CLASS A MEMBER:

BLACKSTONE CAPITAL PARTNERS V USS L.P.

By: Blackstone Management Associates V L.L.C., its General Partner

By:	/s/ David Foley

Name:	David Foley

Title:	Authorized Signer

LLC Agreement

CLASS A MEMBER:

CERBERUS PARTNERS, L.P.,
by: Cerberus Associates, L.L.C., its general partner

By:	/s/ Mark A. Neporent

Name:	Mark A. Neporent

Title:	Vice President

LLC Agreement

CLASS A MEMBER:

STYX PARTNERS, L.P.,
by: Styx Associates, LLC, its general partner

By:	/s/ Jeffrey Lomasky

Name:	Jeffrey Lomasky

Title:	Vice President

LLC Agreement

CLASS B MEMBER:

USS PRODUCT CARRIERS LLC

By:	/s/ Paul Gridley

Name:	Paul Gridley

Title:	Chairman and CEO

LLC Agreement

CONFIDENTIAL TREATMENT REQUESTED
PURSUANT TO RULE 24b-2

Schedule A

Estimated Vessel Costs

Vessel 1 – $* million

Vessel 2 – $* million

Vessel 3 – $* million

Vessel 4 – $* million

Vessel 5 – $* million

Vessel 6 – $* million

Vessel 7 – $* million

Vessel 8 – $* million

Vessel 9 – $* million

* Confidential treatment requested. Confidential portion omitted and filed separately with the Commission.

CONFIDENTIAL TREATMENT REQUESTED
PURSUANT TO RULE 24b-2

Schedule B

Assumed Target Prices

Vessel 1 – $* million

Vessel 2 – $* million

Vessel 3 – $* million

Vessel 4 – $* million

Vessel 5 – $* million

Vessel 6 – $* million

Vessel 7 – $* million

Vessel 8 – $* million

Vessel 9 – $* million

* Confidential treatment requested. Confidential portion omitted and filed separately with the Commission.

CONFIDENTIAL TREATMENT REQUESTED
PURSUANT TO RULE 24b-2

Schedule 3.2

Member	Address	Capital Commitment	Initial Capital Account (prior to giving effect to Closing Date draws)

Class A Members
Blackstone Mezzanine Partners II USS L.P.		$*	$0
Blackstone Mezzanine Holdings II L.P.		$*	$0
Blackstone Family Investment Partnership V-A L.P.		$*	$0
Blackstone Participation Partnership V L.P.		$*	$0
Blackstone Family Investment Partnership V L.P.		$*	$0
Blackstone Capital Partners V USS L.P.		$*	$0
Cerberus Partners, L.P.		$*	$0
Styx Partners, L.P.		$*	$0
Class B Member
USS Product Carriers LLC		$70,000,000	$5,000,000

* Confidential treatment requested. Confidential portion omitted and filed separately with the Commission.

Schedule 3.3(b)

Schedule of Closing Date Fees and Expenses

The fees and expense payable on the Closing Date as set forth in the flow of funds memo prepared by Lehman Brothers dated August 7, 2006.

Schedule 3.3(f)

Form of Subordinated Note of

USS PRODUCTS INVESTOR LLC

due ___________, [____]

$____________	____________, ____

New York, New York

                    USS PRODUCTS INVESTOR LLC, a Delaware limited liability company (the “Maker”), for value received, hereby promises to pay to [____________] (the “Payee”) the principal sum of [AMOUNT IN WORDS] ($___________) on ___________, [____].1

                    Section 1.  Payment.  The Maker shall pay the principal of, and interest on, this Subordinated Note in immediately available funds at the offices of the Payee at ________________________ or at such other place as the Payee shall designate in writing.

                    If any principal of, or any installment of interest on, this Subordinated Note shall become due and payable on any date other than a business day at the place of payment, the time for the payment thereof shall be extended to the immediately succeeding business day, and interest on such amount shall be payable with respect to such extension.

                    Section 2.  Interest.  The Maker promises to pay interest on the principal amount of this Subordinated Note at a rate of ___% per annum, said interest being payable, as provided below, in quarterly installments in arrears on [__________, __________,] __________  and __________, in each year, commencing ______, ____.  Interest shall be computed on a basis of a 360-day year consisting of twelve 30-day months.  Until payment in full of the principal of, and interest on, the loans and all other amounts payable by the Maker under and in respect of the Senior Obligations (as defined below), all interest payable hereon on any date shall be capitalized by adding the amount of such interest to the principal of this Subordinated Note.

                    Section 3.  Prepayment.   The Maker may prepay this Subordinated Note, at any time in whole or in part without penalty or premium, provided that no such prepayment shall be made to the extent not permitted under the terms of the Senior Obligations.  Any prepayment of this Subordinated Note permitted under the immediately preceding sentence will be applied to the principal of, and/or the accrued interest on, this Subordinated Note as the Maker shall elect at the time of such prepayment.

                    As used herein, the term “Credit Agreement” shall mean the $325,000,000 million revolving notes facility agreement dated as of August 7, 2006, among USS Products Investor LLC, as borrower, the Subsidiaries of USS Products Investor LLC party thereto, the Lenders (as

[1] Maturity date must be after the final maturity of the Senior Obligations.

defined therein), Blackstone Corporate Debt Administration L.L.C., as administrative agent, JPMorgan Chase Bank, N.A., as the Security Agent, and Lehman Brothers Inc., as the sole lead arranger and sole bookrunner, as the same shall from time to time be successively amended, extended, renewed, increased, modified, restated or refinanced.

                    Section 4.  Subordination.   Anything in this Subordinated Note to the contrary notwithstanding, the indebtedness evidenced by this Subordinated Note shall be subordinate and junior in right of payment, to the extent and in the manner hereinafter set forth, to all indebtedness or other liabilities of the Maker outstanding from time to time under the Credit Agreement, including, without limitation, any interest accruing after the commencement of any proceedings referred to in clause (ii) below, whether or not such interest is an allowed claim in such proceeding (all such indebtedness or other liabilities and interest being herein called “Senior Obligations”):

          (i)  The holders of Senior Obligations shall be entitled to receive payment in full in cash of all amounts constituting Senior Obligations before the Payee is entitled to receive any payment on account of this Subordinated Note, provided that the Maker may make, and the Payee shall be entitled to receive and retain from time to time, payments and prepayments in respect of the principal of and interest on this Subordinated Note to the extent permitted under Sections 2 and 3 above.

          (ii)  In the event of any insolvency or bankruptcy proceedings, and any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relative to the Maker or to its creditors, as such, or to its property, and in the event of any proceedings for voluntary liquidation, dissolution or other winding up of the Maker, whether or not involving insolvency or bankruptcy, then (a)  the holders of Senior Obligations shall be entitled to receive payment in full of all amounts constituting Senior Obligations before the Payee is entitled to receive, or make any demand for, any payment on account of this Subordinated Note, and to that end the holders of Senior Obligations shall be entitled to receive for application in payment thereof any payment or distribution of any kind or character, whether in cash or property or securities (b)  any payment or distribution of assets of the Maker of any kind or character, whether in cash, property or securities, by set off or otherwise, to which the Payee would be entitled but for the provisions of this Section 4, including any such payment or distribution that may be payable or deliverable by reason of the payment of any other indebtedness of the Maker being subordinated to the payment of this Subordinated Note, shall be paid by the liquidating trustee or agent or other person making such payment or distribution, whether a trustee in bankruptcy, a receiver or liquidating trustee or otherwise, directly to the holders of Senior Obligations (or their representatives), ratably according to the respective aggregate amounts remaining unpaid thereon, to the extent necessary to pay all Senior Obligations in full.

          (iii)  until all Senior Obligations shall have been paid in full in cash, the Payee shall not (a) ask, demand, sue for, take or receive from the Maker, by set off or in any other manner, or (b) seek any other remedy allowed at law or in equity against the Maker for breach of Maker’s obligations under this Subordinated Note.

2

                    No present or future holder of Senior Obligations shall be prejudiced in its right to enforce subordination of this Subordinated Note by any act or failure to act on the part of the Maker or by any act or failure to act, in good faith on the part of such holder or any trustee or agent for such holder.  The foregoing provisions are solely for the purpose of defining the relative rights of the holders of Senior Obligations on the one hand, and the Maker and the Payee on the other hand, and nothing herein shall impair, as between the Maker and the Payee, the obligation of the Maker, which is unconditional and absolute, to pay to the Payee the principal hereof and interest hereon in accordance with the terms hereof, nor shall anything herein prevent the Payee from exercising all remedies otherwise permitted by applicable law in respect hereof, subject to the rights, if any, under this Subordinated Note of holders of Senior Obligations to receive cash, property or securities otherwise payable or deliverable to the Payee.

                    Section 5.  Defaults.  After payment in full in cash of the Senior Obligations (but not otherwise), if any payment is not made when due hereunder, the Payee may declare all amounts owing under this Subordinated Note due and payable, provided that if after repayment in full of the Senior Obligations, any payments of Senior Obligations shall at any time be rescinded or otherwise must be returned by the holder of any Senior Obligations, such demand, if made, shall be automatically rescinded.

                    Section 6.  Amendments.  This Subordinated Note may not be amended except by an instrument in writing signed by each of the Maker and the Payee.

                    Section 7.  Jurisdiction.  The Maker and the Payee consent to the non-exclusive jurisdiction of the courts of the State of New York.  The Maker and the Payee hereby waive any objection that they may now or hereafter have to the jurisdiction of such courts.

                    THIS SUBORDINATED NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH NEW YORK LAW.

USS PRODUCTS INVESTOR LLC

By	/s/

Title:

3

Schedule 6.4(a)

Initial Board of Directors

Director Appointed by Class A Members

Salvatore Gentile

David I. Foley

Directors Appointed by Class B Members

Paul Gridley

Joe Gehegan

William Macey

Independent Director

Robert A. Klein

Schedule 6.4(f)

Specified Activities

The activities specified in this Schedule 6.4(f) are as follows:

Conducting any activity or business or entering into any transaction or arrangement that is not related to constructing, acquiring, owning, managing, protecting, conserving, chartering, operating or disposing of a Vessel by the Company or any Company Subsidiary.

2

Schedule 11.2

Vessel Purchase Prices and Other Matters Relating to Section 11.2

Table I

The Vessel Purchase Price of each Vessel shall be determined based on the Vessel FMV Range of such Vessel in accordance with the following table:

Vessel FMV Range	Vessel Purchase Price

Adjusted Target Price of Vessel is within the FMV Range of such Vessel

Adjusted Target Price plus, if such Vessel is other than the first Vessel to be sold, the lesser of (x) the ATP Deficit and (y) the excess of the midpoint of the Vessel FMV Range of such Vessel over the Adjusted Target Price for such Vessel. If the first Vessel is sold below its Adjusted Target Price, then such difference shall be added to the Adjusted Target Price for the second Vessel to be sold.

Adjusted Target Price of Vessel is above the FMV Range of such Vessel	Adjusted Target Price

Adjusted Target Price of Vessel is below the FMV Range of such Vessel

For the first two Vessels to be sold, the mid-point of the Vessel FMV Range of such Vessels. For each subsequent Vessel, except for the Last Vessel, the lower of (x) the low point of the Vessel FMV Range for such Vessel, plus the Supplemental Amount (if any) for such Vessel and (y) the mid-point of the Vessel FMV Range of such Vessel.

For the Last Vessel, to the extent that the average Vessel Purchase Price of all previously sold Vessels is equal to or greater than the average of the Adjusted Target Prices for all such Vessels, the Adjusted Target Price for such Vessel;

otherwise, at the midpoint of the Vessel FMV Range of the Last Vessel (or, if lower, such lesser amount which causes the average Vessel Purchase Price for all Vessels to equal the average Adjusted Target Prices for all Vessels).  For purposes of this paragraph, the Adjusted Target Price for a Vessel shall be increased by 3.0% on each quarterly anniversary of the 90th day following the Delivery Date of such Vessel.

Table II

The Class B Member shall forfeit its right of first offer (“ROFO”)  in respect of a Vessel pursuant to Section 11.3 of the LLC Agreement as set forth in the table below:

All Vessels	ROFO

The lower of the Adjusted Target Price and the Assumed Target Price of Vessel is within Vessel FMV Range of such Vessel

The Class B Member will lose ROFO if it fails to offer to purchase such Vessel at the lower of the Adjusted Target Price and the Assumed Target Price; provided that if the Adjusted Target Price is higher than the Assumed Target Price, the Majority Class A Members shall have invited the Class B Member to purchase such Vessel at the Assumed Target Price.

The lower of the Adjusted Target Price and the Assumed Target Price of Vessel is above Vessel FMV Range of such Vessel

If the Majority Class A Member(s) invite the Class B Member to purchase such Vessel at the midpoint of such Vessel FMV Range, the Class B Member will lose ROFO if it fails to offer to purchase such Vessel at such midpoint

The lower of the Adjusted Target Price and the Assumed Target Price of Vessel is below Vessel FMV Range of such Vessel

If the Majority Class A Member(s) invite the Class B Member to purchase such Vessel at the low-end of such Vessel FMV Range, the Class B Member will lose ROFO if it fails to offer to purchase such Vessel at such low-end

CONFIDENTIAL TREATMENT REQUESTED
PURSUANT TO RULE 24b-2

Table III

The Base Supplemental Amount of each Vessel shall be determined in accordance with the following table: 1

Vessel:	First Vessel to be Sold	Second Vessel to be Sold	Third Vessel to be Sold	Fourth Vessel to be Sold	Fifth Vessel to be Sold	Sixth Vessel to be Sold	Seventh Vessel to be Sold	Eighth Vessel to be Sold	Ninth Vessel to be Sold

If the definition of Vessels does not include Vessels 6 or 7	NA	NA	$[2]	$†	NA
If the definition of Vessels includes Vessels 6 or 7 but not Vessels 8 or 9	NA	NA	$†	$†	$†	$†	NA
If the definition of Vessels includes Vessels 8 or 9	NA	NA	$†	$†	$†	$†	$†	$†	NA

[1] All $ figures in Table III are in millions.
[2] Confidential treatment requested. Confidential portion omitted and filed separately with the Commission.

ANNEX A TO
 LIMITED LIABILITY COMPANY AGREEMENT OF
USS PRODUCTS INVESTOR LLC

DEFINITIONS AND RULES OF CONSTRUCTION

          SECTION 1.01  Definitions.  Capitalized terms used in this Annex A and, except as otherwise expressly provided in any Transaction Document with respect to specific capitalized or other terms used in such Transaction Document, capitalized terms used in the Transaction Documents and all appendices, schedules and exhibits thereto, shall in each case have the respective meanings given to them in this Section 1.01.  Not all of the terms defined in this Annex A are used in any particular Transaction Document.

          “Actual Vessel Cost” for any Vessel and as of any date of determination shall mean (x) the sum of (i) the actual cost of such Vessel under the Assigned Construction Contract to the date of determination, and (ii) the cost of any buyer furnished equipment with respect thereto less (y) the Net Hedging Amount (positive or negative), if any, allocable to such Vessel.  For the avoidance of doubt, if the Net Hedging Amount is negative, it will be added to the Actual Vessel Cost and if positive, it will be subtracted from the Actual Vessel Cost.

          “Adjusted Capital Account” means, with respect to any Member, the balance, if any, in such Member’s Capital Account as of the end of the relevant Allocation Period, after giving effect to the following adjustments:

          (i)       Credit to such Capital Account any amounts that such Member is obligated to contribute or deemed to be obligated to contribute pursuant to the penultimate sentences of Regulation §§ 1.704-2(g)(1) and 1.704-2(i)(5); and

(ii) Debit to such Capital Account the items described in Regulation §§ 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6).

          The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Regulation § 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

          “Adjusted Target Price” means with respect to any Vessel, the Assumed Target Price of such Vessel increased or decreased, as the case may be, by the amount of any difference between the Actual Vessel Cost and the Estimated Vessel Cost of such Vessel, plus any excess from prior Vessels which was added to the “Adjusted Target Price” of such Vessel as provided in Section 11.2(e)(i).

           “Affiliate” means, with respect to any Person, any other Person which, directly or indirectly, controls, is controlled by or is under common control with such Person.  For purposes of determining any Affiliate of Blackstone under Section 11.1 and with respect to any provision in the LLC Agreement limiting the ability of the Company or any Member to enter into transactions with Affiliates, a Person shall be deemed to be “controlled by” any other Person if such other Person possesses, directly or indirectly, power (a) to vote 10% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managing general partners, or (b) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

          “Agreed Methodology” means that the Fair Market Value of (1) each Vessel which has been delivered under the Construction Contract shall be determined as follows: (i) the purchase price for which any other Vessel was sold hereunder shall not be considered, (ii) subject to clause (iv) below, an Approved Independent Appraiser may appraise the Vessels on the basis of comparable sales, replacement cost and/or a discounted cash flow analysis, based on such factors as the appraiser considers relevant but including (x) if the Vessel(s) to be appraised are subject to Approved Charters, on the charter rates under such Charter, the credit quality of the charterer and, if identifiable, the cost of capital of such charterer (y) if the Vessel(s) to be appraised are not subject to Approved Charters, on charter rates for comparable vessels (including pursuant to Approved Charters for other Vessels), (iii) it shall be assumed that each Vessel is free and clear of any Lien (including any Lien of the Vessel Debt Documents) other than the Lien of any Approved Charter and any Vessel Debt and (iv) the appraiser shall consider whether there is a sale-leaseback market for the Vessels and the impact of such market on the Fair Market Value of the Vessel.

          “Allocation Period” means the annual period beginning on January 1 of each year; provided, that (i) the Allocation Period for the first year of the Company shall commence on the Closing Date and end on December 31, 2006 and (ii) in the year in which the Company is liquidated, the final Allocation Period shall end on the date the Company is liquidated.

          “Applicable Law” means all applicable laws, statutes, treaties, rules, codes, ordinances, regulations, permits, certificates, and orders, all binding interpretations thereof, and the related requirements and mandatory conditions of licenses and permits, of any governmental authority, and judgments, decrees, injunctions, writs, orders, or like action of any court, arbitrator or other administrative, judicial or quasi-judicial tribunal or agency of competent jurisdiction.

          “Applicable Rate” means, for any Allocation Period, the highest effective marginal combined U.S. federal, state and local income tax rate (taking into account any deductions and/or credits relating to the payment of state and local taxes and the limitations on deductibility imposed by sections 55, 67 and 68 of the Code for purposes of computing federal taxable income) applicable to individuals or corporations under the Code and the laws of New York state and city on ordinary income or capital gain, as the case may be.  In the case of the Class A Members, Applicable Rate shall also take into account any income tax imposed under section 11-503 of the New York City Administrative Code.

          “Approved Charter” means a fully-executed, valid and enforceable Charter of a Vessel, between the Company or the Company Subsidiary that owns such Vessel and a charterer which Charter is approved in accordance with the requirements set forth in Section 6.12 of the LLC Agreement and the Chartering Procedures and Parameters set forth on Exhibit A thereto;.

          “Approved Independent Appraiser” means, initially any of (i) Jacq. Pierot & Sons, Inc., (ii) Martin, Ottaway, van Hemmen & Dolan, Inc., (iii) Wilson Gillette & Co., (iv) Mallory, Jones, Lynch, Flynn & Assoc. Inc. or (v) Compass Marine, so long as such Person is independent of each Class A Member and the Class B Member.  By written consent of the

Members, the foregoing list of Approved Independent Appraisers may be amended to include any other independent appraisal and consulting firm that is a first class international shipbroker or any similar organization that may be designated from time to time as an “Approved Independent Appraiser”.

          “Approved Letter of Credit” means a letter of credit in substantially the form set forth in Exhibit B to the LLC Agreement or such other form that may be approved from time to time by the Members and the beneficiary of any Vessel Debt Assignment.

          “Approved Letter of Credit Provider” means a banking or other financial institution, the long-term senior unsecured debt obligations of which are rated at least “A” by S&P and “A2” by Moody’s at the time of issuance of the related Approved Letter of Credit and at all times thereafter that such Approved Letter of Credit is outstanding.

          “Assigned Construction Contract” means the Construction Contract, as assigned to the Company pursuant to the Construction Contract Assignment and as such Construction Contract may be further assigned to the Company in connection with an assignment of vessels 6 and 7 and vessels 8 and 9 to the Company as contemplated in Article 36 of the Construction Contract and Section 6.11 of the LLC Agreement.

          “Assumed Target Price” means, with respect to each Vessel, the price set forth on Schedule B to the LLC Agreement.  For the avoidance of doubt, each Vessel on Schedule B is listed in the order in which they are delivered.

          “ATP Deficit” means, as of any date of determination the net, if positive, of (i) the cumulative Adjusted Target Prices of the first or first two Vessels (as applicable) sold, less (ii) the cumulative price(s) paid for the first or first two Vessels (as applicable) sold by the Company, plus, (iii) the cumulative prices at which all Vessels (other than the first or first two Vessels (as applicable)) have been sold by the Company through such date of determination, less (iv) the cumulative Adjusted Target Prices of all Vessels (other than the first or first two Vessels (as applicable)) that have been sold by the Company through such date of determination.  For purposes of this definition, the Adjusted Target Price for a Vessel shall be increased by 3.0% on each quarterly anniversary of the 90th day following the Delivery Date of such Vessel.

          “Available Cash” means (x) so long as the Credit Agreement is in effect, cash distributed to the Company in accordance with the Security Agreement and (y) if the Credit Agreement is not in effect, on any date of determination, the excess, if any, of (i) the amount of Cash held by Company on such date of determination, over (ii) the amount, determined by the Managing Member on a commercially reasonable basis, of all Company Expenses expected to become due and payable on or prior to the next succeeding Distribution Date (net of any amounts determined by the Managing Member on a commercially reasonable basis that are expected to be available to the Company from revenue of the Company).

          “Bankruptcy” means, with respect to any Person, a Voluntary Bankruptcy or an Involuntary Bankruptcy.  A “Voluntary Bankruptcy” means, with respect to any Person: (a) (i)  the failure of such Person generally to pay its debts as such debts become due or (ii) an admission in writing by such Person of its inability to pay its debts generally or a general assignment by such Person for the benefit of creditors; (b) the filing of any petition by such

Person seeking to adjudicate it a bankrupt or insolvent, or seeking for itself any liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of such Person or its debts under any Applicable Law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking, consenting to, or acquiescing in the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for such Person or for any substantial part of its property or the filing of an answer or other pleading admitting or failing to contest the allegations of a petition filed against it in any proceeding of the foregoing nature; or (c) action taken by such Person to authorize any of the actions set forth above.  An “Involuntary Bankruptcy” means, with respect to any Person, without the consent or acquiescence of such Person, the entering of an order for relief or approving a petition for relief or reorganization or any other petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or other similar relief under any present or future bankruptcy, insolvency or similar Applicable Law, or the filing of any such petition against such Person, that shall not be dismissed or stayed within 60 days, or, without the consent or acquiescence of such Person, the entering of an order appointing a trustee, custodian, receiver or liquidator of such Person or of all or any substantial part of the property of such Person that shall not be dismissed or stayed within 60 days.  With respect to the Members, this definition is intended to supersede the definition of Bankruptcy and similar events set forth in Sections 18-101(1) and 18-304 of the LLC Act.

          “Base Supplement Amount” means, with respect to any Vessel, the amount determined in accordance with Table III of Schedule 11.2.

          “Blackstone” means Blackstone Group Holdings L.P., any Affiliate thereof, any fund or similar entity managed by Blackstone Group Holdings L.P. or by any Affiliate of Blackstone Group Holdings L.P. and any entity over which Blackstone Group Holdings, L.P. or any Affiliate of Blackstone Group Holdings L.P. has investment authority.

          “Board of Directors” is defined in Section 6.4(a) of the LLC Agreement.

          “Board Reduction” means the removal of two of the three directors appointed by the Class B Member following a Board Reduction Event as provided in Section 6.4 of the LLC Agreement.

          “Board Reduction Event” means the occurrence and continuance of any of the following events and the failure of any such event to be cured prior to a Board Reduction:

          (i) the failure of the Class B Member (including in its capacity as Managing Member) to: (1) make Capital Contributions when required under the LLC Agreement (and any amount drawn and funded under the Approved Letter of Credit shall be treated as having been timely funded by the Class B Member), or (2) to pay any other amount due from it hereunder, (3) make any Distribution of Available Cash required pursuant to Article V and, in each case, such failure shall continue for more than five Business Days after written notice of such failure from the Majority Class A Members;

(ii) an event of default under Article 25 of the Assigned Construction Contract occurs with respect to any Vessel;

         (iii) a material breach by the Class B Member, U.S. Shipping or any Affiliate thereof of any covenant, obligation or agreement to be performed or observed by it under any of the Transaction Documents (other than as specified in clauses (i) and (ii) of this definition) and such breach remains uncured for more than 30 days after a Responsible Officer of the Class B Member has actual knowledge of such breach; provided, that if such breach does not, in the reasonable judgment of the Class A Member, have a material adverse effect on the Company, such 30 day period shall be extended for an additional 60 days so long as the Class B Member, as the case may be, is diligently pursuing to fully cure such breach;

(iv) a Bankruptcy of the Class B Member, U.S. Shipping or any of its Affiliates that are party to any Transaction Document (other than the Vessel Manager);

(v) an “Event of Default” occurs under the Credit Agreement;

(vi) any termination of the Vessel Manager with respect to all Vessels following a Manager Termination Event;

         (vii) any representation or warranty made by any of the Class B Member, U.S. Shipping or any Affiliate thereof in a Transaction Document, shall prove to have been incorrect in any material respect when made (or deemed made) and such incorrectness remains uncured for more than 30 days after a Responsible Officer of the Class B Member has actual knowledge of such incorrectness; provided, that if such incorrectness does not, in the reasonable judgment of the Class A Member, have a material adverse effect on the Company, such 30 day period shall be extended for an additional 60 days so long as the Class B Member, as the case may be, is diligently pursuing to cure such incorrectness; or

(viii) the failure of the Class B Member to be a “citizen of the United States” for purposes of the Jones Act.

          “Budget” means the budget of the Company approved in accordance with Section 6.9 of the LLC Agreement.

          “Business Day” means any day of the year except Saturday, Sunday and any day on which commercial banking institutions are authorized or obligated by law, regulation or executive order to close in New York, New York.

          “Business Entity” means a corporation (or, when used as an adjective, corporate), limited liability company, partnership (whether general or limited), business trust, joint stock company, unincorporated association, joint venture or other applicable business entity.

          “Capital Account” means, with respect to any Member, the capital account in the Company maintained for such Member in accordance with the following provisions:

          (i)      To each Member’s Capital Account there shall be credited such Member’s Capital Contributions, such Member’s distributive share of Net Income and any items in the nature of income or gain allocated to such Member pursuant to Article IV of the LLC

Agreement (other than Section 4.5), and the amount of any the Company liabilities of such Member assumed by such Member or which are secured by any Company Property or Company Subsidiary Property Distributed to such Member;

          (ii)     To each Member’s Capital Account there shall be debited:  (a) the amount of Cash and the Gross Asset Value of any Company Property or Company Subsidiary Property Distributed to such Member pursuant to any provision of the LLC Agreement; (b) such Member’s distributive share of Net Losses and any items in the nature of expenses or losses, allocated to such Member pursuant to Article IV of the LLC Agreement (other than Section 4.5); and (c) the amount of any liabilities of such Member assumed by the Company or that are secured by any property contributed by such Member to the Company;

(iii) [Reserved]; and

          (iv)    In the event all or a portion of an Interest in the Company is Disposed of in accordance with the terms of the LLC Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent of the transferred Interest.

          The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations § 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations.

          “Capital Commitment,” with respect to each Member, means the irrevocable commitment by such Member to make Capital Contributions to the Company during the Commitment Period in the aggregate amount set forth in Schedule 3.2 of the LLC Agreement.

          “Capital Contributions” means, with respect to any Member, the amount of Cash and the initial Gross Asset Value of any property (other than Cash) contributed (or deemed to be contributed) to the Company by such Member (or its predecessors in interest) with respect to the Interest held by such Member.

          “Capital Contribution Percentage” means, in the aggregate for all Class A Members, 60% and, in the case of the Class B Member, 40%.  The Capital Contribution Percentage for any Class A Member shall equal the product of (i) the percentage such Member’s Remaining Capital Commitment represents of the Remaining Capital Commitments of all Class A Members and (ii) 60%.

          “Cash” means cash, amounts credited to deposit accounts and other immediately available funds that are denominated in Dollars.

          “Certificate of Interest” is defined in Section 3.1 of the LLC Agreement.

          “Class A Member” means any Person that has been admitted to the Company as a member and that holds all or any part of a Class A Member Interest, in each such Person’s capacity as a member of the Company, or the collective reference to all such Persons, as the context may require.

          “Class A Member Interest” or “Class A Interest” means an Interest in the Company designated as a Class A Interest under the LLC Agreement.

          “Class B Member” means any Person that has been admitted to the Company as a member and that holds all or any part of the Class B Member Interest, in each such Person’s capacity as a member of the Company, or the collective reference to all such Persons, as the context may require.

          “Class B Member Interest” or “Class B Interest” means an Interest in the Company designated as a Class B Interest under the LLC Agreement.

          “Closing Date” means August 7, 2006.

          “Closing Date Transaction Documents” means the Vessel Management Agreement, the Credit Agreement, the Security Agreement, the Notes, the Administrative Agent’s Fee Letter, the Arranger’s Fee Letter, the Commitment Letter, the Structuring Fee Letter, the Security Agent’s Fee Letter and any other documents, certificates and instruments related thereto to be executed on or prior to the Closing Date.

          “Code” means the United States Internal Revenue Code of 1986, as amended from time to time.

          “Commitment Period” means the period beginning on the Closing Date and ending on the third anniversary thereof.

          “Company” means USS Products Investor LLC, the limited liability company formed pursuant to the LLC Agreement and the Certificate of Formation.

          “Company Accountants” means PricewaterhouseCoopers LLP or any other replacement independent accounting firm of national reputation selected by the Managing Member and approved by the Required Directors.

          “Company Documents” means the LLC Agreement, any Approved Charter, the Assignment Agreement, the Assigned Construction Contract, each Company Subsidiary Organizational Document and the Vessel Management Agreement and any certificates and other documents and instruments related thereto.

          “Company Expenses” means all costs, expenses, indemnities, fees (including reasonable attorneys’ and accountants’ fees), Taxes and other payment obligations incurred by the Company, but not including any Distributions required to be paid pursuant to Article V or Article XII of the LLC Agreement, together with reasonable reserves for payment of the foregoing.

          “Company Minimum Gain” has the same meaning as the term “partnership minimum gain” in Regulations §§ 1.704-2(b)(2) and 1.704-2(d).

          “Company Property” means all property owned by the Company, including both tangible and intangible property.

          “Company Subsidiary” means a limited liability company formed under the laws of the State of Delaware, 100% of the equity interests in which are owned directly or indirectly by the Company and which is formed pursuant to a certificate of formation and a limited liability company agreement in substantially the form attached hereto as Exhibit D.

          “Company Subsidiary Documents” means, with respect to any Company Subsidiary, (i) the Organizational Documents for such Company Subsidiary, (ii) any Approved Charter, Vessel Debt Documents and (iii) all certificates, documents and instruments related thereto.

          “Company Subsidiary Permitted Asset” has the meaning assigned to the term “Permitted Assets” in the Organizational Documents of a Company Subsidiary.

          “Company Subsidiary Property” means all property owned by any Subsidiary of the Company, including both tangible and intangible property.

          “Consolidated” refers, with respect to any Person, to the consolidation of accounts of such Person and its Subsidiaries in accordance with GAAP.

          “Construction Contract” means that certain Amended and Restated Contract for Construction entered into between USS Product Carriers LLC and the Contractor dated March 14, 2006, as amended, restated, supplemented or otherwise modified from time to time.

          “Construction Contract Assignment” means the Assignment and Assumption Agreement dated August 7, 2006 between the Company and USS Product Carriers LLC.

          “Construction Funding Date” means, with respect to each Vessel, each date on which a Progress Payment is due and payable with respect to such Vessel pursuant to the terms of the Construction Contract.

          “Construction Payments” means the Progress Payments with respect to each Vessel or any other amounts due under the Assigned Construction Contract.

          “Contingent Liabilities” means, with respect to any Person, (a) any agreement, undertaking or arrangement by which such Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the indebtedness, obligation or any other liability of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the shares of any other Person (the amount of obligation under any Contingent Liabilities shall be deemed to be the maximum outstanding amount of the debt, obligation or other liability guaranteed) and/or (b) liabilities that are contingent in nature which would be included as liabilities on the face of the balance sheet of such Person in accordance with GAAP.

          “Contractor” means National Steel and Shipbuilding Company, a Nevada corporation.

          “Contractor Parent” means General Dynamics Corporation, a Delaware corporation.

          “Contractual Obligation” means, as to any Person, any security issued by such Person or any other agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound, or any provision of any of the foregoing that is valid and binding as to such Person.

          “Credit Agreement” means the $325,000,000 million revolving notes facility agreement dated as of August 7, 2006, among the Company, as borrower, the Company Subsidiaries party thereto, the Lenders (as defined therein), Blackstone Corporate Debt Administration L.L.C., as administrative agent, JPMorgan Chase Bank, N.A., as the Security Agent, and Lehman Brothers Inc., as the sole lead arranger and sole bookrunner.

          “Delivery Date” means, with respect to any Vessel, the date on which a Vessel is tendered for delivery by the Contractor and accepted by the Company or the applicable JV Subsidiary, as the case may be, pursuant to the Construction Contract.

          “Depreciation” means, for each Allocation Period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Allocation Period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Allocation Period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Allocation Period bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Allocation Period is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Tax Matters Member, subject to the Majority Class A Members’ consent (such consent not to be unreasonably withheld) in the event that the Managing Member is the Class B Member.

          “Designated Change Orders” means change orders delivered by the Contractor under the Assigned Construction Contract which together with other change orders do not increase the cost of a Vessel by more than $500,000.

          “Direct Competitor” means any Person engaged in the U.S. coastwise transportation of petroleum products, commodity chemicals and specialty chemicals.

          “Disposition” means, with respect to any property, any sale, assignment, gift, exchange, lease, conversion, transfer, pledge or other disposition or divestiture of such property, or of any property interest therein, including, without limitation, any transfer by way of a capital contribution.  “Dispose” and “Disposed” shall have correlative meanings.

          “Disqualified Transfer” means any Disposition of a Member Interest (i) to any Person that is not a United States person within the meaning of Section 7701(a)(30) of the Code, (ii) to any Person that is a tax-exempt entity within the meaning of Section 168(h) of the Code, (iii) in any manner that would cause a termination of the Company under Section 708(b)(1)(B) of the Code, (iv)  prior to any Triggering Event, to any Direct Competitor, (v) to any natural person, (vi) to any Person that would cause the Company to have less than 80% of its Class A Member Interests or Class B Member Interests held by “citizens of the United States” within the meaning of Section 2 of the Shipping Act of 1916, as amended or (vii) to any Person that is not an “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act.

          “Distribution” means, as applicable, any distribution or dividend or return of capital or any other distribution, payment, remittance or delivery of property or Cash in respect of, or the redemption, retirement, purchase or other acquisition, directly or indirectly, of, any Interest now or hereafter outstanding or the setting aside of any funds for any of the foregoing purposes, including any distribution under Section 5.1 or Article XII of the LLC Agreement.  “Distribute”, “Distributed” and “Distributive” shall have correlative meanings.  For the avoidance of doubt, no fees or expenses paid to any Member on the Closing Date shall be considered a Distribution.

          “Distribution Date” is defined in Section 5.1 of the LLC Agreement.

          “Dollars” and the sign “$” each mean the lawful currency of the United States.

          “Drawdown” is defined in Section 3.3(e) of the LLC Agreement.

          “Drawdown Date” is defined in Section 3.3(e) of the LLC Agreement.

          “Due Diligence Material” means all written information (including electronic mail) relating to the transactions contemplated to be consummated pursuant to the Operative Agreements (as defined in the Credit Agreement), other than the Financial Model, provided to the Class A Members or their representatives by U.S. Shipping and Lehman Brothers acting in its capacity as U.S. Shipping’s agent.

          “Eligible Charterer” has the meaning assigned to such term in the Vessel Management Agreement.

          “Estimated Vessel Cost” for a Vessel shall mean the estimated cost thereof as set forth on Schedule A to the LLC Agreement.  For the avoidance of doubt, each Vessel on Schedule A is listed in the order in which they are delivered.

          “Expected Delivery Date” means, with respect to any Vessel, the “Target Delivery Date” for such Vessel (as set forth in the Construction Contract), as such date may be amended from time to time by mutual agreement of the parties to the Construction Contract.

          “Extraordinary Vessel Net Income” means recognized net gain or income from the sale of a Vessel under the circumstances specified in Section 3.1(b) of the Credit Agreement or an Event of Loss under the circumstances specified in Section 3.1(c) of the Credit Agreement, reasonably determined in a manner consistent with the computation of Net Income or Net Losses and attributing to any such sale or Event of Loss all costs, expenses, commissions, and other charges directly related to such sale or Event of Loss.

          “Extraordinary Vessel Net Income Tax Distribution Amount” means, for any Allocation Period, the product of (i) the Applicable Rate and (ii) a Member’s allocable share of Extraordinary Vessel Net Income for such Allocation Period.

          “Fair Market Value” means, with respect to (x) any Vessel, the value which would be obtained in an arm’s-length transaction between an informed and willing purchaser under no compulsion to buy and an informed and willing seller under no compulsion to sell such Vessel, subject to any Approved Charter then in effect, which determination is made in accordance with the Agreed Methodology, (y) any Company Subsidiary, the Fair Market Value of the applicable Vessel, subject to any Approved Charter then in effect, owned by such Company Subsidiary as determined in accordance with clause (x) and (z) the Class A Member Interests, the amount that would be distributed to the Class A Members if: (i) all of the Vessels, subject to any Approved Charters then in effect, owned by the Company or any Company Subsidiary were sold for Fair Market Value (as determined in accordance with clause (x)), (ii) the Company’s rights under the Construction Contract with respect to any undelivered Vessel, subject to any Approved Charters, then in effect, were sold in an arm’s-length transaction where the Company is an informed and willing seller under no compulsion to sell and the purchaser is an informed and willing purchaser under no compulsion to buy which determination is made in accordance with the Agreed Methodology and (iii) the Company were liquidated following such sale. The determination of Fair Market Value shall include the following assumptions (x) that the Vessel has been delivered under the Construction Contract, (y) that any Approved Charter which has been executed but has not commenced because the Vessel has not been delivered was in effect and (z) that the Vessel is free and clear of any Lien (other than any Approved Charter).

          “Final Payment Date” means with respect to (i) the liquidation of the Company pursuant to Article XII of the LLC Agreement, the date on which all Company Property is distributed pursuant to Section 12.2 of the LLC Agreement and, (ii) the election by the Class B Member to purchase the Class A Member Interests pursuant to Section 11.1 of the LLC Agreement, the Purchase Date.

          “Financial Investments” means:

(a) Cash;

          (b)          Direct general obligations of, or obligations fully and unconditionally guaranteed as to the timely payment of principal and interest by, the United States or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition, but excluding any of such securities whose terms do not provide for payment of a fixed dollar amount upon maturity or call for redemption;

          (c)          Certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months from the date of acquisition, and overnight bank deposits and other short-term deposit instruments, in each case with any domestic commercial bank having capital and surplus in excess of $500,000,000 and having a rating of at least “A2” (or the equivalent thereof) by Moody’s and at least “A” (or the equivalent thereof) by S&P;

          (d)          Repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (b) or (c) above entered into with any financial institution meeting the qualifications specified in clause (c) above;

          (e)          Commercial paper (having original maturities of not more than 180 days) of any Person rated “P-2” (or the equivalent thereof) or better by Moody’s or “A-2” (or the equivalent thereof) or better by S&P; and

(f) Money market mutual or similar funds having assets in excess of $100,000,000, at least 95% of the assets of which are comprised of assets specified in clauses (a) through (e) above.

          “First Notice Date” means the date that is 6 months prior to Target Delivery Date (as defined in the Construction Contract) of Vessel 1, unless prior to such date the Contractor has notified the Company that Vessel 1 will not be delivered on the Target Delivery Date in which case the First Notice Date shall be the date that is 6 months prior to the revised expected delivery date.

          “Fiscal Quarter” means (i) the period commencing on the Closing Date and ending on September 30, 2006 and (ii) any subsequent three-month period commencing on each of January 1, April 1, July 1 or October 1 and ending on the next of March 31, June 30, September 30 and December 31, respectively; provided that the last Fiscal Quarter shall end on the first date on which all Company Property is distributed pursuant to Section 12.2 of the LLC Agreement and the Certificate of Formation has been canceled pursuant to the LLC Act.

          “Fiscal Year” means (i) the period commencing on the Closing Date and ending on December 31, 2006 and (ii) any subsequent period commencing on January 1 and ending on the earlier to occur of (a) the following December 31, or (b) the first date on which all Company Property is distributed pursuant to Section 12.2 of the LLC Agreement and the Certificate of Formation has been canceled pursuant to the LLC Act.

          “Formation Date” is defined in Section 1.1 of the LLC Agreement.

          “Funding Notice” is defined in Section 3.3(e) of the LLC Agreement.

          “GAAP” means United States generally accepted accounting principles as in effect from time to time.  Any financial statements or other information required by the Transaction Documents to be prepared in accordance with GAAP shall mean in accordance with GAAP as consistently applied for the period or periods covered by such financial statements or other information.

          “Gap Period” means the period from the date a Vessel Purchase Option Notice with respect to a Vessel is delivered to the Delivery Date for such Vessel.

          “GD Guaranty” means that certain Guaranty dated August 7, 2006 issued by the Contractor Parent in favor of the Company.

          “Governmental Approval” means, with respect to any Person, any consent, license, approval, registration, permit, sanction or other authorization of any nature which is required to be granted by any Governmental Authority under Applicable Law (a) for the formation of such Person, (b) for the enforceability of any Transaction Document against such Person and such Person’s making of any payments contemplated thereunder, and (c) for all such other matters as may be necessary in connection with the performance of such Person’s material obligations under any Transaction Document.

          “Governmental Authority” means any federal, national, state, provincial, municipal, local, territorial or other governmental department, commission, board, bureau, agency, regulatory authority, instrumentality or judicial or administrative body, whether domestic or foreign, having jurisdiction over the matter or matters in question, provided that, with respect to any Subsidiary of the Company, such Governmental Authorities shall be limited to the jurisdictions in which such Subsidiary is either organized or operates.

          “Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

          (i)          The initial Gross Asset Value of any asset other than a Financial Investment contributed by a Member to the Company shall be the fair market value of the asset on the date of contribution and the initial Gross Asset Value of any Financial Investment shall be equal to its face value, less unamortized discount and plus unamortized premium, if any;

          (ii)         The Gross Asset Values of all the Company assets shall be adjusted to equal their respective Mark-to-Market Values as determined by the Managing Member and, in the event that the Managing Member is the Class B Member, subject to the Majority Class A Members’ consent (such consent not to be unreasonably withheld) (a) upon the issuance of any additional Interest to any person, (b) as specified in Section 12.2 of the LLC Agreement, (c) upon the liquidation of the Company within the meaning of Regulation § 1.704-1(b)(2)(ii)(g), and (d) in connection with the grant of an Interest that is not de minimis as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a member capacity, provided that an adjustment under clause (a), (b), or (d) of this paragraph shall be made only if the Managing Member, subject to, in the event that the Managing Member is the Class B Member, the Majority Class A Members’ consent (such consent not to be unreasonably withheld), reasonably has determined that such adjustment is necessary to reflect the relative economic interests of the Members;

          (iii)        The Gross Asset Value of any Company Property (or property of any Subsidiary) distributed to any Member shall be adjusted to equal the Mark-to-Market Value of such asset on the date of such distribution;

          (iv)        The Gross Asset Values of the assets of the Company shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code § 734(b) or Code § 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulation § 1.704-1(b)(2)(iv)(m) and clause (v) of the definition of “Net Income” and “Net Losses” or Section 4.2(e) of the LLC Agreement; provided, however, that Gross Asset Values shall not be adjusted pursuant to this clause (iv) to the extent that an adjustment pursuant to clause (ii) is required in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (iv); and

          (v)         If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraph (i), (ii), or (iv), such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Income and Net Losses.

          “Gross Income” means all items of gross income and gain (before reduction for cost of goods sold or similar items of cost) that are realized by the Company, including the component items of such income and gain that constitute the Company’s distributive share of income, gain, loss and deduction from any Company Subsidiary, even if such component items are not required to be separately stated.

          “Hedge Agreement” means any hedge agreement or other derivative instrument entered into by the Company and/or Company Subsidiary pursuant to a hedging program approved by the Required Directors.

          “Indebtedness” of any Person means, without duplication:

(a) all obligations of such person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(b) all obligations, contingent or otherwise, relative to the face amount of all letters of credit, whether or not drawn, and banker’s acceptances issued for the account of such Person;

(c) all obligations of such Person as lessee under leases which have been or should be, in accordance with GAAP, recorded as capital leases;

          (d)          all other items which, in accordance with GAAP, would be included as liabilities on the liability side of the balance sheet of such Person as of the date at which Indebtedness is to be determined other than accounts payable, deferred revenue and accrued operating expenses incurred in the ordinary course of business in each case to the extent not otherwise constituting Indebtedness under the other terms of this definition;

(e) net liabilities of such Person under all Hedging Assets;

          (f)          whether or not so included as liabilities in accordance with GAAP, all obligations of such Person to pay the deferred purchase price of property or services (excluding any obligations of the Company incurred pursuant to the Construction Contract), and indebtedness (excluding prepaid interest thereon) secured by a lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; and

(g) all Contingent Liabilities of such Person in respect of any of the foregoing.

          “Independent Director” means a director that is a natural person and is not and has not been for at least five years from the date of his or her or appointment (i) a direct or indirect legal or beneficial owner of the Company or any Member or any of their respective Affiliates (other than indirectly as a holder of shares in a publicly traded mutual fund), (ii) a relative, supplier, employee, officer, director (other than as an independent director), manager (other than as an independent manager), contractor or material creditor of the Company or any Member or any of their respective Affiliates or (iii) a Person who controls (whether directly, indirectly or otherwise) any Member or its Affiliates or any creditor, employee, officer, director, manager or material supplier or contractor of any Member or its Affiliates.

          “Initial Vessels” means the initial five Vessels to be delivered under the Construction Contract.

          “Interest” means any limited liability company interest in the Company, including any and all benefits to which the holder of such an interest may be entitled as provided in the LLC Agreement, together with all obligations of such Person to comply with the terms and provisions of the LLC Agreement.  The Company has two classes or groups of Interests and Members: Class A and Class B.

          “Investment” means any investment in any Person, whether by means of share purchase, capital contribution, loan, time deposit or otherwise.

          “Involuntary Bankruptcy” is defined in the definition of “Bankruptcy”.

          “Internal Rate of Return” or “IRR” means, as of any date of determination with respect to any Member, the internal rate of return with respect to the Capital Contributions made by such Member, calculated to be that annual discount rate compounded quarterly which, when applied to each cash Distribution made to such Member or payment pursuant to Section 5.1 of the LLC Agreement or, in the case of the Class A Member, any payment of Purchase Price from the Closing Date, and up to and including such date of determination, and taking into account the date of each such Distribution and the date each Capital Contribution is made, produces a present value of such amounts equal to the Capital Contributions made by such Member.

          “Irrevocable Election” means, with respect to the Purchase Option or Vessel Purchase Option, the delivery by the Class B Member to the Company of a written notice pursuant to which the Class B Member unconditionally covenants and agrees that the Purchase Option or Vessel Purchase Option shall be consummated on or prior to the Purchase Date or Vessel Purchase Date specified in the related Purchase Option Notice or Vessel Purchase Notice.

          “Jones Act” means Section 27 of the Merchant Marine Act of 1920.

          “Last Vessel” means the fifth Vessel to be sold by the Company; provided that (i) if vessels six (6) and seven (7) (but not vessels eight (8) and nine (9)) are acquired by the Company as provided in Section 6.11, the Last Vessel shall mean the seventh Vessel to be sold by the Company and (ii)  if vessels eight (8) and nine (9) are acquired by the Company as provided in Section 6.11, Last Vessel shall mean the ninth Vessel to be sold by the Company.

          “Lien” means any mortgage, pledge, hypothecation, assignment for security, encumbrance, lien (statutory or other), security interest or other security device or arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any lease having substantially the same effect as any of the foregoing).

          “Liquidating Events” is defined in Section 12.1 of the LLC Agreement.

          “Liquidation Notice” is defined in Section 12.10 of the LLC Agreement.

          “Liquidator” is defined in Section 12.8 of the LLC Agreement.

          “LLC Act” means the Delaware Limited Liability Company Act, as set forth in Del. Code Ann. Tit. 6, §§ 18-101, et seq. and any successor statute, as the same may be amended from time to time.

          “LLC Agreement” means the Limited Liability Company Agreement of USS Products Investor LLC, dated as of August 7, 2006, and includes this Annex A and all other annexes and schedules attached thereto, as amended, supplemented, amended and restated or otherwise modified from time to time.

          “Majority Class A Members” means the Class A Member or Class A Members whose Capital Account balances, in the aggregate, constitute greater than 50% of the aggregate Capital Account balances for all Class A Members; provided that (x) any Class A Member that is an Affiliate of the Class B Member shall be disregarded for purposes of the foregoing calculation (unless the Class B Member and its Affiliates own all of the Class A Member Interests) and (y) solely for purposes of Section 6.11 and 7.4(f), Majority Class A Member(s) shall mean all of the Class A Members.

          “Majority Members” means the Class A Members and Class B Members (taken together) whose Capital Account balances, in the aggregate, constitute greater than 50% of the aggregate Capital Account balances for all Members.

          “Managing Member” means initially the Class B Member of the Company and any replacement Member appointed in accordance with the terms of the LLC Agreement, in such Person’s capacity as managing member of the Company.

          “Mark-to-Market Balance Sheet” is defined in Section 8.2(d) of the LLC Agreement.

          “Mark-to-Market Measurement Date” means (a) with respect to the retirement of any Interest in the Company or the issuance of any additional Interests in the Company to any Person (except for any permitted transferees in accordance with Section 10.1(b) of the LLC Agreement), the last day of the Fiscal Quarter preceding the Fiscal Quarter during which the retirement or issuance, as the case may be, occurs; (b) with respect to the liquidation of the Company pursuant to Section 12.2 of the LLC Agreement, the last day of the Fiscal Quarter immediately preceding the Fiscal Quarter during which the earlier of (i) the Liquidating Event giving rise to such liquidation occurred or (ii) if applicable, the Termination Event giving rise to such Liquidating Event occurred; or (c) with respect to the exercise of the Purchase Option, the last day of the Fiscal Quarter immediately preceding the Fiscal Quarter during which the earlier of (i) the date on which the Purchase Option Notice was delivered or (ii) if the Purchase Option Notice was delivered after a Termination Event, the Termination Event occurred.

          “Mark-to-Market Value” means, with respect to any asset, the following:

          (i)          The Mark-to-Market Value of the Company shall be (A) prior to a Mark-to-Market Measurement Date, the sum of the initial Gross Asset Values of the assets held by the Company, and (B) on or after a Mark-to-Market Measurement Date, the sum of the Mark-to-Market Values of each asset owned by the Company net of all applicable liabilities not taken into account in the calculation of Asset Values.

          (ii)         The Mark-to-Market Value of each Company Subsidiary shall be (A) prior to a Mark-to-Market Measurement Date, the sum of the initial Gross Asset Values of the assets acquired by such Company Subsidiary, and (B) on or after a Mark-to-Market Measurement Date, the sum of the Gross Asset Values of each asset owned by such Company Subsidiary net of all applicable liabilities not taken into account in the calculation of Gross Asset Values.

          (iii)        The Mark-to-Market Value of any other asset shall be its market value as determined by the Vessel Manager and approved by the Managing Member, subject to the approval of the Majority Class A Member(s), not to be unreasonably withheld or, if each of the Members consents to the use of another method to value such asset, the value determined by such method.

          “Member Nonrecourse Debt” has the same meaning as the term “partner nonrecourse debt” in Regulations § 1.704-2(b)(4).

          “Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt equal to Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a nonrecourse liability with the meaning of Regulation § 1.704-2(b)(3), determined in accordance with Regulation § 1.704-2(i)(3).

          “Members” means each Class A Member and each Class B Member, collectively.  “Member” means any one of the Members.

          “Moody’s” means Moody’s Investors Service, Inc. or any successor by merger, consolidation or otherwise to its business.

          “Net Hedging Amount” shall mean with respect to any Vessel the sum of (x) the income received by the Company under any Hedge Agreements allocated to such Vessel less (y) the actual cost of obtaining such Hedge Agreements to the extent allocated to such Vessel.

          “Net Income” and “Net Losses” means, for each Allocation Period, an amount equal to the Company’s taxable income or loss for such Allocation Period, determined in accordance with Code § 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code § 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(i) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Income or Net Losses pursuant to this definition of “Net Income” and “Net Losses” shall be added to such taxable income or loss;

          (ii)         Any expenditures of the Company described in Code § 705(a)(2)(B) or treated as Code § 705(a)(2)(B) expenditures pursuant to Regulation § 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Income or Net Losses pursuant to this definition of “Net Income” and “Net Losses” shall be subtracted from such taxable income or loss;

          (iii)        In the event the Gross Asset Value of any asset of the Company is adjusted pursuant to clause (ii) or (iii) of the definition of Gross Asset Value, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Income or Net Losses;

          (iv)        Gain or loss resulting from any disposition of Company Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of Company Property disposed of, notwithstanding that the adjusted tax basis of such Company Property differs from its Gross Asset Value;

          (v)         To the extent an adjustment to the adjusted tax basis of any asset of the Company pursuant to Code § 734(b) is required, pursuant to Regulation § 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Net Income or Net Losses;

(vi) Any items that are allocated pursuant to Section 4.2, 4.3 or 12.12 of the LLC Agreement shall not be taken into account in computing Net Income or Net Losses; and

          (vii)       In lieu of depreciation, amortization and other cost recovery deductions taken into account in computing Net Income and Net Losses, there shall be taken into account Depreciation for such Allocation Period, computed in accordance with the definition of Depreciation.

          The amounts of the items of income, gain, loss or deduction of the Company available to be allocated pursuant to Sections 4.2 and 4.3 of the LLC Agreement shall be determined by applying rules analogous to those set forth in clauses (i) through (vii) above.

          “Net Income Tax Distribution Amount” means, for any Allocation Period, the product of (i) the Applicable Rate and (ii) a Member’s allocable share of Net Income for such Allocation Period.

          “Notice of Foreclosure” means any notice of a foreclosure sale delivered by the Security Agent under the Security Agreement with respect to a Vessel or the Company’s interest in the Assigned Construction Contract.

          “Nonrecourse Deductions” has the meaning set forth in Regulations §§ 1.704-2(b)(1) and 1.704-2(c).

          “Nonrecourse Liability” has the meaning set forth in Regulations § 1.704-2(b)(3).

          “Obligation” means, with respect to any Person, any obligation of such Person of any kind, including, without limitation, any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding.

          “Operating Vessel Net Income” means recognized net gain or income, computed consistent with the computation of Net Income or Net Losses only taking into account items that are not taken into account for purposes of determining Extraordinary Vessel Net Income.

          “Operating Vessel Net Income Tax Distribution Amount” means, for any Allocation Period, the product of (i) the Applicable Rate and (ii) a Member’s allocable share of Operating Vessel Net Income for such Allocation Period.

          “Organizational Documents” means, with respect to any Person, any certificate of incorporation, charter, by-laws, memorandum of association, articles of association, partnership agreement, limited liability company agreement, certificate of formation of a limited liability company, certificate of limited partnership, certificate of trust, trust agreement or other agreement or instrument under which such Person is formed or organized, and which is a governing document of such Person under Applicable Law, and any amendment to any of the foregoing.

          “Permitted Amounts” means (i) all Eligible Expenses (as defined under the Credit Agreement) and (ii) the fees and expenses set forth on Schedule 3.3(b).

          “Permitted Assets” means:

(a) limited liability company interests in the Company Subsidiaries which hold Vessels;

(b) Financial Investments; and

(c) Hedge Assets.

          “Person” means any individual, trust, estate, association, Business Entity or other entity, or a government or any political subdivision or agency thereof.

          “Proceeding” means any suit in equity, action at law or other judicial or administrative proceeding.

          “Progress Payments” means, in respect of each Vessel, the monthly progress payments made with respect to each Vessel in accordance with the Construction Contract.

          “Purchase Date” means either the Purchase Date or the Vessel Purchase Date, as the context requires.

          “Purchase Date” is defined in Section 11.1(b)(iii) of the LLC Agreement.

          “Purchase Option” is defined in Section 11.1(a) of the LLC Agreement.

          “Purchase Option Notice” is defined in Section 11.1(a) of the LLC Agreement.

          “Purchase Price” is defined in Section 11.1(c) of the LLC Agreement.

          “Regulations” means regulations promulgated under the Code (including temporary regulations), as such regulations are amended, modified or supplemented from time to time.

          “Regulatory Allocations” is defined in Section 4.3 of the LLC Agreement.

          “Remaining Capital Commitment”, as of any date of determination and with respect to any Member, means (i) the amount of such Member’s initial Capital Commitment as set forth on Schedule 3.2 of the LLC Agreement minus (ii) the sum of all Capital Contributions made (which shall include all Capital Contributions committed to be made in accordance with a schedule of Drawdown Dates previously provided under Section 3.3(e) of the LLC Agreement, as such schedule may be amended in accordance with Section 3.3(b) or the last paragraph of Section 3.3(e) of the LLC Agreement, and in the case of the Class B Member, shall include the Class B Initial Contribution Amount and, in the case of the Class A Member, any Capital Contribution deemed made pursuant to Section 3.3(g)) by such Member to the Company on or prior to such date of determination.  The Remaining Capital Commitment shall not be reduced by any amount committed to be contributed pursuant to a schedule of Drawdown Dates to the extent that such contribution is not made on such Drawdown Date.

          “Required Directors” means a majority of the Board of Directors (excluding for this purpose, the Independent Director, except with respect to Section 6.4(e)(xvii)) of the Company provided such majority includes (i) prior to a Board Reduction, at least one director appointed by the Class A Members and (ii) on and after a Board Reduction, the Permanent Class B Member Director.

          “Responsible Officer” means, (i) with respect to the Class B Member, any senior officer of the Class B Member, (ii) with respect to the Company, the Managing Member and (iii) with respect to the Vessel Manager, any officer of such Manager with knowledge of the matters for which such Manager is responsible under the Transaction Documents.

          “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor by merger, consolidation or otherwise to its business.

          “SEC” means the Securities and Exchange Commission.

          “Second Notice Date” means the date that is 6 months prior to Target Delivery Date (as defined in the Construction Contract) of Vessel 3, unless prior to such date the Contractor has notified the Company that Vessel 3 will not be delivered on the Target Delivery Date in which case the Second Notice Date shall be the date that is 6 months prior to the revised expected delivery date.

          “Securities Act” means the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to the Securities Act or any successor law.

          “Subsidiary” means, as to any Person, any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the right or power to direct, in the case of any entity of which such Person or any of its Subsidiaries is a general partner, or both the beneficial ownership of and the right or power to direct, in any other case, such limited liability company, partnership or joint venture, or (c) the beneficial interest in such trust or estate, is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries; provided, however, that notwithstanding anything in this definition to the contrary, in the case of the Company, the term “Subsidiary” shall include the Subsidiaries of the Company holding Vessels; and, provided, further, that no such corporation, partnership, joint venture or other entity shall (i) constitute a Subsidiary of U.S. Shipping, unless such entity is a Consolidated Subsidiary of U.S. Shipping, or (ii) constitute a Subsidiary of any other Person unless such entity would appear as a consolidated Subsidiary of such Person on a Consolidated balance sheet of such Person prepared in accordance with GAAP.

          “Supplemental Amount” means, with respect to any Vessel, the sum, if positive, of (i) the Base Supplemental Amount with respect to such Vessel and (ii) (x) the cumulative Adjusted Target Prices of all Vessels sold prior to such Vessel less (y) the cumulative price(s) paid for all Vessels sold prior to such Vessel.  For purposes of this definition, the Adjusted Target Price for a Vessel shall be increased by 3.0% on each quarterly anniversary of the 90th day following the Delivery Date of such Vessel.

          “Tax” or “Taxes” means any and all taxes (including net income, gross income, franchise, value added, ad valorem, gross receipts, leasing, excise, fuel, excess profits, sales, use, property (personal or real, tangible or intangible) and stamp taxes), levies, imposts, duties, charges, assessments, or withholdings of any nature whatsoever, general or special, ordinary or extraordinary, now existing or hereafter created or adopted, together with any and all interest, penalties, fines, additions to tax and interest thereon; provided, that the terms “Tax” and “Taxes” shall not include any governmental charge for which a direct product or service is received.

          “Tax Matters Member” is defined in Section 8.3(a) of the LLC Agreement.

          “Termination Event” means the occurrence of a Board Reduction Event.

          “Transaction Documents” means the Company Documents, the Company Subsidiary Documents, and the Vessel Debt Documents and the Collateral Assignment in the form attached as Exhibit C to the LLC Agreement.

          “United States” or “U.S.” means the United States of America and the territories, possessions and territorial waters of the United States of America.

          “U.S. Shipping” means U.S. Shipping Partners L.P., a Delaware limited partnership.

          “Vessel” means any of the approximately 49,000 deadweight tonnage product/chemical tanker vessels constructed pursuant to the Construction Contract and financed by the Company pursuant to the LLC Agreement (including, the Initial Vessels and, from and after the date any additional vessel is assigned pursuant to the Construction Contract Assignment, each such additional vessel).

          “Vessel Debt” means, with respect to each Vessel, all Indebtedness incurred pursuant to the Vessel Debt Documents.

          “Vessel Debt Assignment” is defined in Section 3.3(a) of the LLC Agreement.

          “Vessel Debt Documents” means the Loan Documents (as defined in the Credit Agreement).

          “Vessel FMV Range” is defined in Section 11.2(a) of the LLC Agreement.

          “Vessel Management Agreement” means the Management and Operating Agreement dated as of August 7, 2006, between the Company and the Vessel Manager.

          “Vessel Manager” means the Person designated as the Manager in the Vessel Management Agreement, and any successor thereto appointed in accordance with the terms of the  Vessel Management Agreement.

          “Vessel Purchase Date” is defined in Section 11.2(c)(iv) of the LLC Agreement.

          “Vessel Purchase Option” is defined in Section 11.2(a) of the LLC Agreement.

          “Vessel Purchase Option Notice” is defined in Section 11.2(a) of the LLC Agreement.

          “Vessel Purchase Price” is determined in accordance with Schedule 11.2 to the LLC Agreement.

          “Voluntary Bankruptcy” is defined in the definition of “Bankruptcy”.

          “Wholly Owned Affiliate” of any Person means (i) an Affiliate of such Person 100% of the capital stock (or its equivalent in the case of entities other than corporations) of which is owned beneficially by such Person, directly, or indirectly, or by any Person who, directly or indirectly, owns beneficially 100% of the capital stock (or its equivalent in the case of entities other than corporations) of such Person, and (ii) an Affiliate of such Person who, directly or indirectly, owns beneficially 100% of the capital stock (or its equivalent in the case of entities other than corporations) of such Person; provided that, for purposes of determining the ownership of the capital stock of any Person, de minimis amounts of stock held by directors, nominees and similar persons pursuant to statutory or regulatory requirements shall not be taken into account.

          SECTION 1.02  Rules of Construction.  This Annex A and, except as otherwise expressly provided in any Transaction Document with respect to specific rules of construction for such Transaction Document, all Transaction Documents and all appendices, schedules and exhibits to the Transaction Documents shall be governed by, and construed in accordance with, the following rules of construction:

          (a)          Computation of Time Periods.  In the computation of periods of time from a specified date to a later specified date, the word or phrase “from” and “commencing on” mean “from and including” and the words or phrase “to” and “until” and “ending on” mean “to but excluding”.

          (b)          Accounting Terms.  All accounting terms shall be construed in accordance with GAAP applied consistently, except with respect to Capital Accounts and items entering into the computation of Capital Accounts, and except to the extent otherwise specified in the provisions of Section 1.01 or 1.02 hereof.

          (c)          No Presumption Against Any Party.  Neither any Transaction Document nor any uncertainty or ambiguity therein shall be construed against any particular party, whether under any rule of construction or otherwise.  On the contrary, each Transaction Document has been reviewed by each of the parties thereto and their respective counsel and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties thereto.

          (d)          Use of Certain Terms.  Unless the context of any Transaction Document requires otherwise, the plural includes the singular, the singular includes the plural, and “including” has the inclusive meaning of “including without limitation.”  The words “hereof,” “herein,” “hereby,” “hereunder,” and other similar terms of any Transaction Document refer to such Transaction Document (including this Annex A to the extent incorporated or referred to therein (whether or not actually attached thereto) and all other annexes, schedules and exhibits attached thereto) as a whole and not exclusively to any particular provision of such Transaction Document.  All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, or neuter, singular or plural, as the identity of the Person or Persons may require.

(e) Headings and References. Article, Section and other headings are for reference only, and are not intended to describe, interpret, define or limit the scope, extent or intent of any Transaction Document or any provision thereof. References in any Transaction Document to Articles, Sections, Annexes, Schedules and Exhibits refer to Articles, Sections, Annexes, Schedules, and Exhibits of or to such Transaction Document, and references in Sections of such Transaction Document to any clause refer to such clause of such Section. Whether or not specified in any Transaction Document or in this Annex A, references in such Transaction Document or in this Annex A to such Transaction Document, any other Transaction Document or any other agreement include, unless otherwise provided in such Transaction Document or in this Annex A, this Annex A, such Transaction Document, the other Transaction Documents and such other agreements, as the case may be, as the same may be amended, restated, supplemented or otherwise modified from time to time pursuant to the provisions thereof and of any other Transaction Documents applicable thereto.  Whether or not specified in any Transaction Document or in this Annex A, a reference to any Applicable Law or law (as the case may be) as at any time shall mean that Applicable Law or law (as the case may be) as it may have been amended, restated, supplemented or otherwise modified from time to time, and any successor Applicable Law or law (as the case may be).  A reference to a Person includes the successors and assigns of such Person, but such reference shall not increase, decrease or otherwise modify in any way the provisions in this Annex A or any Transaction Document governing the assignment of rights and obligations under, or the binding effect, of any provision of this Annex A or any Transaction Document.  Any reference to the sale of a Vessel shall also be deemed to include a sale of the Company Subsidiary which holds title to such Vessel.

Exhibit A

FORM OF MEMBERSHIP INTEREST

NUMBER	ORGANIZED UNDER THE LAWS	CLASS

☐	OF	☐

THE STATE OF DELAWARE
USS PRODUCTS INVESTOR LLC

                    This Certifies that [_____________] is the owner of [___ % of the Class A]  [the sole Class B] limited liability company  interest of USS Products Investor LLC, a Delaware limited liability company (the “Company”), with such rights and privileges as are set forth in the Limited Liability Company Agreement of the Company dated as of August 7, 2006, as amended from time to time (the “Operating Agreement”).

THE LIMITED LIABILITY COMPANY INTEREST REPRESENTED BY THIS CERTIFICATE (THE “MEMBERSHIP INTEREST”) HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), THE SECURITIES LAWS OF ANY STATE (THE “STATE ACTS”) OR THE SECURITIES LAWS OF ANY OTHER JURISDICTION, AND IS BEING OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS.  THE MEMBERSHIP INTEREST HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, BY ANY STATE SECURITIES COMMISSION OR BY ANY OTHER REGULATORY AUTHORITY OF ANY OTHER JURISDICTION.  ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

NEITHER THE MEMBERSHIP INTEREST NOR ANY PART THEREOF MAY BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED OR TRANSFERRED AT ANY TIME EXCEPT (A) PURSUANT TO THE OPERATING AGREEMENT, (B) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR IN A TRANSACTION WHICH IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OR FOR WHICH SUCH REGISTRATION IS OTHERWISE NOT REQUIRED AND (C) PURSUANT

TO AN EFFECTIVE REGISTRATION STATEMENT UNDER ANY APPLICABLE STATE ACTS OR IN A TRANSACTION WHICH IS EXEMPT FROM REGISTRATION UNDER SUCH STATE ACTS OR FOR WHICH SUCH REGISTRATION OTHERWISE IS NOT REQUIRED.

THE MEMBERSHIP INTEREST REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TRANSFER RESTRICTIONS CONTAINED IN THE OPERATING AGREEMENT.  A COPY OF THE OPERATING AGREEMENT WILL BE FURNISHED BY THE COMPANY TO THE HOLDER HEREOF UPON REQUEST WITHOUT CHARGE.

THERE IS NO PUBLIC MARKET FOR THE MEMBERSHIP INTEREST AND NONE IS EXPECTED TO DEVELOP.  THEREFORE, RECIPIENTS OF THIS MEMBERSHIP INTEREST OR ANY OTHER LIMITED LIABILITY COMPANY INTEREST WILL BE REQUIRED TO BEAR THE RISK OF THEIR INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

THE MEMBERSHIP INTEREST REPRESENTED BY THIS CERTIFICATE CONSTITUTES “SECURITIES” GOVERNED BY ARTICLE 8 OF THE UNIFORM COMMERCIAL CODE AS IN EFFECT IN ANY APPLICABLE JURISDICTION.

                    In Witness Whereof, the said Company has caused this Certificate to be signed by its Managing Member this_________ day of _________, 2006.

USS PRODUCTS INVESTOR LLC,

By:	USS Product Carriers LLC,
as Managing Member

By:	/s/

Name:

Title:

Exhibit B

Form of Acceptable Letter of Credit

Exhibit C

Form of Collateral Assignment

Exhibit D

Form of Subsidiary LLC Agreement

Exhibit E

Form of Class A Member Interest Transfer

Exhibit F

Form of Bill of Sale

Exhibit G

Form of Subsidiary Equity Transfer